As filed with the U.S. Securities and Exchange Commission on July 13, 2016
Registration No. 333-

  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AEGIS IDENTITY SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	7372	45-2943801
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Aegis Identity Software, Inc.
750 West Hampden Avenue, Suite 500
Englewood, Colorado 80110
(303) 222-1060
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
______________

Robert Lamvik
President and Chief Executive Officer
Aegis Identity Software, Inc.
750 West Hampden Avenue, Suite 500
Englewood, Colorado 80110
(303) 222-1060
(Name, address, including zip code, and telephone number, including area code, of agent for service)
______________

Copies of all communications to:

Spencer G. Feldman, Esq.
Olshan Frome Wolosky LLP
1325 Avenue of the Americas, 15th Floor
New York, New York 10019
Telephone: (212) 451-2300
Fax: (212) 451-2222
Email: sfeldman@olshanlaw.com
______________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amounts To Be Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)

Common Stock, par value $0.001 per share	2,000,000	$5.00	$10,000,000	$1,007

_________________

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.  This registration statement shall also cover, pursuant to Rule 416 under the Securities Act, any additional shares of common stock that shall become issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

 The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated July 13, 2016

PRELIMINARY PROSPECTUS
2,000,000 Shares

Common Stock

    This is an initial public offering of 2,000,000 shares of common stock of Aegis Identity Software, Inc.  Prior to this offering, there has been no public market for our common stock.

    We expect that the initial public offering price will be $5.00 per share.

    We have reserved the symbol “AIDM” for purposes of listing our common stock on the Nasdaq Capital Market and have applied to list our common stock on that exchange.  If the application is approved, trading of our common stock on the Nasdaq Capital Market is expected to begin within five days after the date of initial issuance of the common stock.  We will not close this offering without a listing approval letter from the Nasdaq Capital Market.

    Investing in our common stock may be considered speculative and involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 8 to read about the risks you should consider before buying shares of our common stock.

    We are an “emerging growth company” under applicable law and will be subject to reduced public company reporting requirements.  Please read the disclosures on page 4 of this prospectus for more information.
	Public Offering Price	Underwriting Commissions(1)	Proceeds to Us, Before Expenses (2)

Per share	$	$	$
Total minimum offering	$	$	$
Total maximum offering	$	$	$

(1)
For the purpose of estimating the underwriting commissions, we have assumed that the underwriter will receive its maximum commission on all sales made in this offering.  The underwriter will also be entitled to reimbursement of out-of-pocket expenses incurred in connection with this offering, including fees and expenses of its counsel, in an aggregate amount not to exceed $100,000.

(2)
We estimate the total expenses of this offering, excluding the underwriting commissions, will be approximately $462,000 if the minimum number of shares is sold and approximately $492,000 if the maximum number of shares is sold in this offering.  Because this is a best efforts offering, the actual public offering amount, underwriting commissions and proceeds to us are not presently determinable and may be substantially less than the total maximum offering set forth above.  See “Underwriting” beginning on page 61 of this prospectus for more information on this offering and our arrangements with the underwriters.

    __________ is acting as the underwriter for this offering.  The underwriter is selling shares of our common stock in this offering on a best efforts basis.  We do not intend to close this offering unless we sell at least a minimum number of 1,100,000 shares of common stock, at the price per share set forth in the table above, and otherwise satisfy the listing conditions to trade our common stock on the Nasdaq Capital Market.  This offering will terminate on __________, 2016 (60 days after the date of this prospectus), unless we sell the minimum number of shares of common stock set forth above before that date or we decide to terminate this offering prior to that date.  The gross proceeds of this offering will be deposited at Signature Bank, New York, New York in an escrow account established by us, until we have sold a minimum of 1,100,000 shares of common stock and otherwise satisfy the listing conditions to trade our common stock on the Nasdaq Capital Market.  Once we satisfy the minimum stock sale and Nasdaq listing conditions, the funds will be released to us.  In the event we do not sell a minimum of 1,100,000 shares of common stock and raise minimum gross proceeds of $5,500,000 by __________, 2016, all funds received will be promptly returned to investors without interest or offset.  See “Prospectus Summary – The Offering” on page 6.

    Delivery of the shares of our common stock is expected to be made on or about __________, 2016.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2016

About this Prospectus

You should rely only on the information in this prospectus.  Neither we nor the underwriter has authorized anyone to provide you with different information.  The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery or of any sale of our common stock.  Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus.

We are making offers to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted.  You should not consider this prospectus to be an offer to sell, or a solicitation of an offer to buy, shares of our common stock if the person making the offer or solicitation is not qualified to do so or if it is unlawful for you to receive the offer or solicitation.

-iii-

PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It is not complete and may not contain all of the information that you may want to consider.  To understand this offering fully, you should carefully read the entire prospectus, including the section entitled “Risk Factors,” before making a decision to invest in our common stock.  Unless otherwise noted or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company” and “Aegis Identity” refer to Aegis Identity Software, Inc.

Overview of Our Business

Aegis Identity Software provides identity and access management (IAM) products and services for education IT environments, including software applications, platforms and infrastructure, which are available to our customers via cloud computing or on-premise deployment models.

Our current IAM solutions – TridentHE, TridentK12, TridentCloud and EduZone – have been developed, tested and enhanced over the last five years and are being used by more than 75 major universities, private colleges, community college systems and K-12 school districts across the United States. Our IAM solutions are designed to deter and prevent fraudulent activities and thwart the misuse of protected data by establishing digital “identities” of computer system users and validating such users’ access rights to digital information. TridentHE and TridentK12 products include features such as authentication through the identification of users, roles and resources to be accessed and the creation of user accounts, authorization through password creation and management, reconciliation that minimizes security risks and ensures appropriate user access, and auditing where users can create IAM reports and have centralized access to their IAM records. We also provide TridentCloud, which delivers software support and applications that are hosted by enterprise-class cloud service providers via the internet to licensees of our products, making it unnecessary for customers to install and maintain hardware and software within their own IT infrastructure.

Our EduZone product is a SaaS (software as a service) technology platform designed to be fully integrated with the educational institution’s identity and information ecosystem. EduZone is one of the first education community platforms to allow school districts to utilize and protect student data while they rapidly adopt, standardize and share learning applications with students, parents, educators and district administrators.

Our present and potential customers are major universities and school systems.  There are more than 4,700 universities and colleges and over 13,800 K-12 school districts in the United States.  Our selling efforts are conducted by our internal sales team, which is being expanded (and will continue to be expanded following the completion of this offering) to include a reseller channel that will buy and distribute our IAM software products and provide implementation and maintenance services.  In 2015, our five largest educational institution customers (by revenue) were IlliniCloud (a voluntary organization with a potential user base of the 835 K-12 school districts in Illinois, representing approximately 2.3 million students), Chicago State University, Colorado School of Mines, City College of San Francisco and The College of William and Mary.  In 2014, this list included IlliniCloud (Illinois K-12), Radford University, Chicago State University, West Virginia University and Queen’s University (Canada), all of which continue to license our software.

Our primary revenue model is based on traditional software licensing.  When a customer downloads our IAM software, we receive an upfront software license fee, with annual revenue and maintenance fees of approximately 20% of the original license fee. Customer pricing is predicated on university size determined by the Carnegie Classification of Institutions of Higher Education.  Additionally, we charge our customers a premium for professional services, including custom engineering and development work.  We estimate that our average new licensing contract generates an initial fee of between $75,000 and $125,000, and that new professional services contracts for installation and configuration range from approximately $50,000 to $150,000.  We recorded total revenue of $243,232 for the three months ended March 31, 2016 and total revenue of $1,769,901 and $1,794,634 for the years ended December 31, 2015 and 2014, respectively.  We had a net loss of $2,763,998 for the three months ended March 31, 2016 and net losses of $4,458,442 and $3,174,487 for the years ended December 31, 2015 and 2014, respectively.  Due to these accumulated losses, our total stockholders’ deficit was $4,751,926 as of March 31, 2016.

In response to the explosive growth of internet technologies and the associated proliferation of digital identities, schools around the country have been seeking appropriate software and services to manage large amounts of personal data, prevent the unauthorized access of such data and maintain easily accessible and navigable IT systems for their students, faculty and employees.  We believe that schools that do not adopt appropriate IAM software and services are more likely to experience data breaches, losses of data, liability for failure to protect data and reputational damage.  Our objective is to provide the education sector with an identity infrastructure that enables the protection of digital identities created by the growth of internet technologies.

Our IAM Software Products

Our TridentHE, TridentK12 and other software products improve the efficiency of IT systems with automated tools for on-boarding of thousands of new users and provisioning user access rights.  Below is a description of each of our current software products:

TridentHE for Higher Education Market

TridentHE is an open-standards (software that can be easily adapted and extended for specific users) and enterprise-class identity management software program dedicated to addressing the specific needs of higher education.  TridentHE provides comprehensive provisioning, password management and identity synchronization.  TridentHE’s provisioning capabilities allow for the creation of users, roles and resources, access that is role- and rule-based, automated workflows, delegated access administration and approvals, multiple authoritative sources of record and multiple targets.  TridentHE enables the establishment of a password policy, the synchronization of passwords to all applications, self-service password changes, profile management, access request approvals, white pages and Family Education Rights and Privacy Act (“FERPA”) compliance, and integration of our software with a help desk.  TridentHE’s reconciliation functionality allows connectors to determine if target systems have the correct credentials, automated error detection and correction, and periodic user access confirmation.  TridentHE’s audit abilities include the creation of ad hoc and custom reports.  Our TridentHE software, first released in October 2011, and its associated services and maintenance represented a majority of our total revenue for the three months ended March 31, 2016 and the years ended December 31, 2015 and 2014.  Revenue from TridentHE sales is expected to continue to constitute a significant percentage of our total revenue for the full 2016 year.

TridentK12 for K-12 Education Market

TridentK12 is an identity-management software designed specifically for K-12 education, providing quality provisioning, password management and identity synchronization. TridentK12 is a cost-effective, open standards-based identity software program that provides “out-of-the-box” integration for K-12 education environments.  TridentK12’s provisioning capabilities allow for near real-time account creation with multiple authoritative sources of record and multiple access targets based on users’ information, roles and resources, as well as automated workflow control and delegated access approvals and administration. TridentK12’s password management allows for the establishment of a customized password policy, self-service password changes, profile management, access request approvals, white pages and the school’s FERPA compliance, synchronization of passwords to all applications, and integration of our software with a help desk.  TridentK12’s functionality allows for connectors to determine if target systems have the correct credentials, automated error detection and correction, and the periodic sending of access configurations to appropriate access approvers to confirm access of a user. TridentK12’s audit abilities include the creation of ad hoc and custom reports, automated audit workflows to enforce an organization’s access policy and centralized account and access records.  Our TridentK12 software was released in late 2014.  TridentK12 generated minimal revenue in the first quarter of 2016 and during 2015.  We expect that revenue from TridentK12 sales will increase as a percentage of our total revenue in future periods as we expand our marketing and distribution efforts in the K-12 market segment.

EduZone

EduZone is a platform of technologies that brings together an ecosystem we call Digital Citizenship in Education.  Digital “citizenship” is the online presence, via school district systems, of students, teachers, administration, technology leaders, academic leaders, parents, application providers and other partners representing the educational community today and of the future.  In EduZone, digital citizens access a single platform where they find their digital resources, secured by a unique login, which allows them to focus on a student’s performance.  The platform is designed to be fully integrated with school district identity and information systems, under the full control and discretion of the school district, enhancing student data privacy and providing control and fast adoption that the ecosystem requires.  We initially demonstrated a prototype of our EduZone platform in mid 2015 and EduZone is currently in its “pilot stage.”  In order to bring EduZone to market, we are finalizing the multi-tenant functionality of our Trident database, the integration of an “operational data store” and the connector work to integrate “educational applications” into our EduZone system.  We expect to roll-out EduZone to the education market on a commercial basis following the completion of this offering.

TridentCloud

TridentCloud is a flexible and simple to implement software designed to provide IAM services to higher education and K-12 institutions from a cloud environment, which we refer to as identity as a service (“IDaaS”). Once deployed within its infrastructure, an educational institution can deliver quality provisioning, password management and identity synchronization services at a lower cost due to economies of scale.  The current version of our TridentCloud is operational and is being rolled out to K-12 school districts to provide them with IDaaS services.  Subsequent versions of TridentCloud are being developed in conjunction with strategic educational partners and service providers to service the higher education market segment.

Our Industry and Target Markets

International Data Corporation (“IDC”), an independent market research firm, estimated in a November 2014 report that the worldwide IAM market is expected to account for $7.1 billion in license, maintenance and SaaS revenue by 2018.  While IDC’s report showed significant historical revenue growth and predicted strong future growth in the IAM market, it also revealed considerable market fragmentation with respect to the market share and overall number of vendors.  We believe that this fragmentation creates a significant growth opportunity for our business, and we have attempted and plan to continue to attempt to capitalize on this potential through an aggressive product strategy that we believe is superior to the approach to IAM software and services used by several of our competitors.  During 2015, approximately $6.6 billion was invested in the education technology market segment, according to a report by The Center for Digital Education, an independent market research publication.  We believe education technology lags behind numerous other commercial enterprises in terms of technological advancements, leading to greater demand for solutions that enhance student data privacy, a topic of increasing importance as there have been many data breaches in recent years.

Our Growth and Expansion Strategy

We intend to grow our business organically by expanding our reseller channel, developing our in-house channel support, extending our product line, building our industry position and accelerating our marketing and distribution efforts.  We also intend to commercially launch our EduZone technology platform, which we expect to further broaden our product line and service offerings, and provide additional growth opportunities for our business.

We plan to develop an international market by focusing initially on countries where English is a primary working language, limiting exports to countries with sufficiently robust intellectual property and software copyright laws, enhancing global partnerships, creating greater brand awareness and building customer support infrastructure.

Along with organic growth, we plan to position our company as a “consolidation platform” for cyber security-focused companies that service the EdTech marketplace, and we will seek business combination transactions with well-positioned companies to the extent that we believe such transactions may be accretive and synergistic in terms of immediate revenues, business lines, customers and cross-selling opportunities.  Areas of interest to us are cyber-security companies that could provide complementary software and/or technology platforms, existing customer bases in various niche or regional markets and experienced technical employees.  As of the date of this prospectus, we have not entered into any term sheets or agreements with respect to an acquisition.

Our Competitive Advantages

Open-Standards Products.  We offer an open-standards, enterprise-class identity management software in the vertical market of higher education and K-12 school districts. We believe that our TridentHE and TridentK12 software costs less than the IAM software offered by our competitors and provides a “value for money” alternative.

Affordability.  We leverage open-standards software to provide affordable software products for the education market.  By using open standards as part of our software, our cost of development and our customers’ ongoing cost of ownership are lower.  Complementing the overall lower cost, we offer very competitive fixed license pricing based on the overall size of the institution instead of the number of users or connectors that are required.  We believe that this makes TridentHE and TridentK12 more affordable for educational institutions with budgetary constraints.  We believe the lower price point of our TridentHE software expands our market opportunity well beyond the current enterprise-focused IAM software offered by most vendors.  For example, in our experience we believe that Sun Microsystems has focused its efforts on the top 1,000 universities and that Oracle has focused its efforts on the top 600 universities.  We anticipate that our TridentHE software will be able to address the larger market of over 4,700 universities and colleges due in large part to being more affordable than similar products offered by our competitors.  Additionally, we expect our TridentK12 software will be able to effectively address the unique requirements of the over 13,800 K-12 school districts in the United States.

Barriers to Entry.  While there are no absolute barriers to entering the IAM software business for the education market, we believe there are significant hurdles for prospective competitors to overcome.  These barriers include long software development time, the difficult and time-consuming process of acquiring new customers, systems testing, knowledge of the market and specific customer needs, and the cost of developing a sales distribution network.  Unlike new entrants in the industry, we have already established an internal sales force and are building a reseller network, and our software is already installed and operating at more than 75 major universities, private colleges, community college systems and K-12 school districts across the United States.

Management Experience.  Our executives have extensive experience managing companies, with significant, practical experience involving numerous IAM implementations utilizing legacy Sun Microsystems, Inc. software to deliver custom IAM services to higher education customers.  Additionally, our management has substantial vertical market expertise in the higher education market.

Selected Risks Relating to Our Business

Despite our growth and expansion strategy and the competitive advantages we describe above, our business and prospects may be limited by a number of risks and uncertainties that we currently face, including:

•
We operate in an intensely competitive market for identity and access management software against a number of large, well-known providers, many of which also offer their products in the education market.

•
We do not currently offer our IAM software and services in non-education vertical markets or outside the United States and Canada, making us dependent largely upon the prevailing conditions and growth of the United States and Canadian education markets, which are frequently subject to budgetary pressures.

•
We had a net loss of $2,763,998 for the three months ended March 31, 2016 and net losses of $4,458,442 and $3,174,487 for the years ended December 31, 2015 and 2014, respectively.  We expect to report a net loss for the full 2016 year.  Our independent registered public accounting firm, in its report dated July ___, 2016, expressed substantial doubt about our ability to continue as a going concern.  There can be no assurance we will have significant levels of total revenue or net income in future periods.

•
Historically, we have been able to fund our growth and expansion through private placements of equity securities and notes, but we have no agreements for future financing after the completion of this offering.

Implications of Being an “Emerging Growth Company”

As a public reporting company with less than $1 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart our Business Startups Act of 2012, commonly known as the JOBS Act. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•
are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•
are  not  required  to  obtain  a  non-binding  advisory  vote  from  our  stockholders  on  executive  compensation  or  golden  parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A;

•	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act. Please see “Risk Factors,” page 18 (“We are an ‘emerging growth company’. . . .”).

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules.  For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, or such earlier time that we no longer meet the definition of an emerging growth company.  In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.  Further, under current SEC rules we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $75 million as of the last business day of our most recently completed second fiscal quarter.

Corporate Information and Background

We were originally formed as a Colorado corporation in August 2011 and we reincorporated in Delaware in December 2015.  Our executive offices are located at 750 West Hampden Avenue, Suite 500, Englewood, Colorado 80110 and our telephone number is (303) 222-1060.  We maintain a corporate website at http://www.aegisidentity.com.  Information on our website and any downloadable files found there are not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus.

On March 14, 2016, we entered into a “merger of equals” merger agreement with an enterprise software development company that had recently completed its initial public offering and whose shares were being traded on the Nasdaq Capital Market.  We were then in the initial planning stages for our own initial public offering; however, we believed that this merger transaction would provide us with a more certain and economical path to becoming a publicly traded company in view of the difficult IPO market at the time.  As part of the merger agreement, we also entered into a joint operating agreement that provided for technology sharing to accelerate our product development efforts and a management board with designees from both companies during the pendency of the merger approval process.  Additionally, in connection with entering into discussions leading to the merger agreement, on January 14, 2016, we received an unsecured six-month loan in the principal amount of $500,000 from the public company for our working capital requirements prior to the planned merger closing.  We subsequently received additional loans of $46,600 on March 11, 2016 and $75,000 on April 11, 2016 from the public company.

In April and May 2016, in the course of our due diligence, we became aware of certain financial and legal matters of concern involving the public company.  On May 6, 2016, the SEC instituted a trading halt on the public company’s stock and, with other law enforcement agencies, commenced an investigation of the company.  On May 17, 2016, we determined that the merger transaction was no longer viable and terminated the merger agreement and the joint operating agreement.  On May 18, 2016, the public company filed for chapter 7 bankruptcy protection in Delaware.  To date, we have taken the position that the previous loans made to us by the public company may be cancelled and treated as the payment of damages for breaches of multiple representations contained in the merger agreement; however, the chapter 7 trustee has demanded payment of the outstanding balance, for which we are seeking its forbearance pending further discussions.  There can be no assurance that the bankruptcy trustee or court will agree with our position and, accordingly, the full outstanding amount of the loans from the public company is reflected in our balance sheets.  Following the termination of the merger agreement, we again focused our efforts on completing this offering.

THE OFFERING

Common stock offered by us	1,100,000 shares (minimum) to 2,000,000 shares(maximum)

Proposed initial public offering price	$5.00 per share

Common stock outstanding prior to this offering	4,826,460 shares (1)

Best efforts offering
The underwriter is selling the shares of our common stock offered in this prospectus on a “best efforts” basis and is not required to sell any specific number or dollar amount of the shares offered by this prospectus, but will use its best efforts to sell such shares.  However, one of the conditions to our obligation to sell any of the shares through the underwriter is that, upon the closing of the offering, our common stock would qualify for listing on the Nasdaq Capital Market.  In order to list, the Nasdaq Capital Market requires that, among other criteria, at least 1,000,000 publicly-held shares of our common stock be outstanding, the shares be held in the aggregate by at least 300 round lot holders, the market value of the publicly-held shares of our common stock be at least $15.0 million, our stockholders’ equity after giving effect to the sale of our shares in this offering be at least $4.0 million, the bid price per share of our common stock be $4.00 or more, and there be at least three registered and active market makers for our common stock.  We do not intend to close this offering unless we sell a minimum of 1,100,000 shares of common stock and otherwise satisfy the listing conditions to trade our common stock on the Nasdaq Capital Market.

Common stock to be outstanding after this offering	5,926,460 shares (if minimum number of shares is sold) and 6,826,460 shares (if maximum number of shares is sold) (1)

Use of proceeds
Based on a proposed initial public offering price of $5.00 per share, which is the estimate of the purchase price at which we expect to offer our shares for sale under this prospectus, we estimate that the net proceeds to us from this offering, assuming we sell a minimum of 1,100,000 shares, will be approximately $4,653,000 and, assuming we sell all 2,000,000 shares, will be approximately $8,808,000, after payment of underwriting commissions and our estimated offering expenses.  However, this is a best efforts offering, and there is no assurance that we will sell any shares or receive any proceeds.

We intend to use the net proceeds from this offering to expand marketing and distribution of our IAM software products in the education market, to enhance our ongoing product development and engineering programs, to fund potential acquisitions of complementary businesses, products and technologies as part of our growth strategy, to repay certain outstanding investor notes, and for working capital and general corporate purposes.  See “Use of Proceeds” for more information.

Escrow
The gross proceeds of this offering will be deposited at Signature Bank, New York, New York, in an escrow account established by us.  The funds will be held in escrow until we receive a minimum of $5,500,000 and otherwise satisfy the listing conditions to trade our common stock on the Nasdaq Capital Market, at which time the funds will be released to us.  Any funds received in excess of $5,500,000 and following the satisfaction of the Nasdaq listing requirements will immediately be available to us.  If we do not receive the minimum amount of $5,500,000 by __________, 2016 (60 days after the date of this prospectus), all funds will be returned to purchasers in this offering on the next business day after the offering’s termination, without charge, deduction or interest.  Prior to __________, 2016, in no event will funds be returned to you.  You will only be entitled to receive a refund of your subscription if we do not raise a minimum of $5,500,000 and satisfy the Nasdaq listing conditions by __________, 2016.

Risk factors
Investing in our common stock involves a high degree of risk.  You should read the “Risk Factors” section of this prospectus beginning on page 8 for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Proposed Nasdaq Capital Market symbol	AIDM (2)
________________
(1)
Does not include (i) 3,148,750 shares of our common stock reserved for issuance upon the exercise of outstanding stock options, (ii) 2,470,064 shares of our common stock reserved for issuance upon the exercise of outstanding warrants, (iii) 301,738 shares of our common stock reserved for issuance upon the conversion of outstanding convertible notes payable, and (iv) 77,000 shares (minimum) to 140,000 shares (maximum) of our common stock reserved for issuance upon the exercise of warrants we will issue to the underwriter upon the closing of this offering.

(2)	We have reserved the trading symbol “AIDM” in connection with our application to have our common stock listed for trading on the Nasdaq Capital Market.

SUMMARY FINANCIAL DATA

The following tables set forth summary historical statement of operations and balance sheet data.  The summary statement of operations data for the years ended December 31, 2015 and 2014 are derived from our audited financial statements contained elsewhere in this prospectus.  The statement of operations data for the three months ended March 31, 2016 and 2015 and the balance sheet data as of March 31, 2016 are derived from our unaudited condensed financial statements included elsewhere in this prospectus.  We have prepared the unaudited condensed financial statements on the same basis as the audited financial statements and have included, in our opinion, all adjustments consisting only of normal recurring adjustments that we consider necessary for a fair statement of the financial information set forth in those statements.  The results for the three-month periods March 31, 2016 and 2015 are not necessarily indicative of the results to be expected for the full year.  The summary historical financial data set forth below should be read together with the financial statements and  the related notes, as well as the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing elsewhere in this prospectus.

	Years Ended December 31,		Three Months Ended March 31, (unaudited)
Statement of Operations Data:	2015	2014	2016	2015
Software licenses	$303,900	$611,225	$117,000	$--
Professional services	1,125,408	966,947	40,000	422,832
Maintenance fees	315,593	216,462	86,232	76,175
Managed services	25,000	--	--	--
Total revenue	1,769,901	1,794,634	243,232	499,006
Total operating expenses	5,646,943	4,274,007	2,883,063	1,165,184
Loss from operations	(3,877,042)	(2,479,373)	(2,639,831)	(666,178)
Total interest expense	(581,400)	(695,114)	(124,167)	(53,139)
Net loss	$(4,458,442)	$(3,174,487)	$(2,763,998)	$(719,317)
Loss per share, basic and diluted	$(1.09)	$(0.85)	$(0.59)	$(0.19)
Common shares outstanding, basic and diluted	4,102,391	3,717,464	4,669,611	3,879,972

The following table summarizes our balance sheet data as of March 31, 2016 on an actual and as adjusted basis.  The as adjusted information gives effect to the sale by us of a minimum of 1,100,000 shares and a maximum of 2,000,000 shares of common stock in this offering at a proposed initial public offering price of $5.00 per share, after deducting underwriting commissions and estimated offering expenses payable by us, and the application of a portion of the net proceeds therefrom to the repayment of $500,000 of outstanding investor notes.

	As of March 31, 2016 (unaudited)
Balance Sheet Data:	Actual	As Adjusted - Minimum	As Adjusted - Maximum
Cash and cash equivalents	$356	$4,153,356	$8,308,356
Working capital (deficit)	(4,379,739)	273,261	4,428,261
Total assets	943,833	5,096,833	9,251,833
Total liabilities	5,695,759	5,195,759	5,195,759
Total stockholders’ equity (deficit)	(4,751,926)	(98,926)	4,056,074

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus and the documents incorporated by reference herein, and in any free writing prospectus that we have authorized for use in connection with this offering.  If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be harmed.  This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.  The risks described below and in the documents referenced above are not the only ones that we face.  Additional risks not presently known to us or that we currently deem immaterial may also affect our business.

Risks Related to Our Company and Our Industry

We have a limited operating history and therefore we cannot ensure the long-term successful operation of our business, and the likelihood of our success must be considered in light of the risks, expenses and difficulties frequently encountered by a smaller publicly-traded technology company.

We were initially formed as a corporation in Colorado in August 2011 and we reincorporated in Delaware in December 2015.  For the year ended December 31, 2015, we had total revenue of $1,769,901 and a net loss of $4,458,442.  As of December 31, 2015, we had a total stockholders’ deficit of $2,695,870.  Our total stockholders’ deficit increased to $4,751,926 as of March 31, 2016.  For the three-month period ended March 31, 2016, we had unaudited total revenue of $243,232 compared to total revenue of $499,006 for the same period in 2015.  We had a net loss of $2,763,998 for the three months ended March 31, 2016, compared to a net loss of $719,317 for the same 2015 period.  No assurance can be given that we will have significant levels of total revenue or net income in future periods.  Accordingly, our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by growing technology companies in new and rapidly evolving markets, such as the identity and access management software and services market in which we operate.  We must meet many challenges including:

•	establishing and maintaining broad market acceptance of our products and services and converting that acceptance into direct and indirect sources of revenue,

•	establishing and maintaining adoption of our technology on a wide variety of platforms and devices,

•	timely and successfully developing new products, product features and services and increasing the functionality and features of existing products and services,

•	developing services and products that result in high degrees of client satisfaction and high levels of end-customer usage,

•	successfully responding to competition, including competition from emerging technologies and software and services,

•	developing and maintaining strategic relationships to enhance the distribution, features, content and utility of our products and services, and

•	identifying, attracting and retaining high quality sales and technical personnel at reasonable market compensation rates.

Our business strategy may be unsuccessful and we may be unable to address the risks we face in a cost-effective manner, if at all. We cannot assure you that our business will be profitable or that we will ever generate sufficient revenue to meet our operating expenses and support our anticipated business activities.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firm, in its report dated July 13, 2016, expressed substantial doubt about our ability to continue as a going concern.  At March 31, 2016 and December 31, 2015 and 2014, our total stockholders’ deficit was $4,751,926, $2,695,870 and $3,238,609, respectively.  Our net loss was $2,763,998 and $719,317 for the three months ended March 31, 2016 and 2015, respectively, and we used cash in our operations of $1,711,224 and $147,852 for the three months ended March 31, 2016 and 2015, respectively.  Our net loss was $4,458,442 and $3,174,487 for the years ended December 31, 2015 and 2014, respectively, and we used cash in our operations of $1,152,610 and $1,590,363 for the years ended December 31, 2015 and 2014, respectively.  Net cash used in operations has resulted principally from costs incurred in the continued development of our software and marketing efforts.  We have funded our operations since inception through the use of cash obtained principally from the sale of equity securities and the placement of notes, some of which are convertible into shares of our common stock.  To continue development, we will need to raise additional capital through debt and/or equity financing.  However, additional capital may not be available on terms favorable to us and there can be no assurance that we will be successful in obtaining adequate additional financing.  We are in the process of reducing our costs associated with the delivery of services and are taking steps to grow revenues through enhanced sales effectiveness, additional sales coverage and new product offerings.  Our actual results indicate the existence of a material uncertainty that may cast significant doubt about our ability to continue as a going concern.

If we are unable to convince a meaningful number of educational institutions to use and continue to use our IAM software and services, our revenue growth and operating margins will suffer.

We provide IAM software and direct our product development and marketing toward products and services that enable educational institutions to utilize identity and access management software and services as the foundation for safeguarding and managing confidential information.  Our success depends on a significant number of educational institutions perceiving technological and operational benefits and cost savings associated with the increasing adoption of our IAM software and services to protect the information of their organizations.  To the extent that our IAM software and services are not widely adopted or are accepted more slowly or less comprehensively than we expect, the growth of our business and our ability to generate significant revenues will be materially and adversely affected.  In addition, we rely on IlliniCloud, which accounted for $226,919, or approximately 12.8%, of our revenue during the year ended December 31, 2015, and Chicago State University, which accounted for $221,400, or approximately 12.5%, of our revenue during the year ended December 31, 2015.  A decision by IlliniCloud or Chicago State University to discontinue or limit its relationship with our company would have an adverse impact on our business.

Substantially all of our revenue has come from our TridentHE and TridentK12 IAM products.  A lack of demand for our identity and access management software and products could adversely affect our results of operations and financial condition.

We currently derive and expect to continue to derive substantially all of our revenue from our TridentHE and TridentK12 software products.  As such, the growth in market demand of these software products is critical to our success.  Demand for the TridentHE and TridentK12 software is affected by a number of factors, including market acceptance of these IAM products, the timing of development and release of new products by competitors, price changes by us or our competitors, technological change, and general economic conditions and trends.  If we are unable to meet customer demands and to achieve more widespread market acceptance of our software, our business, results of operations, financial condition and growth prospects will be materially and adversely affected.  Although we expect that our IAM products and related enhancements and upgrades will achieve market acceptance, our ability to create demand for our software and services among educational institutions could be materially and adversely affected by a number of factors, including:

•	improved products or product versions being offered by competitors in our markets;

•	competitive pricing pressures;

•	failure to release new or enhanced versions of our IAM products on a timely basis, or at all;

•	technological change that we are unable to address with our IAM products or that changes the way educational institutions utilize our products; and

•	general economic conditions.

Because we have one operating and reportable business segment, our business, financial condition, results of operations and cash flows would be adversely affected by a decline in demand for our IAM products and our business and business prospects would be materially and adversely affected if the market for these products does not expand as we expect.

We currently face and continue to expect to face substantial and increasing competition in our market.

We face significant competition from many companies such as Oracle, Microsoft, Fischer International, Hitachi, IBM and NetIQ, all of which are substantially larger, have significantly greater technical and financial resources than we do and are better positioned to continue investment in competitive technologies.  These and many of our other current or potential competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, sales, marketing and other resources than we do.

We believe the key competitive factors in the IAM market include:

•	the level of reliability, security and new functionality of product offerings;

•	the ability to provide comprehensive software and services, including management and security capabilities;

•	the ability to offer products that support multiple hardware platforms, operating systems, applications and application development frameworks;

•	the ability to deliver an intuitive end-user experience for accessing data, applications and services from a wide variety of end-user applications;

•	pricing of products;

•	the ability to attract and preserve a large installed base of customers;

•	the ability to create and maintain partnering opportunities with hardware vendors, infrastructure software vendors and cloud service providers;

•	the ability to develop robust indirect sales channels; and

•	the ability to attract and retain identity and access management engineers as key employees.

Existing and future competitors may introduce products in the same markets we serve or intend to serve, and competing products may have better performance, lower prices, better functionality and broader acceptance than our products.  Our competitors may also add features to their IAM products similar to features that presently differentiate our product offerings from theirs.  This competition could result in increased pricing pressure and sales and marketing expenses, thereby materially reducing our operating margins, and could harm our ability to increase, or cause us to lose, market share.  Increased competition also may prevent us from entering into or renewing service contracts on terms similar to those that we currently offer and may cause the length of our sales cycle to increase.  Some of our competitors and potential competitors supply a wide variety of products to, and have well-established relationships with, our current and prospective customers.  For example, educational institutions that are evaluating the adoption of IAM technologies and services may be inclined to consider Microsoft software and services because of their existing use of Windows and Office products.  Some of these competitors may take advantage of their existing relationships to engage in business practices that make our products less attractive to our customers.

We have substantial debt which could adversely affect our ability to raise additional capital to fund operations and prevent us from meeting our obligations under outstanding indebtedness.

As of March 31, 2016, our total indebtedness was approximately $3,200,000.  Although we intend to apply a portion of the net proceeds of this offering to the repayment of $500,000 of outstanding investor notes, we will continue to have a significant amount of indebtedness following this offering.  This substantial debt could have important consequences, including the following: (i) a substantial portion of our cash flow from operations may be dedicated to the payment of principal and interest on indebtedness, thereby reducing the funds available for operations, future business opportunities and capital expenditures; (ii) our ability to obtain additional financing for working capital, debt service requirements and general corporate purposes in the future may be limited; (iii) we may face a competitive disadvantage to lesser leveraged competitors; (iv) our debt service requirements could make it more difficult to satisfy other financial obligations; and (v) we may be vulnerable in a downturn in general economic conditions or in our business and we may be unable to carry out activities that are important to our growth.

In connection with entering into discussions leading to the merger agreement with a public company, on January 14, 2016, we received an unsecured six-month loan in the principal amount of $500,000 from the public company for our working capital requirements prior to the planned merger closing.  We subsequently received additional loans of $46,600 on March 11, 2016 and $75,000 on April 11, 2016 from the public company.  In April and May 2016, in the course of our due diligence, we became aware of certain financial and legal matters of concern involving the public company.  On May 6, 2016, the SEC instituted a trading halt on the public company’s stock and, with other law enforcement agencies, commenced an investigation of the company.  On May 17, 2016, we determined that the merger transaction was no longer viable and terminated the merger agreement and the joint operating agreement.  On May 18, 2016, the public company filed for chapter 7 bankruptcy protection in Delaware.  To date, we have taken the position that the previous loans made to us by the public company may be cancelled and treated as the payment of damages for breaches of multiple representations contained in the merger agreement; however, the chapter 7 trustee has demanded payment of the outstanding balance, for which we are seeking its forbearance pending further discussions.  There can be no assurance that the bankruptcy trustee or court will agree with our position and, accordingly, the full outstanding amount of the loans from the public company is reflected in our balance sheets.

Our ability to make scheduled payments of the principal of, or to pay interest on, or to refinance indebtedness depends on and is subject to our financial and operating performance, which in turn is affected by general and regional economic, financial, competitive, business and other factors beyond management’s control. If we are unable to generate sufficient cash flow to service our debt or to fund our other liquidity needs, we will need to restructure or refinance all or a portion of our debt, which could impair our liquidity. Any refinancing of indebtedness, if available at all, could be at higher interest rates and may require us to comply with more onerous covenants that could further restrict our business operations.

Despite our significant amount of indebtedness, we may be able to incur significant additional amounts of debt, which could further exacerbate the risks associated with our substantial debt.

A few of our loans are currently in default and the lenders could seek to obtain and enforce a judgment lien on our assets.

We have a few notes payable in default, namely $100,000 with a maturity date of May 31, 2016, $25,500 with a maturity date of June 12, 2016 and $100,000 with a maturity date of May 31, 2016. Although we have been in discussions with each of the lenders who have yet to declare an event of default, there can be no assurance that the lenders will not declare an event of default under their respective loan agreements prior to this offering and seek to obtain a judgment for the outstanding balance of the notes, for which we may not have any meritorious defenses, and thereafter seeks to enforce a judgment lien on our assets.  In addition, we have several loans that mature within the next 30 to 60 days. We intend to apply a portion of the net proceeds of this offering to retire certain of the loans; however, an action by these lenders at this time could have a disruptive impact on this offering.

Two of our loans are secured by our personal property and include covenant restrictions that could limit our operational flexibility.

On April 4, 2013 and August 30, 2013, we entered into loan agreements with certain of our shareholders under which we borrowed $1,000,000 and $100,000, respectively.  Both loans are secured by liens on personal property and contain covenant restrictions relating to our management and the operation of our business that could restrict our operational flexibility. These covenants, among other things, require that we obtain prior approval from our lenders for the amendment of our charter or bylaws in a way that could negatively affect their rights or to change the business of our company.  These covenants could limit our ability to pursue new business opportunities.  A failure to comply with these covenants or our payment obligations could permit our lenders to exercise remedies with respect to the personal property securing the loans, which would limit our continuing ability to conduct our business.  We also maintain purchase money and factoring arrangements that, upon any payment default, could trigger the lender's remedies with regard to executing on the specific collateral.

Our ability to raise capital in the future may be limited, and a failure to raise capital when needed could harm us.

Our business and operations may consume resources faster than we anticipate.  In the future, we may need to raise additional funds to invest in future growth opportunities.  Additional financing may not be available on favorable terms, if at all.  If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could seriously harm our business and operating results.  If we incur debt, the debt holders would have rights senior to common stockholders to make claims on our assets, and the terms of any debt could restrict our operations.

Our sales are difficult to predict and may vary substantially from quarter to quarter, which may cause our operating results to fluctuate significantly.

Given the critical nature of our software and services to the business processes of potential customers, a new client deciding to transition to TridentHE software may require several months to make its decision to purchase our software and services.  As a result, the complete sales cycle can take from 60 days to over nine months and require a substantial amount of time and resources.  In addition, we may experience a significant delay between the time we incurs sales-related expenses and the time we generates revenues, if any, from such expenditures and the failure to generate revenues from such expenditures could have a material adverse effect on our results of operations.

While we anticipate licensees of our products to renew support and maintenance services on at least an annual basis, the timing of new licenses and maintenance subscriptions are not subject to a typical sales cycle.  Accordingly, our revenues are difficult to predict.  We expect our future sales and marketing efforts will involve educating our customers about the use and benefit of our products, including their technical capabilities, potential cost savings to an educational institution and advantages compared to higher-cost products offered by our competitors. In addition, product purchases are frequently subject to budget  constraints, multiple approvals, and unplanned administrative, processing and other delays.  Moreover, the greater number of competitive alternatives, as well as announcements by our competitors that they intend to introduce competitive alternatives at some point in the future, can lengthen customer procurement cycles, cause us to spend additional time and resources to educate customers on the advantages of our product offerings and delay product sales.  Economic downturns and uncertainty can also cause customers to add layers to their internal purchase approval processes, adding further time to a sales cycle.  These factors can have an impact on the timing and length of our sales cycles.

We may not be able to attract and retain the highly skilled employees we need to support our planned growth, and our compensation expenses may increase.

To execute on our strategy, we must continue to attract and retain highly qualified personnel.  Competition for these personnel is intense, especially for senior sales executives and engineers with high levels of experience in designing and developing software.  We may not be successful in attracting and retaining qualified personnel.  We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications.  Many of the companies with which we compete for experienced personnel have greater resources than we do.  Technical personnel are also aggressively recruited by other startup and emerging growth companies, which are especially active in many of the technical areas and geographic regions in which we conduct product development.  Employees trained by us also may leave to work at companies that compete with us.  In addition, in making employment decisions, particularly in the technology industry, job candidates often consider the value of the stock-based compensation they are to  receive in connection with their employment.  Declines in the value of our common stock could adversely affect our ability to attract or retain key employees and result in increased employee compensation expenses.

Protection of our intellectual property will be limited, and any misuse of our intellectual property by others could harm our business, reputation and competitive position.

We rely on a combination of trademark and trade secret laws in the United States and other jurisdictions, as well as confidentiality procedures and contractual provisions to protect our proprietary information, technology and brand.

We protect our proprietary information and technology, in part, by requiring our employees to enter into agreements providing for the maintenance of confidentiality and the assignment of rights to inventions made by them while employed by us.  We also may enter into non-disclosure and invention assignment agreements with certain of our technical consultants to protect our confidential and proprietary information and technology.  We cannot assure you that our confidentiality agreements with our employees and consultants will not be breached, that we will be able to effectively enforce these agreements, that we will have adequate remedies for any breach of these agreements, or that the our trade secrets and other proprietary information and technology will not be disclosed or will otherwise be protected.

We also rely on contractual and license agreements with third parties in connection with their use of our technology and services.  There is no guarantee that such parties will abide by the terms of such agreements or that we will be able to adequately enforce our rights.  Protection of confidential information, trade secrets and other intellectual property rights in the markets in which we operate and compete is highly uncertain and may involve complex legal questions.  We cannot completely prevent the unauthorized use or infringement of our confidential information or intellectual property rights as such prevention is inherently difficult. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our confidential information and intellectual property protection.  If we are unable to protect our proprietary rights or if third parties independently develop or gain access to our or similar technologies, our business, revenue, reputation and competitive position could be materially adversely affected.  Further, many of our current and potential competitors have the ability to dedicate substantially greater resources to protecting their technology or intellectual property rights than we do.  Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property, which could result in a substantial loss of our market share.

We may be exposed to liability for infringing upon the intellectual property rights of other companies.

We utilized the source code of OpenIAM, LLC (“OpenIAM”), an unaffiliated company, as a framework for our software and employees and contractors internally develop our proprietary software.  Although we are not aware of any patents or trademarks which our software or its use might infringe, we cannot be certain that infringement will not occur.  In addition, we may become the target of aggressive patent infringement litigation tactics by an entity whose sole purpose is to pursue such litigation.  We could incur substantial costs, in addition to the great amount of time lost, in defending any patent or trademark infringement suits or in asserting any patent or trademark rights, in a suit with another party.

We may experience software development delays, software defects or installation difficulties, which could harm our business and reputation and may expose us to potential liability.

We are in the process of continuing the development of our software products.  Accordingly, there is no assurance we will successfully continue to develop the software in a timely manner, or at all.

Our products include complex software utilized on sophisticated computing systems and related services, and we may encounter delays when developing the software as well as any new applications, features and services.  We may encounter undetected errors or defects in the initial installed versions of the software or when new versions of the software are released.  In addition, we may experience difficulties in installing or integrating our technologies on platforms used by our customers.  Defects in the software, errors or delays in the processing of transactions or other difficulties could result in interruption of business operations, delay in market acceptance, additional development and remediation costs, diversion of technical and other resources, loss of clients, negative publicity or exposure to liability claims.  Although we attempt to limit our potential liability through disclaimers and limitation of liability provisions in our software license and customer agreements, we cannot be certain that these measures will successfully limit our liability.

We may not be able to scale our business quickly enough to meet the growing needs of our customers and, if we are not able to grow efficiently, our operating results could be harmed.

As usage of our software grows and as customers use our services, we will need to devote additional resources to improving our software and services, integrating with third-party systems and maintaining infrastructure performance.  In addition, we will need to appropriately scale our internal business systems and our services organization, including customer support and professional services, to serve our growing customer base, particularly as our customer demographics expand over time.  Any failure of or delay in these efforts could cause impaired system performance and reduced customer satisfaction.  These issues could reduce the attractiveness of our marketing software to customers, resulting in decreased sales to new customers or lower maintenance renewal rates by existing customers, which could adversely affect our revenue growth and harm our reputation.  Even if we are able to upgrade our systems and expand our staff, any such expansion will be expensive and complex, requiring management time and attention.  We could also face inefficiencies or operational failures as a result of our efforts to scale our infrastructure.  Moreover, there are inherent risks associated with upgrading, improving and expanding our information technology systems.  We cannot be sure that the expansion and improvements to our infrastructure and systems will be fully or effectively implemented on a timely basis, if at all. These efforts may reduce revenue and our margins and adversely affect our financial results.

Because we recognize some revenue over the term of our license agreements, downturns or upturns in sales are not immediately reflected in full in our operating results.

As a license-based business, we recognize revenue over the term of each of our licenses.  As a result, much of the revenue we report each quarter results from maintenance and services for licenses entered into during previous quarters.  Consequently, a shortfall in demand for our software and professional services or a decline in the renewal of maintenance services for existing licenses in any one quarter may not significantly reduce our revenue for that quarter but could negatively affect our revenue in the future.  Accordingly, the effect of significant downturns in new sales of our IAM software will not be reflected in full in our operating results until future periods.  Our revenue recognition model also makes it difficult for us to rapidly increase our revenue through additional sales in any period, as revenue from new customers must be recognized over the applicable term of the licenses.

If we fail to establish our Trident software brand as an industry leader, our ability to expand our customer base will be impaired and our results of operations and financial condition may suffer.

We believe development of our Trident software brand is critical to achieving widespread awareness of our existing and future identity and access management products and, as a result, is important to attracting new customers and maintaining existing customers.  We also believe that the importance of brand recognition will increase as competition in our market increases.  Successful promotion of our brand will depend largely on the effectiveness of our marketing efforts and on our ability to provide reliable and useful IAM software at competitive prices.  Brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incurred in building our brand.  In addition, to sell to and service our customers, we utilize a combination of internal personnel and third-party service providers, as well as reseller partners.  These third-party service providers, who are not in our control, may harm our reputation and damage our brand perception in the marketplace. If we fail to successfully promote and maintain our brand, our business could suffer.

If we do not offer high-quality technical and customer support, our business and reputation may be harmed.

High-quality technical and customer support is important for the successful marketing and sale of our products and for the renewal of maintenance services by existing customers.  Providing this education and support requires that our customer support personnel have specific knowledge and expertise regarding our IAM software, making it more difficult for us to hire qualified personnel and to scale up our support operations due to the extensive training required.  The importance of high-quality customer support will increase as we expand our business and pursue new customers.  If we do not help our customers quickly resolve post- implementation issues and provide effective ongoing support, our ability to sell additional functionality and services to existing customers may suffer and our reputation with existing or potential customers may be harmed.

If we incorrectly forecast our revenue due to lengthy sales cycles, or if we fail to match our expenditures with corresponding revenue, our operating results could be adversely affected.

We have a very limited history upon which to base forecasts of future revenue.  In addition, for our customers in the education market, the lengthy sales cycle for the evaluation and implementation of our software and services, which typically extends for several months, may also cause us to experience a delay between increasing operating expenses for such sales efforts, and, upon successful sales, the generation of corresponding revenue.  Accordingly, we may be unable to prepare accurate internal financial forecasts or replace anticipated revenue that we do not receive as a result of delays arising from these factors.  As a result, our operating results in future reporting periods may be significantly below the expectations of the public market, equity research analysts or investors, which could harm the price of our common stock.

Our success depends upon our ability to develop new products and services, integrate acquired products and services, enhance our existing products and services and develop appropriate business and pricing models.

If we are unable to develop new IAM products and services, integrate acquired products and services or enhance and improve our products and support services, in a timely manner, or position or price our products and services to meet market demand, customers may not buy new software licenses from us, update to new versions of our software or renew product support.   We cannot provide any assurance that the standards on which we choose to develop new products will allow us to compete effectively for business opportunities in emerging areas such as cloud-based services.

New product development and introduction involves a significant commitment of time and resources and is subject to a number of risks and challenges including:

•	managing the length of the development cycle for new products and product enhancements;

•	managing customers’ transitions to new IAM software, which can result in delays in their purchasing decisions;

•	adapting to emerging and evolving industry standards and to technological developments by our competitors and customers;

•	entering into new or unproven markets with which we have limited experience;

•	tailoring our business and pricing models appropriately as we enter new markets and respond to competitive pressures and technological changes;

•	incorporating and integrating acquired products and technologies; and

•	developing or expanding efficient sales channels.

In addition, if we cannot adapt our business models to keep pace with industry trends, our revenues could be negatively impacted.  For example, if we increase our adoption of subscription-based pricing models for our products, we may fail to set pricing at levels appropriate to maintain our revenue streams or our customers may choose to deploy products from our competitors that they believe are priced more favorably.  Additionally, we may fail to accurately predict subscription renewal rates or their impact on results, and because revenue from subscriptions is recognized for our services over the term of the subscription, downturns or upturns in sales may not be immediately reflected in our results.

We rely on third-party software that is required for the development and deployment of our software, which may be difficult to obtain or which could cause errors or failures of our software.

We rely on software licensed from or hosted by third parties, including OpenIAM, to offer our software.  We may also need to obtain licenses from third parties to use intellectual property associated with the development of our software, which might not be available to us on acceptable terms, or at all.  Any loss of the right to use any software or intellectual property, including the software and intellectual property we currently license from OpenIAM, which is required for the development, maintenance and delivery of our software, could result in delays in the provision of our software until equivalent technology is either developed by us, or, if available, is identified, obtained and integrated, which could harm our business.  Any errors or defects in third-party software could result in errors or a failure of our software, which could harm our business.

Breaches of cyber-security systems could degrade our ability to conduct our business operations and deliver products and services to our customers, delay our ability to recognize revenue, compromise the integrity of our software products, result in significant data losses and the theft of our intellectual property, damage our reputation, expose us to liability to third parties and require us to incur significant additional costs to maintain the security of our networks and data.

We increasingly depend upon our IT systems to conduct virtually all of our business operations, ranging from our internal operations and product development activities to our marketing and sales efforts and communications with our customers and business partners.  Cyber-attacks on our IT systems or the IT systems of third-party contractors could threaten to misappropriate our proprietary information and cause interruptions of our IT services.  Because the techniques used to access or sabotage networks change frequently and may not be recognized until launched against a target, we may be unable to anticipate these techniques. In addition, sophisticated hardware and operating system software and applications that we produce or procure from third parties may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation of the system.  We have also outsourced certain business functions to third-party contractors, and our business operations also depend, in part, on the success of our contractors’ own cyber-security measures. Similarly, we rely upon distributors, resellers, system vendors and systems integrators to sell our products and our sales operations depend, in part, on the reliability of their cyber-security measures. Additionally, we depend upon our employees to appropriately handle confidential data and deploy our IT resources in safe and secure fashion that does not expose our network systems to security breaches and the loss of data.  Accordingly, if our cyber-security systems and those of our contractors fail to protect against unauthorized access, sophisticated cyber-attacks and the mishandling of data by our employees and contractors, our ability to conduct our business effectively could be damaged in a number of ways, including:

•	sensitive data regarding our business, including intellectual property and other proprietary data, could be stolen;

•
our electronic communications systems, including email and other methods, could be disrupted, and our ability to conduct our business operations could be seriously damaged until such systems can be restored and secured;

•	our ability to process customer orders and electronically deliver products and services could be degraded, and our distribution channels could be disrupted, resulting in delays in revenue recognition;

•
defects and security vulnerabilities could be exploited or introduced into our software products, thereby damaging the reputation and perceived reliability and security of our products and potentially making the data systems of our customers vulnerable to further data loss and cyber incidents; and

•	personally identifiable data of our customers, employees and business partners could be stolen or lost.

If any of the above events occur, we could be subject to significant claims for liability from our customers, regulatory actions from governmental agencies, our ability to protect our intellectual property rights could be compromised and our reputation and competitive position could be significantly harmed.  Also, the regulatory and contractual actions, litigations, investigations, fines, penalties and liabilities relating to data breaches that result in losses of personally identifiable data of users of our services can be significant in terms of fines and reputational impact and necessitate changes to our business operations that may be disruptive to us.  Additionally, we could incur significant costs in order to upgrade our cyber-security systems and remediate damages.  Consequently, our financial performance   and results of operations could be adversely affected.

Our software products are highly technical and may contain errors, defects or security vulnerabilities which could cause harm to our reputation and adversely affect our business.

Our software products are highly technical and complex and, when deployed, have contained and may contain errors, defects or security vulnerabilities.  Some errors in our products may only be discovered after a product has been installed and used by customers.  Any errors, defects or security vulnerabilities discovered in our products after commercial release could result in loss of revenues or delay in revenue recognition, loss of customers and increased service and warranty cost, any of which could adversely affect our business, financial condition and results of operations.

Undiscovered vulnerabilities in our products could expose them to hackers or other unscrupulous third parties who develop and deploy viruses, worms, and other malicious software programs that could attack our products.  Actual or perceived security vulnerabilities in our software products could harm our reputation and could lead customers to reduce or delay future purchases or to use a competitive software product.  Any security breaches could lead to interruptions, delays and data loss and protection concerns. In addition, we could face claims for product liability, tort or breach of warranty.  Our contracts with customers contain provisions relating to warranty disclaimers and liability limitations, which may not be upheld and customers may seek indemnification from us for their losses.  Defending a lawsuit, regardless of its merit, is costly and time-consuming and may divert management’s attention and adversely affect the market’s perception of us and our software products.  In addition, if our business liability insurance coverage proves inadequate or future coverage is unavailable on acceptable terms, or at all, our business, financial condition and results of operations could be adversely impacted.

Our business is subject to a variety of United States and international laws and regulations regarding data protection.

Our business is subject to federal, state and international laws and regulations regarding privacy and protection of personal data.  We and our third-party contractors collect contact and other personal or identifying information from our customers. Additionally, in connection with some of our new product initiatives, our customers may use our services to store and process personal information and other user data.  We post, on our websites, our privacy policies and practices concerning our treatment of personal data.  We also often include privacy commitments in our contracts.  Any failure by us to comply with our posted privacy policies, other federal, state or international privacy-related or data protection laws and regulations, or the privacy commitments contained in our contracts could result in proceedings against us by governmental entities or others which could have a material adverse effect on our business, financial condition and results of operations.  In addition, the increased attention focused upon liability issues as a result of lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business.

It is possible that these laws and regulations may be interpreted and applied in a manner that is inconsistent with our data practices.  If so, in addition to the possibility of fines and penalties, a governmental order requiring that we change our data practices could result, which, in turn, could have a material adverse effect on our business.  Compliance with such an order may involve significant costs or require changes in business practices that result in reduced revenue.  Noncompliance could result in penalties being imposed on us or we could be ordered to cease conducting the noncompliant activity.

In addition to government regulation, privacy advocacy and industry groups or other third parties may propose new and different self-regulatory standards that either legally or contractually applies to our customers or us.  Any inability to adequately address privacy concerns, even if unfounded, or comply with applicable privacy or data protection laws, regulations and standards, could result in additional cost and liability to us, damage our reputation, inhibit sales and harm our business.

Our use of “open source” software in our products could negatively affect our ability to sell our products and subject us to possible litigation.

A portion of the products, technologies or services acquired, licensed, developed or offered by us may incorporate so-called “open source” software or utilize open source software to operate, and we may incorporate open source software into other products in the future.  Such open source software is generally licensed by its authors or other third parties under open source licenses, including, for example, the GNU General Public License, the GNU Lesser General Public License, “Apache-style” licenses, “BSD-style” licenses and other open source licenses.  We monitor our use of open source software in an effort to avoid subjecting our products to conditions we do not intend.  Although we believe that we have complied with our obligations under the various applicable licenses for open source software that we use, there is little or no legal precedent governing the interpretation of many of the terms of most of these licenses, and, therefore, the potential impact of these terms on our business is somewhat unknown and may result in unanticipated obligations regarding our products and technologies.

If an author or other third party that distributes such open source software were to allege that we had not complied with the conditions of one or more of these licenses, we could be required to incur significant legal expenses defending against such allegations.   While we have not received any inquiries regarding open source license compliance, there can be no assurance that legal actions will not arise in the future.  If our defenses were not successful, we could be subject to significant damages, enjoined from the distribution of our products that contained the open source software and required to comply with the foregoing conditions, which could disrupt the distribution and sale of some of our products.  In addition, if we combine our proprietary software with open source software in a certain manner, under some open source licenses we could be required to release the source code of our proprietary software, which could substantially help our competitors develop products that are similar to or better than ours.

In addition to risks related to license requirements, usage of open source software exposes us to risks that differ from the use of third-party commercial software because open source licensors generally do not provide warranties or assurance of title or controls on the origin of the software.  In addition, many of the risks associated with usage of open source software such as the lack of warranties or assurances of title, cannot be eliminated, and could, if not properly addressed, negatively affect our business.  We have established processes to help address these risks, including a review process for screening requests from our development organizations for the use of open source and conducting appropriate due diligence of the use of open source software in the products developed by companies we acquire, but we cannot ensure that all open source software is submitted for approval prior to use in our products or is discovered during due diligence.

Our growth strategy depends, in part, on our acquiring businesses, products and technologies and expanding their existing operations, which we may be unable to do.

Our growth strategy is based, in part, on our ability to acquire or invest in businesses, products and technologies. The success of this acquisition strategy will depend, in part, on our ability to accomplish the following:

•	identify suitable businesses or assets to buy;

•	complete the purchase of those businesses on terms acceptable to us;

•	complete the acquisition(s) in the time frame and within the budget we expect; and

•	improve the results of operations of each of the businesses that we buy and successfully integrate its operations on an accretive basis.

There can be no assurance that we will be successful in any or all of the steps above. Our failure to successfully implement our acquisition strategy could have an adverse effect on other aspects of our business strategy and our business in general. We may not be able to find appropriate acquisition candidates, accretively acquire those candidates that we identify or integrate acquired businesses effectively and profitably.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, our stockholders could lose confidence in our financial reporting, which could harm our business and the trading price of our common stock.

In order to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, we need to maintain our processes and systems and adapt them to changes as our business changes and we rearrange management responsibilities and reorganize our business accordingly.  We may seek to automate certain processes to improve efficiencies and better ensure ongoing compliance but such automation may itself disrupt existing internal controls and introduce unintended vulnerability to error or fraud.  This continuous process of maintaining and adapting our internal controls and complying with Section 404 is expensive and time- consuming, and requires significant management attention.  We cannot be certain that our internal control measures will continue to provide adequate control over our financial processes and reporting and ensure compliance with Section 404.  Further, as our business changes and as we expand through acquisitions of other companies, our internal controls may become more complex and we will require significantly more resources to ensure our internal controls overall remain effective.  Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.  If we or our independent registered public accounting firm identify material weaknesses, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our financial statements and harm our stock price.  In addition, if we are unable to continue to comply with Section 404, our non-compliance could subject us to a variety of administrative sanctions, including the suspension or delisting of our common stock from the Nasdaq Capital Market and the inability of registered broker-dealers to make a market in our common stock, which could reduce our stock price.

Problems with our information systems could interfere with our business that could adversely impact our operations.

We rely on our information systems and those of third parties for processing customer orders, delivery of products, providing services and support to our customers, billing and tracking our customers, fulfilling contractual obligations and otherwise running our business.  Any disruption in our information systems and those of the third parties upon whom we rely could have a significant impact on our business.  In addition, we continuously work to enhance our information systems.  The implementation of these types of enhancements is frequently disruptive to the underlying business of an enterprise, which may especially be the case for us due to the size and complexity of our business.  Any disruptions relating to our systems enhancements, particularly any disruptions impacting our operations during the implementation period, could adversely affect our business in a number of respects.  Even if we do not encounter these adverse effects, the implementation of these enhancements may be much more costly than we anticipated.  If we are unable to successfully implement the information systems enhancements as planned, our financial condition, results of operations and cash flows could be negatively impacted.

Changes in accounting principles and guidance, or their interpretation, could result in unfavorable accounting charges or effects, including changes to our previously filed financial statements, which could cause our stock price to decline.

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America.  These principles are subject to interpretation by the SEC and various bodies formed to interpret and create appropriate accounting principles and guidance.  A change in these principles or guidance, or in their interpretations, may have a significant effect on our reported results and retroactively affect previously reported results.

Being a public company results in additional expenses and diverts management’s attention, and could also adversely affect our ability to attract and retain qualified directors.

We will be a public reporting company after the closing of this offering.  As a public reporting company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These requirements generate significant accounting, legal and financial compliance costs, and make some activities more difficult, time consuming or costly, and may place significant strain on our personnel and resources.  The Exchange Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting.  In order to establish the requisite disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight are required.

As a result, management’s attention may be diverted from other business concerns, which could have an adverse and even material effect on our business, financial condition and results of operations.  These rules and regulations may also make it more difficult and expensive for us to obtain director and officer liability insurance.  If we are unable to obtain appropriate director and officer insurance, our ability to recruit and retain qualified officers and directors, especially those directors who may be deemed independent, could be adversely impacted.

We are an “emerging growth company” and our election to delay adoption of new or revised accounting standards applicable to public companies may result in our financial statements not being comparable to those of some other public companies. As a result of this and other reduced disclosure requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

As a public reporting company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart our Business Startups Act of 2012, or the JOBS Act.  An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies.  In particular, as an emerging growth company we:

•	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•
are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•
are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

•	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.  Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules.  For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for- performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, or such earlier time that we no longer meet the definition of an emerging growth company.  In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.0 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion in principal amount of non- convertible debt over a three-year period.  Further, under current SEC rules, we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $75 million as of the last business day of our most recently completed second fiscal quarter.

We cannot predict if investors will find our securities less attractive due to our reliance on these exemptions.  If investors were to find our common stock less attractive as a result of our election, we may have difficulty raising all of the proceeds we seek in this offering.

Risks Related to our Shares and this Offering

The best efforts structure of this offering may yield insufficient gross proceeds to fully execute on our business plan.

The underwriter is offering shares of our common stock in this offering on a best efforts basis.  The underwriter is not required to sell any specific number or dollar amount of common stock, but will use its best efforts to sell the shares offered by us.  It is a condition to this offering that, upon the closing of the offering, our common stock would qualify for listing on the Nasdaq Capital Market.  In order to list, the Nasdaq Capital Market requires that, among other criteria, at least 1,000,000 publicly-held shares of our common stock be outstanding, the shares be held in the aggregate by at least 300 round lot holders, the market value of the publicly-held shares of our common stock be at least $15.0 million, our stockholders’ equity after giving effect to the sale of our shares in this offering be at least $4.0 million, the bid price per share of our common stock be $4.00 or more, and there be at least three registered and active market makers for our common stock.  As a “best efforts” offering, there can be no assurance that we will successfully raise this minimum amount, that raising less than the maximum offering amount will satisfy the listing conditions required to trade our shares of common stock on the Nasdaq Capital Market or that the offering contemplated by this prospectus will ultimately be completed or will result in any proceeds being made available to us.

The success of this offering will impact, in large part, our ability to cover expenses and finance operations over the next 12 months.  If no shares are sold in this offering, or if we sell only the minimum number of shares yielding insufficient gross proceeds, we may be unable to cover our expenses, sufficiently fund operations or fully execute on our business plan.  This could potentially result in a material adverse effect on our business, prospects, financial condition and results of operations.

Since our common stock has not been publicly traded before this offering, the price of our common stock may be subject to wide fluctuations.

Before this offering, there was no public market for our common stock.  Even though we have applied to list our shares for trading on the Nasdaq Capital Market, we cannot be certain that our common stock will be so listed.  Even if our common stock is listed on the Nasdaq Capital Market, an active trading market for our common stock may not develop following this offering and any such listing.  You may not be able to sell your shares quickly or at the current market price if trading in our stock is not active.  You may lose all or a part of your investment.  The initial public offering price was arbitrarily determined based on negotiations between us and the underwriters.  The market price of our common stock after the offering will likely vary from the initial offering price and is likely to be highly volatile and subject to wide fluctuations in response to a variety of factors and risks, many of which are beyond our control.  See “Underwriting.” In addition to the risks noted elsewhere in this prospectus, some of the other factors affecting our stock price may include:

•	variations in our operating results;

•	the level and quality of securities analysts’ coverage for our common stock;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	announcements by third parties of significant claims or proceedings against us; and

•	future sales of our common stock.

For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on past results as an indication of future performance.  In the past, following periods of volatility in the market price of a public company’s securities, securities class action litigation has often been instituted against the public company.  Regardless of the outcome, this type of litigation could result in substantial costs to us and a likely diversion of our management’s attention.  You may not receive a positive return on your investment when you sell your shares and you may lose the entire amount of your investment.

The concentration of our common stock ownership by our current management may limit your ability to influence corporate matters.

Upon completion of this offering, our directors and executive officers will own and will be able to vote in the aggregate 30.6% of our outstanding common stock if the minimum number of shares is sold and 26.6% of our outstanding common stock if the maximum number of shares is sold (without taking into account shares issuable upon exercise or conversion of outstanding stock options, warrants and convertible notes).  As such, our directors and executive officers, as stockholders, will continue to have the ability to exert influence over all corporate activities, including the election or removal of directors and the outcome of tender offers, mergers, proxy contests or other purchases of common stock that could give our stockholders the opportunity to realize a premium over the then-prevailing market price for their shares of common stock.  This concentrated ownership may limit your ability to influence corporate matters and, as a result, we may take actions that our stockholders do not view as beneficial.  In addition, such concentrated ownership could discourage others from initiating changes of control.  In such cases, the perception of our prospects in the market may be adversely affected and the market price of our common stock may decline.

Our Board of Directors’ ability to issue “blank check” preferred stock and any anti-takeover provisions we adopt may depress the value of our common stock.

Our certificate of incorporation authorizes 10,000,000 shares of “blank check” preferred stock.  This means that our Board of Directors has the power to issue any or all of the shares of such preferred stock, including the authority to establish one or more series and to fix the powers, preferences, rights and limitations of such class or series, without seeking stockholder approval, subject to certain limitations on this power under the listing requirements of the Nasdaq Capital Market.  The authority of our Board of Directors to issue “blank check” preferred stock, along with any future anti-takeover measures we may adopt, may, in certain circumstances, delay, deter or prevent takeover attempts and other changes in control of our company that are not approved by our Board of Directors.  As a result, our stockholders may lose opportunities to dispose of their shares at favorable prices generally available in takeover attempts or that may be available under a merger proposal and the market price of our common stock and the voting and other rights of our stockholders may also be affected.  See “Description of Capital Stock.”

You will experience immediate and substantial dilution in the value of the shares of common stock you purchase.

The initial public offering price is substantially higher than the net tangible book value of each outstanding share of our common stock.  Purchasers of common stock in this offering will experience immediate and substantial dilution on a book value basis.  The dilution per share in the net tangible book value per share of common stock will be $5.09 per share if the minimum number of shares are sold and $4.47 per share if the maximum number of shares are sold, based on a proposed $5.00 initial public offering price, which is the estimate of the purchase price at which we expect to offer our shares for sale under this prospectus.  If stock options and warrants to purchase shares of common stock are exercised, there would be further dilution.  See “Dilution.”

Even if listed, our common stock could be delisted from the Nasdaq Capital Market, which delisting could hinder your ability to obtain accurate quotations on the price of our common stock, or dispose of our common stock in the secondary market.

Although we have applied to list our common stock for trading on the Nasdaq Capital Market, we cannot guarantee that our common stock will be so listed or that an active public market for our common stock will develop following this offering and any such listing.  In order to maintain any listing on the Nasdaq Capital Market, we must register at least one bid for our common stock at a price that equals or exceeds $4.00 per share on the day our common stock is first quoted on the Nasdaq Capital Market. Thereafter, our common stock must sustain a minimum bid price of at least $1.00 per share and we must satisfy the other requirements for continued listing on the Nasdaq Capital Market.  In the event our common stock is delisted from the Nasdaq Capital Market, trading in our common stock could thereafter be conducted in the over-the-counter markets on a trading tier of the OTC Markets.  In such event, the liquidity of our common stock would likely be impaired, not only in the number of shares which could be bought and sold, but also through delays in the timing of the transactions, and there would likely be a reduction in the coverage of our company by security analysts and the news media, thereby resulting in lower prices for our common stock than might otherwise prevail.

Because we do not intend to pay dividends on our common stock, you must rely on stock appreciation for any return on your investment.

We presently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.  As a result, you must rely on stock appreciation and a liquid trading market for any return on your investment.  In addition, the terms of certain of our loan agreements restrict the payment of dividends.  If an active and liquid trading market does not develop, you may be unable to sell your shares of common stock at or above the initial public offering price or at the time you would like to sell.

The protection provided by the federal securities laws relating to forward-looking statements does not apply to us. The lack of this protection could harm us in the event of an adverse outcome in a legal proceeding relating to forward-looking statements made by us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to certain issuers, including issuers that do not have their equity traded on a recognized national securities exchange.  Our common stock does not trade on any recognized national securities exchange.  As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.  The lack of this protection in a contested proceeding could harm our financial condition.

RISKS RELATING TO FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus are forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Nevertheless, these forward-looking statements are subject to risks, uncertainties and assumptions about our operations and the investments we make, including, among other things, factors previously discussed under the heading “Risk Factors” in this prospectus and the following:

•	changes in the identity and access management software products market;

•	our limited operating history;

•	the valuation of assets reflected on our financial statements;

•	our reliance on continued access to financing;

•	our reliance on information provided and obtained by third parties;

•	federal and state regulatory matters;

●	additional expenses, not reflected in our operating history, related to being a public reporting company;

●	competition in the identity and access management software products market;

●	economic outlook;

●	financing requirements; and

●	litigation risks.

Some of the statements in this prospectus that are not historical facts are “forward-looking” statements. Forward-looking statements can be identified by the use of words like “believes,” “could,” “possibly,” “probably,” “anticipates,” “estimates,” “projects,” “expects,” “may,” “will,” “should,” “seek,” “intend,” “plan,” “expect,” or “consider” or the negative of these expressions or other variations, or by discussions of strategy that involve risks and uncertainties.  All forward-  looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual transactions, results, performance or achievements   to be materially different from any future transactions, results, performance or achievements expressed or implied by such forward-looking statements.  We base these forward-looking statements on current expectations and projections about future events and the information currently available to us.  Although we believe that the assumptions for these forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Consequently, no representation or warranty can be given that the estimates, opinions, or assumptions made in or referenced by this prospectus will prove to be accurate. Some of the risks, uncertainties and assumptions are identified in the discussion entitled “Risk Factors” in this prospectus.  We caution you that the forward-looking statements in this prospectus  are only estimates and predictions, or statements or current intent. Actual results or outcomes, or actions that we ultimately undertake, could differ materially from those anticipated in the forward-looking statements due to risks, uncertainties or actual events differing from the assumptions underlying these statements.  These risks, uncertainties and assumptions include, but are not limited to, those discussed in this prospectus.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to certain issuers, including issuers that do not already have their equity traded on a recognized national exchange such as the Nasdaq Capital Market.  Our common stock does not presently trade on any recognized national exchange.  As a result, we will not have the benefit of this safe harbor protection for this offering in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

USE OF PROCEEDS

Based on a proposed initial public offering price of $5.00 per share, the estimated price set forth on the cover page of this prospectus, we estimate that the net proceeds from this offering, after deducting underwriting commissions and expenses payable by us and other offering expenses payable by us, will be approximately $4,653,000 if we sell a minimum of 1,100,000 shares and approximately $8,808,000 if we sell all 2,000,000 shares of our common stock in this offering.  However, this is a best efforts offering and there is no assurance that we will sell any shares or receive any proceeds.

We intend to use the net proceeds approximately as follows:

Application of Net Proceeds	Minimum	Percentage of Net Proceeds	Maximum	Percentage of Net Proceeds
Expand marketing and distribution of IAM software products	$1,621,200	34.8%	$3,282,000	37.3%
Enhance ongoing product development and engineering programs	810,600	17.4%	1,642,000	18.6%
Fund potential acquisitions of complementary businesses	810,600	17.4%	1,642,000	18.6%
Repay certain outstanding investor notes	500,000	10.8%	500,000	5.7%
Additional general corporate purposes	910,600	19.6%	1,742,000	19.8%
	$4,653,000	100.0%	$8,808,000	100.0%

We intend to expand the sales, marketing and distribution of our IAM software products in the education segments for higher education and K-12 school districts.

We intend to accelerate our product development and engineering programs to complete our projects described in “Business – Our Identity and Access Management Software Products,” including the modification of both our TridentHE and TridentK12 software products to include additional functionality.

We intend to use a portion of the net proceeds of this offering to fund potential acquisitions of complementary businesses, products and technologies as a part of our growth and expansion strategy.  We regularly evaluate several well-positioned companies which, although we have not engaged in any material discussions with any of them to date, may be potential acquisition or merger targets.  Areas of interest to us are cyber-security companies that could provide complementary software and/or technology platforms, existing customer bases in various niche or regional markets and experienced technical employees.  As of the date of this prospectus, we have not entered into any term sheets or agreements with respect to an acquisition or merger.  We intend to pursue only those acquisitions that we expect to be accretive and synergistic in terms of immediate revenues, business lines, customers and cross-selling opportunities.

We also intend to repay the outstanding principal amount and accrued interest under certain outstanding notes payable.  Although we have not determined with certainty which notes payable will be retired (based on their maturity dates), we expect to make full payment on (i) our October 31, 2012 note payable to Frank Ramirez in the outstanding amount of $100,000, which is accruing interest at 12% annually, and (ii) our April 2, 2014 note payable to National Community Development Fund I, LLC in the outstanding amount of $400,000, which is accruing interest at 15% annually.   We have not determined any payment terms with regard to the 2016 public company notes payable.  For more information about our outstanding indebtedness, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Notes Payable” and “- Convertible Notes Payable.”

Funds for general corporate purposes include amounts required to pay officers’ salaries, professional fees, ongoing public reporting costs, office-related expenses and other corporate expenses, including interest and overhead.

If more than the minimum of 1,100,000 shares but less than the maximum of 2,000,000 shares of common stock are sold in this offering, the use of the net proceeds will be substantially as set forth in the table above for the sale of the minimum amount, except that the amounts to be allocated for first, expanding marketing and distribution of IAM software products, and second, additional general corporate purposes, will be increased.

We believe the net proceeds of this offering, together with operating revenues, will be sufficient to meet our cash, operational and liquidity requirements for at least 12 months.  While the initial allocation of the net proceeds of this offering represents our best estimates of their use, the amounts actually expended for these purposes may vary significantly from the specific allocation of the net proceeds set forth above, depending on numerous factors, including changes in general economic and/or regulatory climate, and the progress and development of potential strategic partnership arrangements.  However, there can be no assurance these sources of funds, even assuming that this offering is successful, will satisfy all of our requirements for any particular period of time.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering.  Accordingly, we will have broad discretion in the application of these proceeds.  Net offering proceeds not immediately applied to the uses summarized above will be invested in short-term, interest-bearing obligations.

DIVIDEND POLICY

To date, we have never paid or declared any cash dividends on our common stock.  We currently intend to retain any future earnings to finance the operation and development of our business and we do not expect to pay any cash dividends on our common stock in the foreseeable future.  In addition, the terms of certain of our loan agreements restrict the payment of dividends.  Payment of future dividends, if any, will be at the discretion of our Board of Directors and will depend on a number of factors, including, but not limited to, our financial condition, results of operations, capital requirements, restrictions contained in future financing instruments, and other factors our Board of Directors deems relevant.

CAPITALIZATION

The following table sets forth, as of March 31, 2016, our short-term debt and capitalization on an actual basis and as adjusted basis to give effect to the sale of a minimum of 1,100,000 shares of our common stock in this offering at a proposed initial public offering price of $5.00 per share, the estimated price set forth on the cover page of this prospectus, and our receipt of the estimated $4,653,000 in net proceeds from this offering, after deducting underwriting commissions and estimated offering expenses payable by us, and (ii) the sale of all 2,000,000 shares of our common stock in this offering at a proposed initial public offering price of $5.00 per share and our receipt of the estimated $8,808,000 in net proceeds from this offering, after deducting underwriting commissions and estimated offering expenses payable by us, and the application of a portion of the net proceeds therefrom to the repayment of $500,000 of outstanding investor notes.

You should read this information in conjunction with “Prospectus Summary - Summary Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our financial statements and the related notes appearing elsewhere in this prospectus.

	Actual at March 31, 2016	As Adjusted - Minimum	As Adjusted - Maximum
Short-term debt:		(unaudited)
Notes payable, net	$1,064,903	$564,903	$564,903
Notes payable, related party, net	436,000	436,000	436,000
Convertible notes payable, net	825,000	825,000	825,000
	2,325,903	1,825,903	1,825,903
Long-term notes payable, net	$879,991	$879,991	$879,991
Stockholders’ equity:
Common Stock, $0.001 par value; 100,000,000 shares authorized, 4,826,460 shares issued and outstanding, actual; and 5,926,460 and 6,826,460 shares issued and outstanding, as adjusted(1)	4,826	5,926	6,826
Additional paid-in capital	10,393,254	15,045,154	19,199,254
Accumulated deficit	(15,150,006)	(15,150,006)	(15,150,006)
Total stockholders’ equity (deficit)	(4,751,926)	(98,926)	4,056,074
Total capitalization (deficit)	$(3,871,935)	$781,065	$4,936,065

(1)
Does not include (i) 3,148,750 shares of our common stock reserved for issuance upon the exercise of outstanding stock options, (ii) 2,470,064 shares of our common stock reserved for issuance upon the exercise of outstanding warrants, (iii) 301,738 shares of our common stock reserved for issuance upon the conversion of outstanding convertible notes payable, and (iv) 77,000 shares (minimum) to 140,000 shares (maximum) of our common stock reserved for issuance upon the exercise of warrants we will issue to the underwriter upon the closing of this offering.

DILUTION

As of March 31, 2016, our net tangible book value was approximately $(5,208,029), or $(1.08) per share of common stock.  Net tangible book value per share represents our total tangible assets, less our total liabilities, divided by the number of outstanding shares of our common stock.  Dilution represents the difference between the amount per share paid by purchasers in this offering and the pro forma net tangible book value per share of common stock after the offering.  After giving effect to the sale of 1,100,000 shares of common stock (minimum) and 2,000,000 shares of common stock (maximum) in this offering at a proposed initial public offering price of $5.00 per share, which is the estimated price set forth on the cover page of this prospectus, and after deducting underwriting commissions and estimated offering expenses payable by us, but without adjusting for any other change in our pro forma net tangible book value subsequent to March 31, 2016, our pro forma net tangible book value would have been $(0.09) (minimum) and $0.53 (maximum) per share. This represents an immediate increase in pro forma net tangible book value of $0.99 (minimum) and $1.61 (maximum) per share to our existing stockholders and immediate dilution of $5.09 (minimum) and $4.47 (maximum) per share to new investors purchasing shares at the proposed public offering price. The following table illustrates the dilution in pro forma net tangible book value per share to new investors as of March 31, 2016:

	Minimum	Maximum
Proposed initial public offering price	$5.00	$5.00
Pro forma net tangible book value (deficit) before offering	(1.08)	(1.08)
Increase in pro forma net tangible book value attributable to new investors	0.99	1.61
Pro forma, as adjusted net tangible book value after offering	$(0.09)	$0.53
Dilution in pro forma net tangible book value to new investors	$5.09	$4.47

The following tables set forth, as of March 31, 2016, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by the existing holders of our common stock and the price to be paid by new investors at a proposed initial public offering price of $5.00 per share.

Assuming the sale of 1,100,000 shares:

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Existing stockholders	4,826,460	81.4%	$10,393,254	65.4%	$2.15
New investors	1,100,000	18.6%	5,500,000	34.6%	$5.00
Total	5,926,460	100.0%	$15,893,254	100.0%

Assuming the sale of 2,000,000 shares:

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Existing stockholders	4,826,460	70.7%	$10,393,254	51.0%	$2.15
New investors	2,000,000	29.3%	$10,000,000	49.0%	$5.00
Total	6,826,460	100.0%	$20,393,254	100.0%

The Aegis Identity Software, Inc. Incentive Stock Option Plan (the “Stock Option Plan”) authorizes the issuance of up to 5,000,000 shares of our common stock to key employees, officers, directors and consultants of the company.  As of March 31, 2016, stock options to purchase an aggregate of 3,148,750 shares of common stock had been granted with exercise prices ranging from $0.60 per share to $2.50 per share.  To the extent that awards granted under the Stock Option Plan are issued and exercised, there will be further dilution to new investors.  The Stock Option Plan provides for the grant of incentive stock options.  Our Board of Directors intends to adopt a new equity incentive award plan before the closing of this offering in order to provide additional types of equity awards including non-qualified stock options and restricted stock units, and to discontinue the use of our existing Stock Option Plan.  We expect that the new plan will reserve for issuance a total number of shares roughly equivalent to the number of shares available for future grant under our existing plan.  The discussion and tables above assume no grants of options under the Stock Option Plan or any new plan and exclude (i) 301,738 shares of our common stock reserved for issuance upon the conversion of outstanding convertible notes payable, (ii) 2,470,064 shares of our common stock reserved for issuance upon the exercise of outstanding warrants and (iii) 77,000 shares (minimum) to 140,000 shares (maximum) of our common stock issuable upon exercise of warrants we will issue to the underwriter upon the closing of this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes to our financial statements included elsewhere in this prospectus.  In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions.  Our actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under “Risk Factors” and elsewhere in this prospectus.

Overview

We provide IAM products and services for education IT environments, including software applications, platforms and infrastructure, which are available to our customers via cloud computing or on-premise deployment models.

Our current IAM solutions – TridentHE, TridentK12, TridentCloud and EduZone – have been developed, tested and enhanced over the last five years and are being used by more than 75 major universities, private colleges, community college systems and K-12 school districts across the United States.  Our IAM solutions are designed to deter and prevent fraudulent activities and thwart the misuse of protected data by establishing digital “identities” of computer system users and validating such users’ access rights.  TridentHE and TridentK12 products include features such as authentication through the identification of users, roles and resources to be accessed and the creation of user accounts, authorization through password creation and management, reconciliation that minimizes security risks  and ensures appropriate user access, and auditing where users can create IAM reports and have centralized access to their IAM records.  We also provide TridentCloud, which delivers software support and applications that are hosted by enterprise-class cloud service providers via the internet to licensees of our products, making it unnecessary for customers to install and maintain hardware and software within their own IT infrastructure.

Our EduZone product is a SaaS technology platform designed to be fully integrated with the educational institution’s identity and information ecosystem.  EduZone is one of the first education community platforms to allow school districts to utilize and protect student data while they rapidly adopt, standardize and share learning applications with students, parents, educators and district administrators.

Our present and potential customers are major universities and school systems.  There are more than 4,700 universities and colleges and over 13,800 K-12 school districts in the United States.  Our selling efforts are conducted by our internal sales team, which is being expanded (and will continue to be expanded following the completion of this offering) to include a reseller channel that will buy and distribute our IAM software products and provide integration and support services.  In 2015, our five largest educational institution customers (by revenue) were IlliniCloud (Illinois K-12), Chicago State University, Colorado School of Mines, City College of San Francisco and The College of William and Mary.  In 2014, this list included IlliniCloud, Radford University, Chicago State University, West Virginia University and Queen’s University (Canada), all of which schools continue to use our software.

Our primary revenue model is based on traditional software licensing.  When a customer downloads our IAM software, we receive an upfront software license fee, with annual revenue and maintenance fees of approximately 20% of the original license fee.  Customer pricing is predicated on university size determined by the Carnegie Classification of Institutions of Higher Education.  Additionally, we charge our customers a premium for professional services, including custom engineering and development work.  We estimate that our average new licensing contract generates an initial fee of between $75,000 and $125,000, and new professional services contracts for installation and configuration range from approximately $50,000 to $150,000.  While we receive a non-recurring revenue stream from our software licensing, we receive a recurring annual revenue stream of 20% of the original license value each year for renewed licenses.  Since our inception, we have experienced a customer maintenance renewal rate of more than 95% and we expect that trend to continue based on historical vendor-specific objective evidence.

Matters that May or Are Currently Affecting Our Business

The main challenges and trends that could affect or are affecting our financial results include:

•	our ability to expand and diversify our customer base, and to extend the geographic areas we serve;

•	our ability to attract competent, skilled technical and marketing professionals and resellers for our operations at acceptable prices to manage our overhead;

•	our ability to raise additional equity capital, if and when needed; and

•	our ability to control our costs of operations as we expand our infrastructure and capabilities.

Liquidity and Business Risks

Our independent registered public accounting firm, in its report dated July 13, 2015, expressed substantial doubt about our ability to continue as a going concern.  At December 31, 2015 and 2014, our total stockholders’ deficit was $2,695,870 and $3,238,609, respectively.  Our net loss was $4,458,442 and $3,174,487 for the years ended December 31, 2015 and 2014, respectively, and we used cash in our operations of $1,152,610 and $1,590,363 for the years ended December 31, 2015 and 2014, respectively.  Net cash used in operations has resulted principally from costs incurred in the continued development of our software and marketing efforts.  We have funded our operations since inception through the use of cash obtained principally from the sale of equity securities and the placement of notes, some of which are convertible.  To continue development, we will need to raise additional capital through debt and/or equity financing.  However, additional capital may not be available on terms favorable to us and there can be no assurance that we will be successful in obtaining adequate additional financing.  We are in the process of reducing our costs associated with the delivery of services and are taking steps to grow revenues through enhanced sales effectiveness, additional sales coverage and new product offerings.  Our actual results indicate the existence of a material uncertainty that may cast significant doubt about our ability to continue as a going concern.

Critical Accounting Policies

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and   assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the consolidated financial statements in the period they are determined.

We believe that, of the significant accounting policies discussed in Note 2 of Notes to Financial Statements, the following accounting policies require our most difficult, subjective or complex judgments in the preparation of our financial statements.

Revenue Recognition

We enter into arrangements to deliver multiple products or services.  We apply software recognition rules and allocate the total revenues among the elements based on vendor-specific objective evidence (“VSOE”) of fair value of each element. We recognize revenue on a net basis excluding taxes collected from customers and remitted to government authorities.

Our sources of revenue are as follows:

1.           Software licenses, including new software license revenue from granting licenses to use our software products.

2.           Maintenance fees – software updates and product support.

3.           Professional services – software implementation and customization.

4.           Subscription software services – hosted access to the software application for a subscription based fee.

We recognize revenue when all of the following criteria are met:

•	Persuasive evidence of an arrangement exists – We have entered into a (pre-determined statement of work arrangement) legally binding arrangement with the customer before the end of the period;

•
We have delivered a product or performed a service – Delivery is considered to have occurred when we provide the software and customer has access to the software with login credentials.  Performance of a service has occurred upon receipt of customer acceptance once milestones have been met;

•
The amount of the fees are fixed or determinable and free of contingencies or significant uncertainties – We assess whether a fee is fixed and determinable at the outset of the arrangement, primarily based on the payment terms associated with the transaction.  For software licenses, we do not generally offer extended payment terms with typical terms of payment due upon delivery.  For maintenance fees, the initial payment is due upon delivery of the software and then, if renewed, they are due annually.  For professional services, the fees are determined when the arrangement is established and then due upon completion of a milestone; and

•
The collection of the related fees is fixed and determinable – We assess collectability on a customer-by-customer basis.  If it is determined prior to revenue recognition that collection of an arrangement fee is not probable, revenues are deferred until collection becomes probable or cash is collected, assuming all other revenue recognition criteria are satisfied.

VSOE of fair value does not exist for our software licenses; therefore, we allocate revenues to software licenses using the residual method.  Under the residual method, the amount recognized for software licenses is the difference between the total fixed and determinable fees and the VSOE of fair value for the undelivered elements under the arrangement.

The VSOE of fair value for elements of an arrangement is based upon the normal pricing and discounting practices for these elements when sold separately.

VSOE for fair value of maintenance is established using the standard maintenance renewal rate in the customer’s contract.

Our software licenses are considered off-the-shelf products as they can be added to an arrangement with insignificant changes in the underlying software code and can be used by the customer for the customer’s purposes upon installation.  There is no significant production, customization or modification to the off- the-shelf software as it can typically be used as is for customer purposes.  Complex interfaces are not necessary for our software to be functional in the customer’s environment.  Services provided by us typically involve minor enhancements, design and/or standard implementation or integration of the product into the customer’s network or environment.  The services performed by us do not result in significant alteration to the features and functionality of the off-the-shelf software code.  In most arrangements, the service and product elements are stated separately and described such that the total price of the arrangement would vary as a result of the inclusion or exclusion of the services.

Maintenance fees include promises for the right to receive services or unspecified upgrades and enhancements (or both) after the license period begins.  Generally, these services include telephone support and correction of errors (bug fixes or debugging), as well as unspecified upgrades or enhancements.  The maintenance services revenue is recognized ratable over a 12 month period and is generally renewed annually.  These fees are recognized over the period the maintenance is provided.

Professional services consist of fees for strategic consulting, configuration, training, consultation and implementation are included as a part of our services business.  Revenues for professional services are recognized when final acceptance is received from the customer acceptance of each milestone. Software consulting and implementation generally require efforts of up to three to four months on average.

Subscription software or managed services revenue is a hosting arrangement subject to the software revenue recognition guidance of ASC 985-605.  SaaS arrangements typically provide hosted access to the software application for a subscription based fee. Subscription revenue delivery of the service includes customer access to the software, typically a fee paid upfront.  Revenue is recognized over the service period or over the customer relationship period.  The customer has the contractual right to take possession of the software at any time during the hosting/subscription period without significant penalty.  If feasible the customer may run the software on its own hardware or contract with another party unrelated to the vendor to host the software.

Results of Operations

Three Months Ended March 31, 2016 and 2015

The following table sets forth the results of our operations for the three months ended March 31, 2016 compared to our results of operations for the three months ended March 31, 2015.

	Three Months ended March 31,
	2016	2015
Statement of Operations Data:	(unaudited)
Total revenue	$243,232	$499,006
Operating expenses:
Research and development	62,560	68,599
General and administrative expense	1,249,877	850,859
Selling expense	86,922	148,270
Amortization and depreciation expense	83,749	97,456
Write-off of deferred offering costs	1,399,955	--
Total operating expenses	2,883,063	1,165,184
Loss from operations	(2,639,831)	(666,178)
Total interest expense	(124,167)	(53,139)
Loss before income taxes	(2,763,998)	(719,317)
Income tax expense	--	--
Net loss	$(2,763,998)	$(719,317)

Revenue

Our total revenue decreased by $255,774, from $499,006 for the three-month period ended March 31, 2015 to $243,232 for the same period in 2016, a decrease of approximately 51%.  Our major decrease in revenue was driven by professional services revenue which was down due to a lower than anticipated backlog. This was offset by an increase in software license revenue. Our TridentHE product continues to be our top selling product and we expect that to be the case for the remainder of 2016.

Operating Expenses

Our total operating expenses, consisting principally of general and administrative expenses, increased by $1,717,879, from $1,165,184 for the three-month period ended March 31, 2015 to $2,883,063 for the same period in 2016, an increase of approximately 147%.  The primary increase in operating expenses was due to a write off of deferred offering costs of nearly $1,400,000 and other general administrative expenses. In addition, our amortization and depreciation expenses decreased by $13,707 from $97,456 for the three-month period ended March 31, 2015 to $83,749 for the same period in 2016, a decrease of approximately 14%.  These expenses remained generally flat due to the consistent amortization of our software.

Interest and Other Expenses

Our interest expense increased by $71,028, from $53,139 for the three-month period ended March 31, 2015 to $124,167 for the same period in 2016, an increase of approximately 134%, due to our continued outstanding indebtedness, which we have relied on to meet our operational cash flow requirements.  We expect our interest expenses to decrease significantly following the completion of this offering as we seek ways to reduce our debt levels.

Years Ended December 31, 2015 and 2014

The following table sets forth the results of our operations for the year ended December 31, 2015 compared to our results of operations for the year ended December 31, 2014.

	Years ended December 31,
	2015	2014
Statement of Operations Data:
Total revenue	$1,769,901	$1,794,634
Operating expenses:
Research and development	373,978	182,314
General and administrative expense	4,420,279	3,265,530
Selling expense	437,165	438,086
Amortization and depreciation expense	415,521	388,077
Total operating expenses	5,646,943	4,274,007
Loss from operations	(3,877,042)	(2,479,373)
Total interest expense	(581,400)	(695,114)
Loss before provision for income taxes	(4,458,442)	(3,174,487)
Provision for income taxes	-	-
Net loss	$(4,458,442)	$(3,174,487)

Revenue

Total revenue stayed relatively flat during the last two fiscal years, decreasing by approximately 1% to $1,769,901 for the year ended December 31, 2015 from $1,794,634 for the year ended December 31, 2014.  There were two primary reasons for the evenness.  First, during 2014, our backlog of professional services and delivery obligations was significant and we determined to focus hard on meeting these delivery obligations and, with our limited resources, did not focus enough on new account pipeline building for the 2015 year.  Changes and enhancements have been made within our sales organization to remedy this situation.  Second, our executive staff has been effective in enhancing our sales efforts historically and, during 2015, a substantial amount of time was spent on our financial and strategic activities.

 Our product TridentHE remained our top seller in 2015 and we expect that to be the case again for the balance of 2016.  We expect our TridentCloud and EduZone solutions to begin scaling during the latter part of 2016 and into 2017.

Operating Expenses

Total operating expenses increased 32% to $5,646,943 for the year ended December 31, 2015 from $4,274,007 for the year ended December 31, 2014, as described in more detail below.

Research and Development

We view the expense increase for research and product development to be beneficial in the generation of new revenue-producing products and quality customer support for existing accounts.  This expense increased 105% to $373,978 for the year ended December 31, 2015 from $182,314 for the year ended December 31, 2014.  Specifically, the increase in research and development expense has accelerated the creation of, and market acceleration for, our TridentCloud and EduZone products, both of which will go live and scale during the latter part of 2016 and into 2017.

General and Administrative expense

General and administrative expense increased 35% to $4,420,279 for the year ended December 31, 2015 from $3,265,530 for the year ended December 31, 2014.  This increase was primarily driven by a non-recurring, non-cash adjustment of $2.47 million to record expenses related to warrant coverage for certain debt instruments.  The balance of the increase was due to non-recurring merger-related activities that were disallowed for capitalization in accordance with GAAP accounting.  The increase in expense for our routine general and administrative activities was nominal for the last two fiscal years.

Selling expense

Selling expense stayed flat during the last two fiscal years, decreasing nominally to $437,165 for the year ended December 31, 2015 from $438,086 for the year ended December 31, 2014.

Amortization and depreciation expense

Amortization and depreciation expense increased 7% to $415,521 for the year ended December 31, 2015 from $388,077 for the year ended December 31, 2014, due to minor non-cash adjustments made during our audit process.

Liquidity and Capital Resources

We have funded our operations since inception through the use of cash obtained principally from the sale of equity securities and the placement of notes, some of which are convertible into shares of our common stock.  Based on our current limited cash resources, we have an immediate need for the proceeds of this offering in order to continue our present and planned operating activities.  We believe the net proceeds of this offering, together with operating revenues, will be sufficient to meet our cash, operational and liquidity requirements for at least 12 months.  While the initial allocation of the net proceeds of this offering represents our best estimates of their use, the amounts actually expended for these purposes may vary significantly from the specific allocation of the net proceeds set forth above, depending on numerous factors, including changes in general economic and/or regulatory climate, and the progress and development of potential strategic partnership arrangements.  However, there can be no assurance these sources of funds, even assuming that this offering is successful, will satisfy all of our requirements for any particular period of time.  If we sell only the minimum number of shares yielding insufficient gross proceeds, we may be unable to cover our expenses, sufficiently fund operations or fully execute our business plan.  Below is a description of our recent note and equity financing transactions.

Notes Payable

On October 31, 2012, we entered into a note payable with an individual which had an original principal balance of $100,000. The note accrues interest at 12% annually, to be paid on the maturity date. The original due date was June 30, 2014. Subsequent to June 30, 2014, the lender agreed to extend the due date of this note to June 2015. Subsequent to December 31, 2015, the lender agreed to further extend the due date of the note to March 4, 2016. The lender later agreed to convert the note to common stock; however, the principal amount of the note was not converted as of March 31, 2016.  The accrued interest of $46,113 was converted on March 7, 2016. The note is currently in default. The balance of this note at March 31, 2016 and December 31, 2015 was $100,000. Accrued interest on this note was $1,000 and $38,000 at March 31, 2016 and December 31, 2015, respectively.

On April 4, 2013, we entered into a loan agreement with a shareholder of our company (who owns less than 5% of our outstanding shares) and an entity owned by that shareholder. The original principal balance of the loan was $1,000,000 with a fixed interest rate of 4.5% per annum for five years and then variable based on the rate at the outside third-party financial institution. The loan is secured by all of our personal property. The loan requires monthly payments of principal and interest in the amount of $6,494 with a final due date of April 4, 2033. The loan agreement required the payment of an origination fee of $10,000. This loan fee has been treated as a discount to the debt and is currently being amortized on a straight line basis over the term of the loan. The debt discount balance at March 31, 2016 and December 31, 2015 was $8,500 and $8,625, respectively. The fee agreement also requires us to pay the lender a fee of 1.25% of the outstanding loan balance quarterly during the term of this loan. This quarterly fee is recorded as interest expense when due. The lender, at its discretion, may convert the amount of this quarterly fee to shares of our common stock at $2.00 per share. The loan agreement requires us to meet certain covenants which require the approval of the lender prior to entering into certain transactions and maintaining certain operating activities of the business. The balance of this note, net of debt issuance costs, at March 31, 2016 and December 31, 2015 was $920,603 and $926,347, respectively. Accrued interest on this loan was $6,968 and $7,012 at March 31, 2016 and December 31, 2015, respectively. Also included in accrued interest is the unpaid lender fee which totaled $145,393 and $133,780 at March 31, 2016 and December 31, 2015, respectively.

On July 18, 2013, we entered into a note payable with an entity owned by a shareholder. The original principal balance of the note was $40,000. The note accrues interest at 9.5% annually. The original due date of the note was October 19, 2013. Subsequent to December 31, 2015, the parties agreed to extend this note to December 31, 2016. The balance of this note at March 31, 2016 and December 31, 2015 and 2014 was $30,000. Accrued interest on this note was $9,330 and $7,679 at March 31, 2016 and December 31, 2015, respectively.

On August 30, 2013, we entered into a loan agreement with a shareholder. The original balance of the loan was $100,000 at an interest rate of 5.25% per annum. If the loan is not paid at its first maturity date, the interest will be changed to the lender’s bank prime plus 2%. The loan is secured by all of our personal property. The loan agreement required the payment of an origination fee of $1,000 and a loan fee of $10,000 on February 3, 2014. We recorded these fees as a debt discount and amortized it over the term of the loan. The loan agreement requires us to meet certain covenants which require the approval of the lender prior to entering into certain transactions and maintaining certain operating activities of the business. This loan was originally due August 30, 2014. The parties extended the maturity date to September 5, 2015 with all other terms remaining the same. Subsequent to September 5, 2015, the parties agreed to extend the note and fee agreement to October 5, 2016. The balance of the note at March 31, 2016 and December 31, 2015 was $100,000. Accrued interest on this note was $438 and $2,188 at March 31, 2016 and December 31, 2015, respectively.

On April 2, 2014, we entered into a loan agreement with an entity primarily owned by a shareholder and current member of our Board of Directors. Simultaneously, the lender of this loan assigned all rights, title and interest to Cap-Star Holdings, I, LLC. The original principal balance of this loan was $500,000 with a due date of October 2, 2014. The loan accrues interest at 15% annually. The loan is personally guaranteed by J. Ralph Armijo, a shareholder, founder and current Chairman of the Board. The loan agreement required us to issue 250,000 shares of our common stock to the lender and warrants which allowed the lender to purchase 250,000 shares of our common stock. The issuance of the common stock and the warrants have been accounted for as a debt discount and amortized fully as interest expense in 2014. The debt discount was calculated to be $324,759 on April 2, 2014. The total proceeds of the loan were allocated based on the relative fair value of each component of the transaction. The fair value of the note payable was $500,000, the fair value of the common stock was $500,000, and the fair value of the warrants was $426,609. The fair value of the warrants was determined by utilizing the Black-Scholes model. The original due date of October 2, 2014 was extended to October 2, 2015. On October 9, 2015, the parties agreed to extend the due date to April 2, 2016. The parties subsequently agreed to extend the loan to August 30, 2016. The balance of the loan at March 31, 2016 and December 31, 2015 was $400,000. Accrued interest on this loan was $1,665 and $1,973 at March 31, 2016 and December 31, 2015, respectively.

During 2015, we entered into a note payable with a financial institution for the purchase of vehicles.  The note accrues interest at 2.99% annually and requires monthly payments of $652 with a final maturity date of July 2021.  The balance of this note at March 31, 2016 and December 31, 2015 was $38,243 and $40,180, respectively.  Accrued interest on this note was $250 at March 31, 2016 and December 31, 2015.

In November 2015, we entered into a note payable with an owner and officer which had an original principal balance of $36,000. The note is non-interest bearing. The note does include a handling fee of 1% payable monthly to be paid on the maturity date.  The original due date was June 30, 2015.  The lender agreed to extend the note to June 30, 2016, and subsequently to July 30, 2016.  The balance of this note at March 31, 2016 and December 31, 2015 was $36,000. Accrued interest on this note was $2,160 and $1,080 at March 31, 2016 and December 31, 2015, respectively.

On November 18, 2015, we entered into two notes payable with a shareholder which had a total original principal balance of $200,000.  The note accrues interest at 12% annually, to be paid on the maturity date. The original due date was June 30, 2015. The lender agreed to an extension of the notes through June 30, 2016, and subsequently to August 30, 2016.  The loan agreement required us to issue 2,801 shares of our common stock to the lender and warrants which allowed the lender to purchase 2,801 shares of our common stock.  The issuance of the common stock and the warrants have been accounted for as a debt discount and are being amortized on a straight line basis over the term of the loan.  The debt discount balance at March 31, 2016 and December 31, 2015 was $0 and $1,616, respectively.  The debt discount was calculated to be $4,308 on November 18, 2015. The total proceeds of the loan were allocated based on the relative fair value of each component of the transaction. The fair value of the note payable was $200,000, and the fair value of the warrants was $4,403. The fair value of the warrants was determined by utilizing the Black-Scholes model. The balance of this note, net of debt issuance discount, at March 31, 2016 and December 31, 2015 was $200,000 and $198,384, respectively. Accrued interest on this note was $9,910 and $6,000 at March 31, 2016 and December 31, 2015, respectively.

On December 18, 2015, we entered into a note payable with an individual which had an original principal balance of $57,000. The note accrues interest at 24% annually, to be paid on the maturity date. The original due date was May 18, 2016.  During March 2016, the note was paid in full. The balance of this note at March 31, 2016 and December 31, 2015 was $0 and $57,000, respectively. Accrued interest on this note was $0 and $570 at March 31, 2016 and December 31, 2015, respectively.

On January 14, 2016, we entered into an unsecured note payable to a public company. We and the public company were previously contemplating a merger. The original principal amount of the note payable was $500,000 and it bears interest at the rate of 9% per annum, compounded annually.  The note payable is due on June 30, 2016.  The balance of the note at March 31, 2016 and December 31, 2015 was $500,000 and $0, respectively.  Accrued interest on this note was $9,375 and $0 at March 31, 2016 and December 31, 2015, respectively.  On February 25, 2016, we entered into a 9% Promissory Note (First Allonge) with the public company in the amount of $46,448. The note was executed as part of the previous merger discussions.  The note payable is due on June 30, 2016.  The balance of the note at March 31, 2016 and December 31, 2015 was $46,448 and $0, respectively. Accrued interest on this note was $348 and $0 at March 31, 2016 and December 31, 2015, respectively.  On April 11, 2016, we executed a 9% Promissory Note (Second Allonge) with the public company in the amount of $75,000.  The loan will be due on June 30, 2016, or upon the occurrence of certain other events.  To date, we have taken the position that the previous loans made to us by the public company may be cancelled and treated as the payment of damages for breaches of multiple representations contained in the merger agreement; however, the chapter 7 trustee has demanded payment of the outstanding balance, for which we are seeking its forbearance pending further discussions.  There can be no assurance that the bankruptcy trustee or court will agree with our position and, accordingly, the full outstanding amount of the loans from the public company is reflected in our balance sheets.

During February 2016, we entered into a short-term note payable with an individual which had an original principal balance of $120,000.  The note accrues interest at 24% annually, to be paid upon the collection of certain accounts receivable. During June 2016, the note was paid in full.  The balance of this note at March 31, 2016 and December 31, 2015 was $9,600 and $0, respectively. Accrued interest on this note was $192 and $0 at March 31, 2016 and December 31, 2015, respectively.

Convertible Notes Payable

On October 2, 2012, we entered into a loan agreement with a stockholder of our company.  An owner of the lender is also a member of our Board of Directors.  The original principal amount of the loan was $381,951.  The proceeds of the loan were used to repay another loan to an individual.  The loan originally required payment of quarterly interest at an annual rate of 12% with the balance paid October 2, 2013.  The loan requires us to obtain approval before obtaining additional financing outside of the normal course of business or a change of ownership greater than 10%.  Upon default, the loan agreement provides for a perpetual license on our primary software (i.e. TridentHE) for use in the military defense market only.  On October 2, 2013, the loan was extended to November 2, 2013 with no changes in terms except the due date.  On May 9, 2014, another extension was signed.  This extension granted the following: (i) extension of the payment of all amounts to November 2, 2014 with three options to extend for 30 more days at the lender’s discretion; (ii) the interest rate will be modified from the date of the last extended due date at 18% per annum; (iii) quarterly interest payments of $17,446 will be due each quarter at August 2, 2014 and November 4, 2014; (iv) we will issue warrants providing for 2,500 shares of our common stock to the lender for every full month after May 9, 2014 in which the loan is still outstanding, and the exercise price of the warrants will be $6.00 per share and they will have a five-year life; and (v) the lender will have the right to convert the outstanding principal and interest balance to shares of our common stock, at the lender’s sole discretion, at $2.00 per share.  This extension also required a payment of past due interest totaling $38,772 to the lender by us.  The loan was extended again, by way of two of the 30-day options by the lender to January 2, 2015.  On October 14, 2015, the lender agreed to extend this note to the earlier of February 1, 2016 or the first business day following an effective date of a registration statement on Form S-1 filed by us.  On March 10, 2016, we and the lender agreed to convert the loan plus accrued interest into 203,091 shares of our common stock.  The outstanding balance of this note at March 31, 2016 and December 31, 2015 was $0 and $381,951, respectively. Accrued interest on this loan was $0 and $13,939 at March 31, 2016 and December 31, 2015, respectively.

In 2014, we issued $840,000 aggregate principal amount of convertible notes (the “12% Convertible Notes”) with maturity dates originally ranging from March 15, 2015 to June 19, 2015. All the notes carry an interest rate of 12% per annum and are entitled to convert to shares of our common stock at $4.00 per share. The total balance outstanding at March 31, 2016 and December 31, 2015 was $300,000. All of the 12% Convertible Notes were treated as current as of March 31, 2016 and December 31, 2015. Accrued interest on the Convertible Notes was $10,192 and $18,750 at March 31, 2016 and December 31, 2015, respectively.

During the year ended December 31, 2015, several of the 12% Convertible Notes were extended, paid in full and converted. Two notes totaling $300,000 were extended to February 1, 2016.  Subsequent to December 31, 2015, the lenders agreed to extend the notes to dates ranging from August 1, 2016 and September 1, 2016. A total of $42,500 was paid in full. The remaining $497,500 were converted to 124,375 shares of our common stock. In some cases, the interest was also converted at the same rate as the Convertible Notes.

In 2015, we issued $638,500 aggregate principal amount of Convertible Notes with maturity dates originally ranging from July 2, 2015 to November 30, 2015.  All the notes carry an interest rate of 12% per annum and are entitled to convert to shares of our common stock at $4.00 per share.  All of the Convertible Notes were treated as current as of December 31, 2015.  The total balance outstanding at March 31, 2016 and December 31, 2015 was $525,000.  Accrued interest on the Convertible Notes was $52,539 and $36,750 at March 31, 2016 and December 31, 2015, respectively.

During the year ended December 31, 2015, several of the 12% Convertible Notes were extended and converted.  Two notes totaling $525,000 were extended to February 1, 2016.  Subsequent to December 31, 2015, the lenders agreed to extend the notes to July 31, 2016.  The remaining $113,500 was converted to 28,375 shares of our common stock. In some cases, the interest was also converted at the same rate as the convertible notes.

At March 31, 2016 and December 31, 2015, all convertible notes payable were considered current notes payable.

Total Indebtedness Table at March 31, 2016

The following table summarizes our outstanding indebtedness as of March 31, 2016:

Obligation	Annual Interest Rate	Maturity Date	Outstanding Balance	Conversion Price
Note Payable to Frank Ramirez, dated October 31, 2012	12%	May 31, 2016	$100,000	--
Note Payable to Dr. Richard Rivera, dated August 30, 2013	5.25%	October 5, 2016	$100,000	--
Note Payable to Neighborhood Services, Inc. and Dr. Richard Rivera, dated April 4, 2013	9%	April 4, 2033	$929,103	$2.00
Note Payable to Neighborhood Services, Inc., dated July 18, 2013	9.50%	August 30, 2016	$30,000	--
Note Payable to Robert Lamvik, dated November 9, 2015	1% fee	July 30, 2016	$36,000	--
Note Payable to Dr. John Michael Ortiz, dated October 27, 2015	12%	August 15, 2016	$200,000	--
Note Payable to Public Company, dated January 14, 2016	9%	June 30, 2016	$500,000	--
Note Payable to Public Company, dated February 25, 2016	9%	June 30, 2016	$46,448	--
Loan Agreement with National Community Development Fund I, LLC, dated April 2, 2014	$5,000 per month	May 31, 2016	$400,000	--
Vehicle loans	2.99%	July 27, 2015	$38,243	--
Note Payable to Dennis Witte, dated February 16, 2015	24% per annum	Paid in June 2016	$9,600	--
Convertible Note Payable to United Car Care, dated December 4, 2014	12%	September 1, 2016	$250,000	$1.00
Convertible Note Payable to James E. Sullivan, dated December 19, 2014	12%	August 1, 2016	$50,000	$1.00
Convertible Note Payable to Samuel Spadafora, dated May 27, 2015	12%	July 31, 2016	$25,000	$1.25
Convertible Note Payable to Ronald W. Gregoire Trust, dated May 29, 2015	12%	July 31, 2016	$500,000	$1.00
Total			$3,214,394

We do not have any specific plans or agreements to reduce our debt at lower interest rates at this time.

Additional Notes Payable

On April 21, 2016, we executed a short-term 12% convertible promissory note in favor of an accredited investor. The principal amount of the convertible promissory note was $25,000 and interest accrued at 12% per annum; however, that during any event of default under this note the interest rate will increase to 15% per annum. All or any portion of the outstanding principal amount of and accrued interest under this note may, at any time on or prior to the maturity date or until the business day prior to the filing of our preliminary prospectus for use in our road show and in the holder’s sole discretion, be converted into shares of our common stock at a price equal to $2.50 per share.

On April 22, 2016, we executed a short-term 12% convertible promissory note in favor of accredited investor. The principal amount of the convertible promissory note was $100,000 and interest accrued at 12% per annum; however, that during any event of default under this note the interest rate will increase to 15% per annum. All or any portion of the outstanding principal amount of and accrued interest under this note may, at any time on or prior to the maturity date or until the business day prior to the filing of our preliminary prospectus for use in our road show and in the holder’s sole discretion, be converted into shares of our common stock at a price equal to $2.50 per share.

On May 16, 2016, we issued a purchase money promissory note to a key supplier with an original principal balance of $90,000. In the event of a default, the note is convertible into shares of our common stock. As of June 30, 2016, the outstanding balance of this note was $100,000. On May 27, 2016, we issued a promissory note to a small number of non-affiliated investors with an aggregate principal balance of $50,000 at a 12% per annum interest rate and a maturity date of November 30, 2016. The arrangement provided for warrant converage.

On May 20, 2016, we issued a short-term promissory note to an individual with an original principal balance of $25,000 and a fixed fee of $500 with a maturity date of June 30, 2016. This loan is currently in default; however, at this time a request for extension has been requested.

On May 27, 2016, we issued a promissory note to a group of investors with an aggregate principal balance of $50,000 with a __% per annum interest rate and a maturity date of November 30, 2016. The arrangement provided for warrant coverage.

On June 24, 2016, we entered into a factoring arrangement with a secured promissory note with an original principal balance of $108,000 with a __% per annum interest rate. The principal is being reduced by customer payments or accounts receivable. To date, approximately $31,000 of principal plus interest has been repaid.

As of July 7, 2016, there are a few notes payable in default, namely $100,000 with a maturity date of May 31, 2016, $25,500 with a maturity date of June 12, 2016, and $100,000 with a maturity date of May 31, 2016.

As of July 7, 2016, we have received note payable maturity date extensions for the following loans: Neighborhood Services, Inc. through August 30, 2016,  M. Ortiz $200,000 through August 15, 2016, and R. Lamvik through July 30, 2016.

Equity Private Placements

In November 2015, we completed a private placement of 281,500 shares of our common stock to a small number of accredited investors for aggregate gross proceeds of $703,750. We also entered into a letter agreement and subscription agreement with Newport Capital Bancorp, LLC, of which our director, John S. Vasquez, is a principal and manager, for the purchase in four installments of an aggregate of an additional 220,000 shares for $550,000 upon the satisfaction of certain events to occur prior to the completion of this offering. The proceeds of the private placement used primarily for working capital and general corporate purposes.

Cash, Cash Equivalents and Investments

As of March 31, 2016 and December 31, 2015, we had $356 and $791 in cash and cash equivalents, respectively, and a working capital deficit of $4,379,739 and $3,577,591, respectively.  Our cash resources increased as additional funds were received in our private placement and loan transactions described above.

Cash Flows from Operating Activities

For the three months ended March 31, 2016 and year ended December 31, 2015, operating activities used $1,711,224 and $1,152,610 in cash, respectively, primarily due to a net loss for the period, which was adjusted for stock-based compensation expenses and the non-favorable impact of trade receivable collections for working capital needs.

For the three months ended March 31, 2015 and the year ended December 31, 2014, operating activities used $147,852 and $1,590,363 in cash, respectively, primarily due to a net loss for the period, which was adjusted for stock-based compensation expenses and the non-favorable impact of trade receivable collections for working capital needs.

Cash Flows from Investing Activities

In the three months ended March 31, 2016 and the year ended December 31, 2015, $0 and $411,043, respectively, was used in investing activities due entirely to software development costs.  In the three months ended March 31, 2015 and year ended December 31, 2014, $29,105 and $270,217, respectively, was used in investing activities including $0 and $265,583 for software development and $29,105 and $4,634 in acquisitions of equipment, respectively.

Cash Flows from Financing Activities

In the three months ended March 31, 2016 and year ended December 31, 2015, $1,710,789 and $1,563,609 of cash, respectively, was provided by financing activities, primarily from the issuance of convertible notes payable net of debt issuance costs.  In the three months ended March 31, 2015 and the year ended December 31, 2014, $231,486 and $1,463,569 of cash, respectively, was provided by financing activities, primarily from the issuance of common stock and notes payable.

Operating Capital and Capital Expenditure Requirements

We expect minimal increases in our operating capital and capital expenditure requirements, which may include expenditures for computer server and storage upgrades and continued new product software development which is capitalized for a short to mid-term period of time.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.  However, we currently maintain operating leases on our Hampden and Broadway facilities, for which full liability value has not been captured on our balance sheet.

JOBS Act

On April 5, 2012, the Jumpstart Our Business Startups Act of 2012, or JOBS Act, was enacted.  Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933 for complying with new or revised accounting standards.  This means that an “emerging growth company” can make an election to delay the adoption of certain accounting standards until those standards would apply to private companies.  We have elected to delay such adoption of new or revised accounting standards and, as a result, we may not comply with new or revised accounting standards at the same time as other public reporting companies that are not “emerging growth companies.” This exemption will apply for a period of five years following our first sale of common equity securities under an effective registration statement or until we no longer qualify as an “emerging growth company” as defined under the JOBS Act, whichever is earlier.

Recently Issued Accounting Pronouncements

In May 2014, FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”), which requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. The new guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016. We are currently evaluating the impact of the new standard.

In August 2014, the FASB issued ASU No. 2014-15, “Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern” (“ASU 2014- 15”), which provides guidance on management’s responsibility in evaluating whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. ASU 2014-15 is effective for the annual period ending after December 15, 2016, and for annual and interim periods thereafter. The adoption of ASU 2014-15 is not expected to have a material impact on our financial position, results of operations or cash flows.

In November 2014, FASB issued ASU 2014-16, “Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share is More Akin to Debt or to Equity” (“ASU 2014-16”). ASU 2014-16 clarifies how current guidance should be interpreted in evaluating the economic characteristics and risks of a host contract in a hybrid financial instrument that is issued in the form of a share. Specifically, the amendment clarifies that an entity should consider all relevant terms and features, including the embedded derivative feature being evaluated for bifurcation, in evaluating the nature of a host contract. ASU 2016-16 is not expected to have a material impact on our financial position, results of operations or cash flows.

In March 2015, FASB issued ASU No. 2015-03, “Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs” (“ASU 2015-03”). The amendments in this ASU require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs  are not affected by the amendments in ASU 2015-03. The amendments are effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Early adoption of the amendments is permitted for financial statements that have not been previously issued.  The amendments should be applied on a retrospective basis, wherein the balance sheet of each individual period presented should be adjusted to reflect the period- specific effects of applying the new guidance. Upon transition, an entity is required to comply with the applicable disclosures for a change in an accounting principle.  These disclosures include the nature of and reason for the change in accounting principle, the transition method, a description of the prior-period information that has been retrospectively adjusted, and the effect of the change on the financial statement line items (i.e., debt issuance cost asset and the debt liability).  We have adopted ASU 2015-03.

In February 2016, the Financial Accounting Standards Board (“FASB”) issued a comprehensive standard related to lease accounting to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Most significantly, the new guidance requires lessees to recognize operating leases with a term of more than 12 months as lease assets and lease liabilities. The adoption will require a modified retrospective approach at the beginning of the earliest period presented.  The new standard is effective for the fiscal year beginning after December 15, 2018, with early adoption permitted.  We are evaluating the impact of this standard on our consolidated financial statements.

In January 2016, the FASB issued a new standard related primarily to accounting for equity investments, financial liabilities where the fair value option has been elected, and the presentation and disclosure requirements for financial instruments. There will no longer be an available-for-sale classification and therefore, no changes in fair value will be reported in other comprehensive income for equity securities with readily determinable fair values.  The new standard will be effective for the fiscal year beginning after December 15, 2017 and early adoption is permitted.  We are currently evaluating the impact of this standard on our consolidated financial statements.

In November 2015, the FASB issued guidance simplifying the presentation of deferred tax liabilities and assets requiring that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position.  The new standard is effective for the fiscal year beginning after December 15, 2016, with early adoption permitted.  We are currently evaluating the impact of this standard on our consolidated financial statements.

In May 2015, the FASB issued guidance about a customer’s accounting for fees paid in a cloud computing arrangement. If a cloud computing arrangement includes a software license, then the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract.  The guidance is effective for the fiscal year beginning after December 15, 2015 and may be applied on either a prospective or retrospective basis.  We do not expect the adoption of this standard to have a material impact on our consolidated financial statements.

In November 2014, FASB issued ASU 2014-16, "Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share is More Akin to Debt or to Equity" ("ASU 2014-16"). ASU 2014-16 clarifies how current guidance should be interpreted in evaluating the economic characteristics and risks of a host contract in a hybrid financial instrument that is issued in the form of a share. Specifically, the amendment clarifies that an entity should consider all relevant terms and features, including the embedded derivative feature being evaluated for bifurcation, in evaluating the nature of a host contract. ASU 2014-16 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. ASU 2014-16 is not expected to have a material impact on our financial position, results of operations or cash flows.

These disclosures include the nature of and reason for the change in accounting principle, the transition method, a description of the prior-period information that has been retrospectively adjusted, and the effect of the change on the financial statement line items (i.e., debt issuance cost asset and the debt liability).  We have adopted ASU 2015-03 in these financial statements and it did not have a material impact on our financial position, results of operations and cash flows.

We do not believe there would have been a material effect on the accompanying financial statements had any other recently issued, but not yet effective, accounting standards been adopted in the current period.

Quantitative and Qualitative Disclosures about Market Risk

We currently have no material exposure to interest rate risk.  In the future, we intend to invest our excess cash primarily in money market funds, debt instruments of the U.S. government and its agencies and in high quality corporate bonds and commercial paper.  Due to the short-term nature of these investments, we do not believe that there will be material exposure to interest rate risk arising from our investments.

BUSINESS

Overview

We started our business in August 2011 to provide the IAM market with new and specialized software products based on current open-standards technologies and more competitive pricing.  The founding members of our company acquired valuable knowledge from their collective experience in providing IAM services utilizing multiple industry-leading IAM products over the past decade.  This experience and product knowledge led our management team to embark on the development of our proprietary TridentHE software, which is a new, differentiated software product focused exclusively on the education market segment that includes higher education and TridentK12 software aimed at elementary and secondary school districts.  According to a report by the Center for Digital Education, an independent market research publication, the education technology market segment received approximately $6.6 billion in 2015 investment.  We believe that IAM educational software products are a significant growth opportunity for our business.

Our corporate objective is to provide the education sector with identity infrastructure that enables the protection of digital identities created by the growth of internet technologies.  Through existing personnel and key new hires, we have experience across multiple IAM platforms, including Sun Microsystems, Oracle, Novell, Microsoft, Symplified and other open-source software.  We have a source-code licensing agreement with OpenIAM, LLC, a leader in the development of open-standards identity software, which can be adapted and extended for specific users, to utilize its identity manager software as part of the infrastructure of TridentHE and our other software products.

Industry Overview and Target Markets

The increasing use of internet technologies is transforming the way people work and communicate.  Consequently, more people have access to information, including certain corporate and personal data, which should be restricted.  In the digital age, “identities” are established, validated through an “authoritative source” and certain rights are “provisioned” either by one’s role (i.e., student, faculty or alumni) or by a rule (i.e., a Vice President has more access than a manager).  This administrative software is called “identity and access management” software.  IAM software provides rights and services to individuals accurately and securely, based on validating identities and authorizing access using a variety of contemporary software techniques.

IAM is one of the primary market segments within the broader cyber-security market, which includes, in addition to IAM, risk and compliance management, data encryption, data leakage prevention, data recovery, anti-virus protection, and fire wall and network security.  IAM offers four main security functions: (i) user authentication through the identification of users, roles and resources to be accessed and the creation of user accounts, (ii) authorization through password creation and management, (iii) reconciliation that assesses security risks and ensures appropriate user access, and (iv) auditing where users can create IAM reports and have centralized access to their IAM records.  Key drivers of IAM software and services include:

•	meeting compliance requirements for access to critical systems and applications,

•	improving internal security,

•	enabling growth through secure use of the internet,

•	improving end user productivity via a single sign-on enabling access to multiple applications,

•	facilitating business-to-business interactions via identity federation, and

•	improving IT efficiency by automating user provisioning and reducing calls to the help desk.

There is a particular need in the education market for IAM software due to the unique sources of authentication and the constant turnover of thousands of students each year.  Our TridentHE and TridentK12 software was designed to serve the needs of the education market by connecting to the applications used in that industry and supply provisioning services based on the needs of students, faculty and alumni.

The diagram below illustrates the intended benefits of our IAM system:

IAM Market Overview

IDC, an independent market research firm, estimated in a November 2014 report that the worldwide IAM market is expected to account for $7.1 billion in license, maintenance and SaaS revenue by 2018.  While IDC’s report showed significant historical revenue growth and predicted strong future growth in the IAM market, it also revealed considerable market fragmentation with respect to the market share and overall number of vendors.  We believe that this fragmentation creates  a significant growth opportunity for our business, and we have attempted and plan to continue to attempt to capitalize on this potential through an aggressive product strategy that we believe is superior to the approach to IAM software and services used by several of our competitors within the general IAM market.  In our experience, we believe the IAM products of our competitors are built for use by multiple industries, for example, financial services, healthcare, technology and other sectors, while our products are built specifically for educational institutions.  Our software is configured to meet the needs of the collaborative environment of educational institutions rather than for the needs of commercial enterprises.  Our software is also designed to handle the routine turnover of large numbers of digital identities for students and staff at educational institutions, which greatly exceeds the rate of turnover of employees at most businesses.  Our software “on-boards” new digital identities and removes departing individuals in a way that is both efficient and meets compliance and security policies of education institutions.  Our IAM products also allow for digital identities that have multiple simultaneous roles (student, employee, faculty member), while commercial IAM software often limits digital identities to single roles, and our software allows individuals who depart an educational institution to maintain access rights to email or IT systems, such as when a graduating student’s “.edu” email address remains functional until they obtain a job, rather than immediately terminating all rights upon an individual’s departure from the institution, as is the custom when an employee leaves a business.

During 2015, approximately $6.6 billion was invested in the education technology market segment, according to a report by The Center for Digital Education, an independent market research publication.  We believe education technology lags behind numerous other commercial enterprises in terms of technological advancements, leading to greater demand for solutions that enhance student data privacy, a topic of increasing importance as there have been many data breaches in recent years. As we focus exclusively on the education IAM market, we believe demand for our tailored, scalable solutions in the education technology market will continue to increase.

Provisioning, the key IAM function of our TridentHE and TridentK12 software, is the process of providing users such as students, faculty and employees with access to data and technology resources like email, inclusion in certain directories and access to certain information in response to automated or interactive business processes.  Other segments of the IAM market are web single sign-on, enterprise single sign-on and directory services.  We believe that, based on industry data, provisioning accounts for a majority of all IAM market revenues due to further acceptance of the enterprise environment, incorporation of managing identities in cloud computing applications, inroads into the midmarket and continued requirement of significant consulting and integration investment for implementation.

IAM Market Strategy

Our strategy is based on our belief that customers are unsatisfied with many of the products and services offered by the largest companies in the IAM market.  In conversations with a leading provisioning vendor, we were informed that 50% of third-party provisioning products end up as software that is not actually used.  Forrester Research, Inc. and other analyst groups have commented about a shift in the way IAM products are being developed by vendors.  A Forrester report released in 2014 noted “[p]roducts that give quick answers to immediate security and audit problems (privileged user, password management, identity audit and enterprise single sign-on) continue to excel and move fast along our adoption curves.”

We believe that the current state of market fragmentation has created an opportunity for us.  In order to capture this opportunity, we entered into a strategic licensing agreement with OpenIAM to produce and develop our own proprietary identity management software.  In addition, we assembled a highly-experienced leadership team to bring our software products to market.  We offer one of the first open-standards, enterprise-class identity manager software products in the education market.  We believe that our TridentHE and TridentK12 products are higher quality, lower cost and easier to implement and maintain than the software offered by our competitors.

Target Market Opportunity

We believe that our focus on the education sector provides a significant market opportunity for our company.  Certain members of our management have acquired extensive market knowledge through their respective business experience, including numerous higher education IAM implementations and membership in leading national education organizations such as EDUCAUSE.  We believe this market has significant needs and has demonstrated that IAM continues to be a top priority year after year.  There are over 4,700 universities and colleges and over 13,800 K-12 school districts within the United States, collectively representing a market opportunity of approximately $2.3 billion, according to IDC.

Solving IAM problems can be complex, expensive and difficult to accomplish.  Our ability to offer an innovative software product based on open-standards, common frameworks and well-known methodologies provides significant value to the education sector.  Since we provide software products built on open-standards technology that reduce the cost and complexity of implementing IAM software and services, we believe that we have significant potential to expand into and succeed in markets that were traditionally out of reach to IAM vendors because less human and monetary resources are required.

Our Identity and Access Management Software Products and Services

Our TridentHE, TridentK12 and other software products improve the efficiency of IT systems with automated tools for on-boarding of new users and provisioning of user access rights.  In addition, our software products provide our customers with multiple IAM functions, including user authentication through the identification of users, roles and resources to be accessed and the creation of user accounts, authorization through password creation and management, reconciliation that assesses security risks and ensures appropriate user access, and auditing where users can create IAM reports and have centralized access to their IAM records.  Below is a description of each of our current software products:

TridentHE for Higher Education Market

TridentHE is an open-standards (software that can be easily adapted and extended for specific users) and enterprise-class identity management software program dedicated to addressing the specific needs of higher education.  TridentHE provides comprehensive provisioning, password management and identity synchronization.  TridentHE’s provisioning capabilities allow for the creation of users, roles and resources, access that is role- and rule-based, automated workflows, delegated access administration and approvals, multiple authoritative sources of record and multiple targets.  TridentHE enables the establishment of a password policy, the synchronization of passwords to all applications, self-service password changes, profile management, access request approvals, white pages and FERPA compliance, and integration of our software with a help desk.  TridentHE’s reconciliation functionality allows connectors to determine if target systems have the correct credentials, automated error detection and correction, and periodic user access confirmation.  TridentHE’s audit abilities include the creation of ad hoc and custom reports.  Our TridentHE software, first released in October 2011, and its associated services and maintenance represented a majority of our total revenue for the three months ended March 31, 2016 and the years ended December 31, 2015 and 2014.  Revenue from TridentHE sales is expected to continue to constitute a significant percentage of our total revenue for the full 2016 year.

TridentK12 for K-12 Education Market

TridentK12 is an identity-management software designed specifically for K-12 education, providing quality provisioning, password management and identity synchronization.  TridentK12 is a cost-effective, open standards-based identity software program that provides “out-of-the-box” integration for K-12 education environments.  TridentK12’s provisioning capabilities allow for near real-time account creation with multiple authoritative sources of record and multiple access   targets based on users’ information, roles and resources, as well as automated workflow control and delegated access approvals and administration.  TridentK12’s password management allows for the establishment of a customized password policy, self-service password changes, profile management, access request approvals, white pages and the school’s FERPA compliance, synchronization of passwords to all applications, and integration of our software with a help desk.  TridentK12’s functionality allows for connectors to determine if target systems have the correct credentials, automated error detection and correction, and the periodic sending of access configurations to appropriate access approvers to confirm access of a user.  TridentK12’s audit abilities include the creation of ad hoc and custom reports, automated audit workflows to enforce an organization’s access policy and centralized account and access records.  Our TridentK12 software was released in late 2014.  TridentK12 generated minimal revenue in the first quarter of 2016 and during 2015.  We expect that revenue from TridentK12 sales will increase as a percentage of our total revenue in future periods as we expand our marketing and distribution efforts in the K-12 market segment.

EduZone

EduZone is a platform of technologies that brings together an ecosystem we call Digital Citizenship in Education.  Digital “citizenship” is the online presence, via school district systems, of students, teachers, administration, technology leaders, academic leaders, parents, application providers and other partners representing the educational community today and of the future.  In EduZone, digital citizens access a single platform where they find their digital resources, secured by a unique login, that allow them to focus on a student’s performance.  The platform is designed to be fully integrated with school district identity and information systems, under the full control and discretion of the school district, enhancing student data privacy and providing control and fast adoption that the ecosystem requires.  We initially demonstrated a prototype of our EduZone platform in mid 2015 and EduZone is currently in its “pilot stage.”  In order to bring EduZone to market, we are finalizing the multi-tenant functionality of our Trident database, the integration of an “operational data store” and the connector work to integrate “educational applications” into our EduZone system.  We expect to roll-out EduZone to the education market on a commercial basis following the completion of this offering.

EduZone offers the following features:

•
EZ Application Launcher – This is a single website where citizens can log-in and access all of a school district’s approved applications.  These applications are all secured by the same login information issued and controlled by the school district so all the participating applications are unlocked once a citizen is logged into the application launcher.

•
EZ Application Marketplace – As applications join EduZone, all participating citizens can browse the pool of applications.  Because these applications will have already gone through the integration process, requesting a school district to approve them for use may be made through a mouse click.  Once approved, these apps will appear in the application launcher.

•
EZ Identity – Users of school district resources, whether parents, students, teachers or administrators, become digital citizens in education when their on-line persona is created upon registration, enrollment or hire.  The digital identity enables secure access to approved applications by the school district and under the privacy guidelines of the school district.

•
EZ Registry – School districts and application providers access a single registry to enroll their organizations in the EduZone platform and become digital citizens.  In the registry, the school district securely sets up access into their authentication information and approves access to other necessary information allowing EduZone to facilitate the identity exchange, as well as making approved data available to applications.  In the registry, the school district controls and sets up agreements with how applications may use and maintain the data.  Application providers use the registry to make their applications available in the EduZone Application Marketplace and agree to the terms of use by the school districts.

•
EZ Data – School districts and applications providers use and generate data that each one needs independently, but when interoperability allows them to share the data, student success is expected to improve.  EduZone data is an interoperable platform that allows the school district to maintain control while facilitating the exchange of data with the application providers.  By using the Application Programming Interface to EduZone Data, application providers have an up-to-date view into school district data while the school district maintains full control over that data and its access.  School districts can enable teachers to have a concise view into student performance, parents to access their children’s snapshot, and administrators to have a consolidated view of their domains.

TridentCloud

TridentCloud is a flexible and simple to implement software designed to provide IAM services to higher education and K-12 institutions from a cloud environment, which we refer to as IDaaS.  Once deployed within its infrastructure, an educational institution can deliver quality provisioning, password management and identity synchronization services with the financial benefits of economies of scale.  The current version of our TridentCloud is operational and is being rolled out to K-12 school districts to provide them with IDaaS services.  Subsequent versions of TridentCloud are being developed in conjunction with strategic educational partners and service providers to service the higher education market segment.

For TridentHE, TridentK12 and EduZone customers, we offer services for Shibboleth software, which principally utilizes the OASIS Security Assertion Markup Language, among other widely used identity standards, to provide a federated single sign-on and attribute exchange framework.  A user authenticates with his or her organizational credentials, and the organization (or identity provider) passes the minimum identity information necessary to the service provider to enable an authorization decision.  Shibboleth also provides extended privacy functionality allowing a user and their home site to control the attributes released to each application.

Actual University Case Study

In 2009, a university located in the southern United States first invested in an IAM solution to create a simplified sign-on environment for its students and faculty.  At the time, the university’s departments could create their own active directories resulting in an individual having upwards of five passwords.  To address this problem, the university sought a more efficient system to manage identities and deployed an IAM solution from Oracle.  When it came time to upgrade the system, Oracle was no longer supporting the software, and the university would have needed to make significant investments in another IAM system.  In order to avoid re-implementing its entire IAM system, the university sought an IAM solution that could improve its existing system.

The university ultimately selected TridentHE software for its compatibility with the university’s existing IT administration system for students and its ability to tie together the university’s Oracle applications for its human resources department and its student IT administration system.  In addition, TridentHE provides the university with key directory, database and password syncing applications.  The TridentHE solution met the university’s needs, as it was easy to deploy and had a smaller hardware/storage footprint than the university’s IAM system because of its use of open standards software.

Once the university fully implemented our TridentHE software, the impact to end users from the upgrade of the IAM system was minimal.  Other than a new, sleek and modern interface, the university’s users saw no change to the university’s IAM system.  The university’s students and employees responded positively to the upgraded system and like the interface of the new self-service portal (where they go to claim their account and set up challenge questions for password protection).  Without inconveniencing users through the adoption of our TridentHE software, the university has:

•	reduced the time to implement IAM system changes by six months due to TridentHE’s simplicity and the ability to leverage already documented best practices;

•	significantly reduced the amount of hardware needed for data storage; and

•	increased flexibility for future IAM system software integrations, with no additional skills needed by IT staff due to TridentHE’s use of open standards software.

Our Growth and Expansion Strategy

Overall Strategy

We intend to grow our business organically by expanding our reseller channel, developing our in-house channel support, extending our product line, building our industry position and accelerating our marketing and distribution efforts.  We also intend to commercially launch our EduZone technology platform, which we expect to further broaden our product line and service offerings, and provide additional growth opportunities for our business.

We plan to develop an international market by focusing initially on countries where English is a primary working language, limiting exports to countries with sufficiently robust intellectual property and software copyright laws, enhancing global partnerships, creating greater brand awareness and building customer support infrastructure.

Along with organic growth, we plan to position our company as a “consolidation platform” for cyber security-focused companies that service the EdTech marketplace, and we will seek business combination transactions with well-positioned companies to the extent that we believe such transactions may be accretive and synergistic in terms of immediate revenues, business lines, customers and cross-selling opportunities.  Areas of interest to us are cyber-security companies that could provide complementary software and/or technology platforms, existing customer bases in various niche or regional markets and experienced technical employees.  As of the date of this prospectus, we have not entered into any term sheets or agreements with respect to an acquisition.

Key Initiatives

We are currently pursuing multiple initiatives to meet our strategic objectives.  These initiatives include the following key elements:

TridentHE Growth. We intend to promote TridentHE software and services in order to capitalize on the opportunities created by IAM market fragmentation by filling the need for a contemporary open-standards software program in the education market.

Aegis Identity Center of Excellence. We provide a customer-centric service center through a membership organization owned by our company through which IAM industry vendors can offer a one-stop shop for “proof of concepts” in education.

K-12 Market Initiative. We will continue to offer our TridentK12 software and EduZone as cost-effective IAM solutions to support the digital evolution in K-12 education.  We provide secure and timely IAM accessibility customized to each user and software that can be rapidly scaled.

Second Vertical Market Evaluation. We intend to apply our TridentHE software across other vertical markets, capitalizing on the fact that identity issues in the education market are much more difficult to solve than those in the commercial market.  We intend to pursue the selection of a second vertical market in 12 to 18 months.

Customers

Our present and potential customers are major universities and school systems.  Sales are currently performed by our internal sales team that is being expanded to include a reseller channel that will purchase and resell our IAM software products and provide integration and support services.  Our IAM software products are being used by the following schools:

California State Polytechnic, Pomona, CA	Radford University, Radford, VA
California State University, San Bernardino, CA	Rockefeller University, New York, NY
Colorado School of Mines, Golden, CO	Southern Illinois University, Carbondale, IL
Colorado State University, Pueblo, CO	St. Edward’s University, Austin, TX
Hawaii Pacific University, Honolulu, HI	University of Oregon, Eugene, OR
New Jersey Institute of Technology, Newark, NJ	Wake Forest University, Winston-Salem, NC
Queen’s University, Kingston, Ontario, Canada	Washington College, Chestertown, MD

In 2015, our five largest customers (by revenue) were IlliniCloud, Chicago State University, Colorado School of Mines, City College of San Francisco and The College of William and Mary.  In 2014, this list included IlliniCloud, Radford University, Chicago State University, West Virginia University and Queen’s University (Canada), all of which continue to license our software.

IlliniCloud and Chicago State University accounted for $226,919 and $221,400, respectively, or approximately 12.8% and 12.5%, respectively, of our revenue during the year ended December 31, 2015.  IlliniCloud and Radford University accounted for $314,253 and $197,955, respectively, or approximately 17.9% and 11.3%, respectively, of our revenue during the year ended December 31, 2014.  Except for these customers, no single customer accounted for more than 10% of our revenue during the years ended December 31, 2015 and 2014.

Marketing and Distribution

We market and distribute our software products through direct sales and our resellers.  We currently have two resellers located in the United States.  We intend to devote a portion of the net proceeds of this offering to enhance our marketing and distribution efforts.  We expect approximately 20% of software implementations will be performed directly by us with service providers or channel partners being utilized to perform the remaining implementation requirements.

Our IAM software products are sold pursuant to license agreements that allow for the installation and use of each of our licensed products on one IT system.  Our licenses allow our customers to use the version of software initially purchased into perpetuity. Our licenses come with warranties that our IAM software will perform in all material respects according to its documented specifications when used with an operating environment approved by us.  We also sell maintenance services contracts and professional services agreements to educational institutions that have already purchased software licenses for the continued support of the functionality of our IAM software.

Software Maintenance

We provide maintenance services to our educational institution customers, and regard it as a top priority.  Maintenance is provided by our technical support staff based in our main office.  Maintenance services consist of upgrades and technical phone and email support.  After an initial 90-day software warranty period, Maintenance services are provided to customers at an annual cost of 20% of the software license fee.

We also provide training and certain implementation services to our customers and conduct training seminars.

Our Revenue Model and Pricing

Our primary revenue model is based on traditional software licensing.  When a customer downloads our IAM software, we receive an upfront software license fee, with annual revenue and maintenance fees of approximately 20% of the original license fee.  We estimate that our average new licensing contract generates an initial fee of between $75,000 and $125,000, and that new professional services contracts for installation and configuration range from approximately $50,000 to $150,000.  While we receive a non-recurring revenue stream from our software licensing, we receive a recurring annual revenue stream of 20% of the original license value each year for renewed licenses.  Since our inception, we have experienced a customer maintenance renewal rate of more than 95% and we expect that trend to continue based on historical vendor-specific objective evidence.

Our Technology Platform and Intellectual Property

We rely on a combination of trademark and trade secret laws in the United States and other jurisdictions, as well as confidentiality procedures and contractual provisions to protect our proprietary information, technology and brand.  In October 2015, we submitted a trademark application for our new corporate logo, which is currently pending approval.

We protect our proprietary information and technology, in part, by requiring our employees to enter into agreements providing for the maintenance of confidentiality and the assignment of rights to inventions made by them while employed by us.  We also may enter into non-disclosure and invention assignment agreements with certain of our technical consultants to protect our confidential and proprietary information and technology.  We cannot assure you that our confidentiality agreements with our employees and consultants will not be breached, that we will be able to effectively enforce these agreements, that we will have adequate remedies for any breach of these agreements, or that the our trade secrets and other proprietary information and technology will not be disclosed or will otherwise be protected.

We also rely on contractual and license agreements with third parties in connection with their use of our technology and services.  There is no guarantee that such parties will abide by the terms of such agreements or that we will be able to adequately enforce our rights.  Protection of confidential information, trade secrets and other intellectual property rights in the markets in which we operate and compete is highly uncertain and may involve complex legal questions.  We cannot completely prevent the unauthorized use or infringement of our confidential information or intellectual property rights as such prevention is inherently difficult. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our confidential information and intellectual property protection.

We have developed, tested and enhanced our IAM software products over the last three years.  Research and development expenditures were $62,560 in the three months ended March 31, 2016 and $373,978 and $182,314 in the years ended December 31, 2015 and 2014, respectively.

Competition and Competitive Advantages

We face significant competition in the education segment of the IAM market. Oracle, Microsoft, Fischer International, Hitachi, NetIQ and IBM are the primary competitors that we encounter within the education market segment, but none of these competitors focus entirely on educational institutions the way we do.  The primary focus for most of these competitors is the commercial market.  We believe that each of these companies’ IAM software is more expensive and complex than ours.  We believe our competitive advantages include:

Open-Standards Products.  We offer an open-standards, enterprise-class identity management software in the vertical market of higher education and K-12 school districts.  We believe that our TridentHE and TridentK12 software costs less than the IAM software offered by our competitors and provides a “value for money” alternative.  Open standards allow both our company and the higher education institution to more easily attract developers and support staff familiar with programming technologies such as Groovy and the Spring Framework.  This results in lower on-going support and maintenance costs.  Whether a customer chooses to have us provide program support, utilize an Aegis Identity partner or handle program support internally, open standards and open source partner technologies reduce a customer’s support costs.

Affordability.  We leverage open standard software to provide affordable software products for higher education.  By using open standards as part of our software, our cost of development and our customers’ ongoing cost of ownership are lower.  Complementing the overall lower cost, we offer very competitive fixed license pricing based on the overall size of the institution instead of the number of users or connectors that are required.  We believe that this makes TridentHE and TridentK12 more affordable for educational institutions with budgetary constraints.  We believe the lower price point of our TridentHE software expands our market opportunity well beyond the current enterprise-focused IAM software offered by most vendors.  For example, in our experience we believe that Sun Microsystems has focused its efforts on the top 1,000 universities and that Oracle has focused its efforts on the top 600 universities.  We anticipate that our TridentHE software will be able to address the larger market of over 4,700 universities and colleges due in large part to being more affordable that similar products offered by our competitors.  Additionally, we expect our TridentK12 software will be able to effectively address the unique requirements of the over 13,800 K-12 school districts in the United States.

Barriers to Entry.  While there are no absolute barriers to entering the IAM software business for the education market, we believe there are significant hurdles for prospective competitors to overcome.  These barriers include long software development time, the difficult and time-consuming process of acquiring new customers, systems testing, knowledge of the market and specific customer needs, and the cost of developing a sales distribution network.  Unlike new entrants in the industry, we have already established an internal sales force and are building a reseller network, and our software is already installed and operating at more than 75 major universities, private colleges, community college systems and K-12 school districts across the United States.

Management Experience. Our executives have extensive experience managing companies, with significant, practical experience involving numerous IAM implementations utilizing legacy Sun Microsystems, Inc. software to deliver custom IAM services to higher education customers. Additionally, our management has substantial vertical market expertise in the higher education market.

Higher Education Advisory Board

We have established a Higher Education Advisory Board comprised of nine members with experience in the areas of information technology, security, identity management and administration.  The members represent some of our largest customer universities such as Radford University, the University of Oregon, California State University, Southern Illinois University and the New Jersey Institute of Technology.  The Advisory Board meets periodically with our Board of Directors and management to discuss matters relating to our product roadmap and strategic direction.  Members of the Advisory board are reimbursed by us for out- of-pocket expenses incurred in serving on the Advisory Board.  To our knowledge, none of the Advisory Board members has any conflict of interest between their obligation to us and their obligations to others.

Government Regulation

Like many software businesses, our operations are subject to routine regulation by governmental agencies.  Much of this regulation will affect us indirectly, inasmuch as, and to the extent that, it affects our licensees more directly.  A summary of the laws and regulations that might affect our licensees is set forth below.

Companies conducting business on the internet are subject to a number of foreign and domestic laws and regulations.  In addition, laws and regulations relating to user privacy, freedom of expression, content, advertising, information security, and intellectual property rights are being debated and considered for adoption by many countries throughout the world.  Online businesses face risks from some of the proposed legislation that could be passed in the future.

In the United States, laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, which include actions for libel, slander, invasion of privacy and other tort claims, unlawful activity, copyright and trademark infringement, and other theories based on the nature and content of the materials searched, the ads posted, or the content generated by users.  Certain foreign jurisdictions are also testing the liability of providers of online services for activities of their users and other third parties.  Any court ruling that imposes liability on providers of online services for activities of their users and other third parties could harm our licensees’ operations, and thus, indirectly, our business.

A range of other laws and new interpretations of existing laws could have an impact on our licensees’ operations. For example, the Digital Millennium Copyright Act has provisions that limit, but do not necessarily eliminate, liability for listing, linking, or hosting third-party content that includes materials that infringe copyrights. Various U.S. and international laws restrict the distribution of materials considered harmful to children and impose additional restrictions on the ability of online services to collect information from minors. In the area of data protection, many states have passed laws requiring notification to users when there is a security breach for personal data, such as California’s Information Practices Act.  The costs of compliance with these laws may increase in the future as a result of changes in interpretation.  Further, any failure on our licensees’ part to comply with these laws may subject them to significant liabilities.

Companies conducting online businesses are also subject to federal, state, and foreign laws regarding privacy and protection of user data.  Any failure by our licensees to comply with their posted privacy policies or privacy related laws and regulations could result in proceedings against them by governmental authorities or others, which could potentially harm their business, and consequently, our business to the extent such proceedings impact licensee revenue and the license fees payable to us stemming from such revenue.  Further, any failure by our licensees to protect their users’ privacy and data could result in a loss of user confidence in their services and ultimately in a loss of users, which could adversely affect their business, and consequently, our business.

We also must comply with the federal Family Educational Rights and Privacy Act, or FERPA, which protects the privacy and restricts the disclosure of student information.  FERPA generally prohibits an educational institution from disclosing personally identifiable information from a student’s education records without the student’s consent if the student is 18 years of age or older.  As an entity that provides IAM software and services to educational institutions, we are indirectly subject to FERPA and may not transfer or otherwise disclose any personally identifiable information from a student record to another party other than in a manner permitted under the statute.  Any violation of us by FERPA could result in a material breach of contract with one or more of our customers and could harm our reputation.  Further, if we disclose student information in violation of FERPA, the Department of Education could require one or more customers to suspend our access to student information for an extended period.

Facilities

Our principal executive offices are located in approximately 7,284 square feet of office space in Englewood, Colorado and 2,000 square feet of office space in Denver, Colorado.  We currently pay rent of $10,692 per month, under a lease that expires in May 2020, for our Englewood office and rent of $2,500 per month for our Denver office, under a one-year sublease that commenced in November 2015 and automatically renews on an annual basis, with Newport Capital Bancorp, LLC, of which John S. Vasquez, a director of our company, is the Chairman and manager.

Employees

We currently have 16 employees who work for us on a full-time basis.  Other than five senior executives and administrative personnel, our employees are specifically focused on product development and engineering with five individuals, marketing and sales with four individuals and professional services with two individuals.  Following the closing of this offering, we plan to hire additional employees for our product development and engineering group.  None of these employees is covered by a collective bargaining agreement and management considers relations with employees to be good.

Legal Proceedings

To our knowledge, no federal, state, local or foreign governmental agency is presently contemplating any proceeding against us that would have a materially adverse result on us.  To our knowledge, no director, executive officer or affiliate of our company or owner of record or beneficially of more than 5% of our common stock is a party adverse to us or has a material interest adverse to us in any proceeding.

We anticipate that we will from time to time become subject to claims and legal proceedings arising in the ordinary course of business. It is not feasible to predict the outcome of any such proceedings, and no assurance can be made that their ultimate disposition will not have a material adverse effect on our business, financial condition, cash flows or results of operations.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names and ages of our executive officers and directors, and their positions with us, as of June 30, 2016:

Name	Age	Position
J. Ralph Armijo	62	Founder and Executive Chairman of the Board
Robert Lamvik	59	President, Chief Executive Officer, Treasurer and Director
Hadley Evans, Jr.	55	Chief Financial Officer
Thomas Autobee	64	Director
Graham Forman	44	Director
Craig S. Newmaker	50	Director
Sanjeevan Ratnathicam	44	Director
John S. Vasquez	45	Director

The principal occupations for the past five years (and, in some instances, for prior years) of each of our executive officers and directors are as follows:

J. Ralph Armijo has served as our Executive Chairman of the Board since August 2011, when he founded our company with Robert Lamvik.  Mr. Armijo served as our President from August 2011 through May 2014 when Mr. Lamvik assumed this position.  He also served as our first Chief Executive Officer from August 2011 until August 2015 when Mr. Lamvik assumed that position.  Mr. Armijo served as the Chief Executive Officer, President and Chairman of the Board for Aegis Business Group, Inc., an IAM advisory and consulting company, from 2003 through October 2011.  Prior to establishing Aegis Business Group, Inc., Mr. Armijo served as the Chairman of the Board of Navidec, Inc. from 1993 to 2001. From 1981 to 1993, Mr. Armijo served in multiple senior management roles at Tektronix, Inc.  From 1976 to 1981, he served in various sales and marketing roles at IBM Corporation.  Mr. Armijo was also the creator of DriveOff.com, which was ultimately sold to Microsoft in 2000. Mr. Armijo has served as a director on multiple corporate boards including Navidec, Inc. from 1993 to 2002, DriveOff.com from 1998 to 2000, YourAutoChoice.com (an Avis Europe/Navidec joint venture) from 1998 to 2001, and VSI Holding Inc. from 1998 to 2000. Mr. Armijo received a B.A. degree in economics from Colorado College, an M.B.A. from the Anderson School of Management at the University of California in Los Angeles (UCLA) and an Honorary Doctorate Degree from Colorado College.  In 2001, Mr. Armijo was recognized by Ernst & Young as the Rocky Mountain Region Entrepreneur of the Year in Technology Services.

As our Chairman and single largest stockholder, Mr. Armijo leads the Board and guides our company along with Mr. Lamvik.  Mr. Armijo brings extensive identity and access management industry knowledge to our company and a deep background in launching and growing technology companies.

Robert Lamvik has served as our Chief Executive Officer since August 2015, as President since May 2015 and as Treasurer and a member of our Board of Directors since August 2011, when he co-founded our company with Mr. Armijo.  Mr. Lamvik served as the Chief Operating Officer of our company from August 2011 to August 2015.  Prior to joining our company, Mr. Lamvik was the Chief Operating Officer of SAI Corp., a telecom expense management vendor, from 2008 to 2011, and he remains as a non-executive member of SAI Corp.’s board of directors.  Mr. Lamvik also held executive level positions with The Santa Cruz Operation (SCO), an operating system software company, as Vice President of Field Sales, from 1987 to 1995, and officer level roles at Asknet, an e-commerce services company, from 2007 to 2008, and Embarcadero Technologies, a computer software company, from 2004 to 2007. From 1998 to 2003, Mr. Lamvik served as Vice President of Field Operations in North, Central and South America, for Sun Microsystems Software Sales, where he directed sales, field systems engineers, and field marketing staff from Canada to Brazil focused on enterprise deployments of Sun Microsystems IAM software, as well as relationships with channel partners and ISVs.  Mr. Lamvik earned a B.S. degree in mathematical sciences from Oregon State University and has completed executive financial management coursework at Stanford University.

Mr. Lamvik’s 25 years of experience in identity and access management companies, day-to-day operational leadership of our company and in-depth knowledge of our software and services make him well qualified as a member of our Board.

Hadley Evans, Jr. has served as our Chief Financial Officer since September 30, 2015. Mr. Evans previously served as the Chief Financial Officer and a director of CMS Facilities Maintenance, Inc., a facilities maintenance and engineering firm, from February 2014 to September 2015.  He was the managing member of Hailu Consulting, LLC, a consulting and business advisory firm for small companies, from February 2013 to February 2014, and Senior Director, Internal Audits for TIAA-CREF, a national financial services organization, from September 2008 to January 2013.  Mr. Evans also held executive positions with Telwares, as Vice President and Corporate Controller, from 2005 to 2008, AT&T Wireless International, as Chief Financial Officer and Business Unit Vice President, from 2003 to 2005, and General Electric Auto Warranty Services, as Chief Financial Officer from 2002 to 2003.  Mr. Evans earned a M.S. degree in accounting from Colorado Technical University and a B.S. degree in finance from Norfolk State University.  He also completed the General Management Executive Program at the University of North Carolina at Chapel Hill.  Mr. Evans is a certified auditor and a member of the Institute of Internal Auditors.

Thomas Autobee has served as a member of our Board of Directors since February 2012. Dr. Autobee opened his private dental practice in April 1977. He has served on the Wells Fargo Bank community board since 1993 and the Pueblo Board of Water Works since November 2005.  He acted as the President of the Pueblo Water Board from 2010 through 2011.  Dr. Autobee has served on the Council on Dental Cares Programs for the Colorado Dental Association and the Admissions Committee for the School of Dental Hygiene at Pueblo Vocational College.  He was named Diplomat by the Academy of Dental Sleep Medicine in 2004   and served as President of southeastern Colorado Dental Society in 1984.  Dr. Autobee is a founding member of and actively participates in the Latino Chamber of Commerce where his business was named the Latino Chamber of Commerce Business of the Year in 2007 and he was named the Latino Chamber of Commerce Professional of the Decade in 2010.   He is also active in the Cultural Alliance of Pueblo, the Hispanic Education Foundation Scholarship Committee, the Kiwanis Club Youth Services Committee, the Pueblo County Revolving Loan Board, the Pueblo Community College Vocational Education Advisory Board and Governor Romer’s Minority Business Opportunities Task Force.  Dr. Autobee was appointed to Colorado State Fair Commission by Governor Romer in January 1992 and served as Treasurer for Congressman John Salazar from 2006 to 2010.  He also served on the Parkview Hospital Board of Directors.  Dr. Autobee holds a B.S. degree in biology from Colorado College and received a Doctorate of Dental Surgery from the University of Iowa’s School of Dentistry.

Dr. Autobee is well qualified to serve as a director of our company due to his substantial knowledge and many years of experience with numerous educational, governmental and community institutions.

Graham Forman has served as a member of our Board of Directors since August 2015. Since September 2013, Mr. Forman has served as Managing Director of Edovate Capital, a seed and early stage venture capital company which he founded that invests in innovative education companies.  Previously, Mr. Forman was the Vice President of Business Development for Netchemia, a leading provider of cloud-based talent management software specifically developed for the education market, from January 2011 to March 2015, and served as Netchemia’s Vice President of Sales from January 2007 to December 2010. Mr. Forman was the Vice President of Sales for YearMovie, an early stage company focused on video production and training programs for K12 education, from August 2005 to August 2006, Vice President of Sales and Marketing for eCivis, an early stage SaaS company focused on public sector organizations, from October 2000 to April 2005, and was District Director for California Assemblyman Jack Scott from November 1996 to September 2000. Mr. Forman earned an M.B.A. degree with a focus on marketing and entrepreneurship from UCLA Anderson School of Management and a B.A. degree in political science from the University of Chicago.

Mr. Forman’s in-depth knowledge of the education market and the broad range of companies in the industry make him well qualified as a member of our Board.  He also brings transactional expertise in capital markets.

Craig S. Newmaker has served as a member of our Board of Directors since February 2012.  Mr. Newmaker is currently the Vice President and Chief Operating Officer of Veteran Engineering and Technology, LLC, an IT systems, systems engineering, training, and technical management firm, since 2003.  Mr. Newmaker previously worked as a software technical lead and manager for CTA Incorporated, Client/Server Division of Titan Corporation, and Booz-Allen & Hamilton working in the defense, e-commerce, and telecommunications domains.  Mr. Newmaker served on active duty in the U.S. Army in a variety of assignments with the Army Signal Corps.  Mr. Newmaker has over 19 years of experience in all phases of the software lifecycle including expertise in numerous computer languages and development environments.  Mr. Newmaker holds a B.S. degree in computer science from the U.S. Military Academy at West Point, graduating with academic distinction.

Mr. Newmaker provides decades of experience managing technology and software development operations in growth companies, making him well qualified as a member of our Board.

Sanjeevan Ratnathicam has served as a member of our Board of Directors since August 2015.  Mr. Ratnathicam has served as the Vice President of Finance for TeleTech Holdings, Inc., a technology consulting company, since April 2013.  Previously, he was the Vice President of Finance and Operations for Global Technology Resources Inc., a technology consulting company, from January 2007 to August 2012.  Mr. Ratnathicam was the founder and principal of RJ Support Services, a management consulting firm, from April 2002 to January 2007, the Vice President of Finance and Administration of Fetch Technologies, a data aggregation company, from December 1999 to May 2004, and Manager of Operations Planning, from February 1997 to August 1999, and Regional Controller/Staff Accountant, from November 1993 to February 1997, of Aramark, a service and distribution company.  Mr. Ratnathicam holds a B.S. degree in accounting from Pepperdine University.

Mr. Ratnathicam’s extensive knowledge of complex financial, accounting and technology management issues that are highly relevant to our business makes him well qualified to be a member of our Board.

John S. Vasquez has served as a member of our Board of Directors since April 2014.  Mr. Vasquez is the Chairman and Co-founder of Newport Capital Bancorp, LLC, a community bank investment firm, since July 2009. From June 2004 to July 2009, Mr. Vasquez was a principal of Newport Capital Asset Management Group, an activist private equity investment firm.  From June 1997 to June 2004, he was the President of Newport Capital Holdings, Inc., a bridge financing investment firm he founded.  Mr. Vasquez was also a Senior Vice President and Regional Manager for AXA Financial-Donaldson, Lufkin & Jenrette, a financial services and insurance company, from June 1994 to June 1997.

Mr. Vasquez has extensive knowledge of private equity investing, capital markets and mergers and acquisitions, making his input invaluable to the Board’s discussion of our growth strategies.

Board of Directors

Our Board of Directors currently consists of seven directors.  All directors hold office until the next annual meeting of our stockholders following their election, and until their successors have been elected and qualified.  Officers serve at the discretion of our Board of Directors.

When considering whether directors have the experience, qualifications, attributes and skills to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, the Board of Directors focuses primarily on the information discussed in each of the directors’ individual biographies set forth above.  With regard to Messrs. Armijo and Lamvik, the Board considered their demonstrated experience and skills in managing our business to date.  In the cases of Messrs. Autobee, Forman, Newmaker, Ratnathicam and Vasquez, the Board considered their substantial experience in both the education and technology markets and operational areas that will assist our corporate governance responsibilities.

The Board of Directors periodically reviews relationships that directors have with us to determine whether the directors are independent.  Directors are considered “independent” as long as they do not accept any consulting, advisory or other compensatory fee (other than director fees) from us, are not an affiliated person of our company or our subsidiaries (e.g., an officer or a greater than 10% stockholder) and are independent within the meaning of applicable laws, regulations and the Nasdaq listing rules.  In this latter regard, the Board of Directors uses the Nasdaq listing rules (specifically, Section 5605(a)(2) of such rules) as a benchmark for determining which of our directors are independent in order to comply with applicable SEC disclosure rules and the Nasdaq listing rules.

The Board of Directors has determined that, of our current directors, Messrs. Autobee, Forman, Newmaker and Ratnathicam are independent within the meaning of the Nasdaq listing rule cited above.  In the cases of Messrs. Armijo and Lamvik, their positions as current or recent executive officers of our company, together with Mr. Armijo’s beneficial ownership of more than 10% of our outstanding common stock, preclude them from being considered independent within the meaning of the Nasdaq listing rule.  In the case of Mr. Vasquez, the Board is cognizant of his position with Newport Capital Bancorp, one of our company’s principal lenders and an entity involved in several transactions with our company.

Board Committees

Our Board of Directors has an Audit Committee, Compensation Committee and Nomination and Corporate Governance Committee.  The Audit Committee is chaired by Mr. Ratnathicam and will consist of two other independent directors.  The Compensation Committee is chaired by Dr. Autobee and the Nomination and Corporate Governance Committee will consist of an independent director.

Our Audit Committee, Compensation Committee, and Nomination and Corporate Governance Committee each comply with the listing requirements of The NASDAQ Marketplace rules.  At least one member of the Audit Committee is an “audit committee financial expert,” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K, and is “independent” as that term is defined in Rule 5605(a) of the Nasdaq Marketplace Rules.  Our Board of Directors has determined that Mr. Ratnathicam meets those requirements.

Codes of Ethics

We have adopted a written code of ethics that applies to all of our directors, officers and employees in accordance with the rules of the Nasdaq Stock Market and the SEC.  We also have adopted a written code of ethics specific to our Chief Executive Officer and senior financial officers.  Prior to the closing of this offering, we will post a copy of both codes of ethics, and intend to post amendments to these codes, or any waivers of their requirements, on our company website.

Conflicts of Interest

Although we do not have a separate conflicts of interest policy, we comply with applicable state law with respect to transactions (including business opportunities) involving potential conflicts. Applicable state corporate law requires that all transactions involving us and any director or executive officer (or other entities with which they are affiliated) are subject to full disclosure and approval of the majority of the disinterested members of our Board of Directors, approval of the majority of our stockholders or the determination that the contract or transaction is intrinsically fair to us.

Indemnification of Directors and Executive Officers

Section 145 of the Delaware General Corporation Law provides for, under certain circumstances, the indemnification of our officers, directors, employees and agents against liabilities that they may incur in such capacities.  A summary follows of the circumstances in which such indemnification may be provided.

In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status.  Such indemnity may be provided if the indemnified person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to our best interest; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful.  Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he was a party, he is entitled to receive indemnification against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the proceeding.

Indemnification in connection with a proceeding by us or in our right in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense.  In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in our best interest and must not have been adjudged liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper.  Indemnification is otherwise prohibited in connection with a proceeding brought on our behalf in which a director is adjudged liable to us, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

Delaware law authorizes us to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter.  Such advances of expenses are permitted if the person furnishes to us a written agreement to repay such advances if it is determined that he is not entitled to be indemnified by us.

The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under our certificate of incorporation, corporate bylaws, resolutions of our stockholders or disinterested directors, or otherwise.  These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

The statutory provision cited above also grants us the power to purchase and maintain insurance policies that protect any director, officer, employee or agent against any liability asserted against or incurred by him in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it.

We currently maintain directors’ and officers’ liability insurance in order to limit the exposure to liability for indemnification of directors and officers, including liabilities under the Securities Act of 1933.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to or earned by: (i) each individual who served as the principal executive officer and principal financial officer of our company during the years ended December 31, 2015 and 2014; and (ii) each other individual that served as an executive officer of our company at the conclusion of the years ended December 31, 2015 and 2014 and who received more than $100,000 in the form of salary and bonus during such  year. For purposes of this prospectus, these individuals are collectively the “named executives” of the company.

Name and Position	Years	Salary	Bonus	Stock Awards	Option Awards(4)	Non-equity Incentive Plan Compensation	Non-qualified Deferred Compensation Earnings	All Other Compensation (5)	Total
J. Ralph Armijo, Chairman of	2015	$161,532	--	--	--	--	--	$8,250	$169,782
the Board (1)	2014	$180,617	--	--	$394,666	--	--	$6,375	$581,658

Robert Lamvik, President and	2015	$175,000	--	--	--	--	--	$8,250	$163,906
Chief Executive Officer (2)	2014	$159,813	--	--	$325,489	--	--	$6,375	$491,677

Hadley Evans, Jr., Chief	2015	$150,000	--	--	--	--	--	--	--
Financial Officer (3)	2014	--	--	--	--	--	--	--	--
_____________________
(1)	Mr. Armijo served as our Chief Executive Officer during 2014 and until August 25, 2015, and currently serves as our executive Chairman of the Board.

(2)
Mr. Lamvik served as our Chief Operating Officer during 2014 and until August 25, 2015.  He has served as Treasurer during 2014 and 2015.  In May 2014, he became our President.  On August 25, 2015, he became our Chief Executive Officer and resigned as our Chief Operating Officer.

(3)	Mr. Evans joined our company as Chief Financial Officer on September 30, 2015. Prior to that time, Mr. Lamvik served as our principal financial and accounting officer.

(4)
Includes stock options to purchase 300,000 shares of common stock at an exercise price of $2.20 per share held by Mr. Armijo and stock options to purchase 225,000 shares of common stock at an exercise price of $2.00 per share held by Mr. Lamvik.  The options were granted in October 2013 and vest in three equal annual installments based on continued employment. The determination of value of these option awards is based upon the Black-Scholes-Merton Option pricing model, details and assumptions of which are set out in our financial statements included in this prospectus.  The amounts represent the fair value of stock options on the grant date awarded to the named executives.

(5)	Represents payments for an automobile.

Employment Agreements and Change-in-Control Provisions

Effective November 1, 2015, each of Robert Lamvik and Hadley Evans, Jr. entered into an employment agreement with us.  The employment agreements with Messrs. Lamvik and Evans extend for a term expiring on December 31, 2016, which term automatically extends for an additional year unless we or the executive gives the other party written notice that we or he does not wish the term to be so extended.  Pursuant to these employment agreements, each of Messrs. Lamvik and Evans has agreed to devote substantially all of his working time, attention and energies to our business as our President and Chief Executive Officer and our Chief Financial Officer, respectively.  The employment agreements provide that Messrs. Lamvik and Evans will receive a base salary during the term at an annual rate of $180,000 and $150,000, respectively, for services rendered in such positions.  Following the closing of this offering, their annual base salaries will be increased to $200,000 and $175,000, respectively.  In addition, each executive is entitled to receive a quarterly bonus of $10,000 for each quarter beginning in 2016 and each year thereafter in which we have positive earnings before interest, taxes, depreciation and amortization.  Each of Messrs. Lamvik and Evans are entitled to participate in our Incentive Stock Option Plan.  We have agreed to provide Mr. Lamvik with a monthly housing allowance and to continue to provide him with an automobile.  We have also agreed to provide Mr. Evans with an automobile following this offering.

The employment agreements provide for termination by us upon death or disability of the executive or upon (i) conviction of or pleading guilty to a felony, (ii) commission of intentional acts of misconduct that materially impair the goodwill or business of our company or (iii) willful refusal or failure to perform their material duties under the employment agreements after written demand.  In the event either of the employment agreements is terminated by us without cause, such executive will be entitled to an amount equal to 1.5 times the sum of his then base salary and his quarterly bonuses for the year of such termination, prorated for the number of days that have elapsed during such year.

If there is a change in control of our company and, within 18 months after such change in control, either of Messrs. Lamvik and Evans terminates his employment for good reason or he is terminated without cause, the executive will be entitled to receive a lump-sum cash payment equal to 2 times the sum of his then base salary and quarterly bonuses for the fiscal year of such termination, prorated for the number of days that have elapsed during such year.

The employment agreements also contain covenants (a) restricting the executive from engaging in any activities competitive with our business during the term of such employment agreements and one to two years thereafter (depending on the continued payment of required termination amounts), (b) prohibiting the executive from disclosure of confidential information regarding us at any time, and (c) preventing the executive (or any employer with whom he may ultimately become associated) from hiring any employee of our company at the time of his termination.

Advisory and Consulting Agreements

We entered into a financial and business advisory services agreement with John S. Vasquez in July 2014 and amended the agreement in January 2015.  Under the agreement, as amended, we currently pay Mr. Vasquez $10,000 per month and reimburse him for reasonable out-of-pocket expenses.

We entered into a consulting agreement with M1 Advisors LLC on July 1, 2015 for business consulting and capital market advisory services in connection with this offering.  The term of the consulting agreement is one year and the parties have the option to renew for additional one year terms.  Under the agreement, we pay M1 Advisors $5,000 per month, as well travel expenses and certain limited document preparation expenses incurred by M1 Advisors in connection with its service to our company.  We also agreed to grant M1 Advisors a warrant to purchase 622,532 shares of our common stock.  The warrant has a term of five years, with an exercise price of $2.00 per share, and is exercisable on a cashless basis.  The warrant vests as follows: 15% upon the completion of a pre-going public financing of at least $1,000,000, 15% upon the filing of this registration statement and 70% upon the completion of this offering with a minimum valuation of our company of $50,000,000. Any unvested warrants will be transferred to Newport Capital Bancorp, LLC on a fully-vested basis.  John S. Vasquez, a director of our company, is the Chairman and manager of Newport Capital Bancorp, LLC.  The warrant is a restricted security and any shares issued upon exercise of the warrant will be restricted securities.

On July 1, 2015, we entered into a consulting agreement for business consulting and capital market advisory services with Newport Capital Bancorp, LLC, which replaced and terminated a Buy-Side Advisory Agreement, dated May 15, 2015, between us and National Community Development Fund I, LLC.  John S. Vasquez, a director of our company, is the Chairman and manager of Newport Capital Bancorp, LLC and controls National Community Development Fund I, LLC.  No amounts were due under the Buy-Side Advisory Agreement.  The term of the consulting agreement is one year and the parties have the option to renew for additional one year terms.  Under the consulting agreement, we pay travel expenses and certain limited document preparation expenses incurred by Newport Capital Bancorp in connection with its service to our company and issued Newport Capital Bancorp a warrant to purchase 647,532 shares of our common stock.  The warrant has a term   of ten years, with an exercise price of $2.00 per share, is exercisable on a cashless basis, and is fully vested.  The warrant is a restricted security and any shares issued upon exercise of the warrant will be restricted securities.

Outstanding Equity Awards at Fiscal Year End

As of December 31, 2015, we had outstanding stock options to purchase 1,750,000 shares of common stock awarded to our named executives.

Name	Vested Shares	Unvested Shares	Total Shares
J. Ralph Armijo	550,000	300,000	850,000
Robert Lamvik	475,000	225,000	700,000
Hadley Evans, Jr.	0	200,000	200,000

Aegis Identity Software, Inc. Incentive Stock Option Plan

In October 2011, the Board of Directors adopted, and the shareholders subsequently approved, our Incentive Stock Option Plan.  The Stock Option Plan authorizes the issuance of up to 5,000,000 shares of our common stock to our key employees, including named executives, officers, directors and consultants.  As of March 31, 2016, stock options to purchase an aggregate of 3,148,750 shares of common stock had been granted with exercise prices ranging from $0.60 per share to $2.50 per share.  The Stock Option Plan provides for the grant of incentive stock options.

The exercise price of the stock options may not be less than the fair market value on the date of grant as determined by the Board of Directors and will expire no later than the tenth anniversary of the date of grant.  The Board may establish vesting or other requirements which must be met prior to the exercise of the stock options.  In the event of an adjustment in our capitalization (including, without limitation, any stock dividend, stock split, recapitalization, reclassification or similar capital change), the Board may adjust outstanding awards to preserve the benefits or potential benefits of the awards.

Our Board of Directors intends to adopt a new equity incentive award plan before the closing of this offering in order to provide additional types of equity awards including non-qualified stock options and restricted stock units, and to discontinue the use of our existing Stock Option Plan.  We expect that the new plan will reserve for issuance a total number of shares roughly equivalent to the number of shares available for future grant under our existing plan.  The new plan will also contain various provisions consistent with becoming a publicly-traded company including change in control vesting and Section 162 limitations.

Director Compensation

The following table sets forth the cash and non-cash compensation awarded to or earned by each individual who served as a member of our Board of Directors during the year ended December 31, 2015.

Name	Fees Earned or Paid in Cash
J. Ralph Armijo	$0
Thomas Autobee	0
Graham Forman(1)	0
Robert Lamvik	0
Craig S. Newmaker	0
Sanjeevan Ratnathicam(1)	0
John S. Vasquez	0
______________________
(1)	Joined Board of Directors in August 2015.

Following the closing of this offering, we intend to compensate each non-management director through annual stock option and/or restricted stock grants and by paying cash fees for each Board of Directors and committee meeting attended. We do not currently compensate our directors as such.  Our Board of Directors will review director compensation annually and adjust it according to then current market conditions and good business practices.

PRINCIPAL STOCKHOLDERS

The following table sets forth the number and percentage of outstanding shares of our common stock that are beneficially owned as of June 30, 2016, by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding common stock;

•	each of our current directors;

•	each of our current executive officers; and

•	all our current directors and executive officers as a group.

Shares beneficially owned and percentage ownership before this offering is based on 4,826,460 shares of common stock outstanding.  Percentage ownership after this offering is based on 5,926,460 shares (if the minimum number of shares is sold) and 6,826,460 shares (if the maximum number of shares is sold) of common stock issued and outstanding immediately after the closing of this offering.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes general voting power and/or investment power with respect to securities.  Shares of common stock issuable upon exercise of options or warrants that are currently exercisable or exercisable within 60 days of the record rate, and shares of common stock issuable upon conversion of other securities currently convertible or convertible within 60 days, are deemed outstanding for computing the beneficial ownership percentage of the person holding such securities but are not deemed outstanding for computing the beneficial ownership percentage of any other person.  Under the applicable SEC rules, each person’s beneficial ownership is calculated by dividing the total number of shares with respect to which they possess beneficial ownership by the total number of our outstanding shares.  In any case where an individual has beneficial ownership over securities which are not outstanding, but are issuable upon the exercise of options or warrants or similar rights within the next 60 days, that same number of shares is added to the denominator in the calculation described above.  Because the calculation of each person’s beneficial ownership set forth in the “Percentage Beneficially Owned” columns of the table may include shares that are not presently outstanding, the sum total of the percentages set forth in such columns may exceed 100%.  Unless otherwise indicated, the address of each of the following persons is 750 West Hampden Avenue, Suite 500, Englewood, Colorado 80110, and each such person has sole voting and investment power with respect to the shares set forth opposite his, her or its name.

	Shares Beneficially Owned Prior to		Percentage Beneficially Owned Before	Percentage Beneficially Owned After Offering
Name and address of Beneficial Owner	Offering		Offering	Minimum	Maximum
J. Ralph Armijo	1,258,284	(1)	23.4%	19.4%	17.1%
Robert Lamvik	485,000	(2)	9.1%	7.6%	6.6%
Hadley Evans, Jr.	-		-	-	-
Thomas Autobee	186,841	(3)	3.8%	3.1%	2.7%
Graham Forman	10,000	(4)	*	*	*
Craig S. Newmaker	1,069,137	(5)	21.2%	17.4%	15.2%
Sanjeevan Ratnathicam	10,000	(4)	* %	*	*
John S. Vasquez	760,048	(6)	13.8%	11.5%	10.1%
150 Main Street Trust	250,000	(7)	5.2%	4.2%	3.7%
Garage Funding, LLC	250,000	(8)	5.2%	4.2%	3.7%
Veteran Engineering and Technology, LLC	1,029,137	(5)	20.6%	16.9%	14.7%
Newport Capital Bancorp, LLC	734,215	(6)	13.4%	11.2%	9.8%
All directors and executive officers as a group (8 persons)	3,779,310	(4)	55.7%	47.9%	43.0%
____________________
*	Less than 1% of outstanding shares.

(1)	Includes 550,000 shares of common stock issuable upon the exercise of stock options granted under our Stock Option Plan, which are currently exercisable.

(2)	Includes 475,000 shares of common stock issuable upon the exercise of stock options granted under our Stock Option Plan, which are currently exercisable.

(3)	Includes 40,000 shares of common stock issuable upon the exercise of stock options granted under our Stock Option Plan, which are currently exercisable.

(4)	Represents shares of common stock issuable upon the exercise of stock options granted under our Stock Option Plan, which are currently excercisable.

(5)
Includes 864,137 shares of common stock and warrants to purchase 165,000 shares of common stock held by Veteran Engineering and Technology, LLC, of which Mr. Newmaker is the Vice President and Chief Operating Officer and is deemed to beneficially own such shares.  The address for Veteran Engineering and Technology, LLC is 5475 Mark Dabling Blvd., Suite 300, Colorado Springs, Colorado 80918.  Also includes 40,000 shares of common stock issuable upon the exercise of stock options granted to Mr. Newmaker under our Stock Option Plan, which are currently exercisable.

(6)
Includes 86,683 shares of common stock and warrants to purchase 647,532 shares of common stock held by Newport Capital Bancorp, LLC, of which Mr. Vasquez is the Chairman and is deemed to beneficially own such shares.  Also includes 25,833 shares of common stock issuable upon the exercise of stock options granted to Mr. Vasquez under our Stock Option Plan, which are currently exercisable. The address for Newport Capital Bancorp, LLC is 11777 San Vicente Blvd., Suite 550, Los Angeles, California 90049.

(7)
The address for 150 Main Street Trust is 10880 Wilshire Blvd., Suite 2100, Los Angeles, California 90024. Gilbert Cisneros exercises sole voting power and investment control with respect to the shares held by 150 Main Street Trust.

(8)
The address for Garage Funding, LLC is 11777 San Vicente Blvd., Suite 550, Los Angeles, California 90049. Alan Goodman, the President of CSH Group, LLC, which is the managing member of Garage Funding, LLC, exercises sole voting power and investment control with respect to the shares held by Garage Funding, LLC.

(9)	For purposes of voting, on an actual basis, our directors and executive officers as a group will own 30.6% of our outstanding common stock if the minimum number of shares is sold and 26.6% of our outstanding common stock if the maximum number of shares is sold.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreement between Aegis Business Group, Inc. and the Company

We and Aegis Business Group, Inc. (“ABG”) entered into an agreement, effective as of October 1, 2011, relating to certain administrative services provided to us by ABG, the transfer of the TridentHE trademark and related branding and goodwill.  We issued 2,000,000 shares of our common stock and paid $350,000 in cash   to ABG as compensation under the agreement.  J. Ralph Armijo, our Chairman of the Board, previously served as a director and executive officer of ABG.

Agreements between J. Ralph Armijo and the Company

On July 13, 2015, we entered into a promissory note payable to J. Ralph Armijo, our Chairman of the Board, in the principal amount of $25,000 with a loan fee of 1%.  The maturity date was September 1, 2015.  This note was paid in full on July 29, 2015.

In November 2015, we entered into a letter agreement with Mr. Armijo in order for the principal and accrued interest due pursuant to a promissory note entered into with Mr. Armijo on November 30, 2011, as amended, be applied toward the exercise of one of his incentive stock option grants.  The total amount due under the note was $55,055.  This amount was applied to the purchase price for the exercise of the option to purchase 80,964 shares of common stock.  The transaction was completed and the note was retired in November 2015.

Agreement between Robert Lamvik and the Company

On November 9, 2015, we entered into a promissory note payable to Robert Lamvik, our President, Chief Executive Officer and one of our directors, in the principal amount of $36,000 that has a handling fee of 1% of the principal amount.  The maturity date was originally December 9, 2015 and was extended to February 28, 2016, and subsequently to July 30, 2016.

Loan Transaction with Veteran Engineering & Technology LLC

On October 2, 2012, we entered into a secured loan transaction with Veteran Engineering and Technology, LLC (“VET”) in the principal amount of $381,951 with interest initially accruing at the rate of 12% per year and later increased to 18% per year, compounded monthly.  Accrued interest is payable on a quarterly basis with a balloon payment of the principal and any accrued unpaid interest due on February 1, 2016 or the first business day immediately following the effective date of this registration statement, whichever occurs first.  The loan requires us to obtain approval before obtaining additional financing outside of the normal course of business or a change of ownership of more than 10% of our common stock.  The loan is guaranteed by a license agreement between the parties granting an exclusive, irrevocable, royalty free, worldwide license (limited to the department of defense market) to use TridentHE software including, without limitation, the right to manufacture, modify, sell, license, brand, create permitted modifications and take other actions subject to certain restrictions.  This license only becomes activated and effective upon a material default by us or in the event an interest payment is not made within 30 days of when due.  If the license is activated VET will have access to the source code of TridentHE and own any permitted modifications it makes to the software pursuant to the license.  The value of the license was indeterminable at the time of the transaction so, if activated, the parties have agreed to use good faith efforts to determine a mutually agreeable valuation between 50% and 100% of the principal amount of the loan.

On October 2, 2012, the loan was extended to November 2, 2013 with no changes in terms except the due date.  On May 9, 2014, another extension was signed. This extension granted the following: (1) extension of the payment of all amounts to November 2, 2014 with the option to extend for 30 more days at the lender’s discretion; (2) the interest rate was increased to 18%; (3) quarterly interest payments of $17,446 were to be due each quarter at August 2, 2014 and November 4, 2014; (4) we were required to issue warrants to the lender for the purchase of 2,500 shares of our common stock for every full month after May 9, 2014 that the loan remains outstanding, with the warrants having an exercise price of $6.00 per share and a five-year term; and (5) the lender was given   the right to convert the outstanding principal and interest balance to shares of the our common stock, at the lender’s sole discretion, at $2.00 per share (until the closing of a negotiated equity transaction at a price greater than $0.50 per share). This extension also required a payment of past due interest totaling $38,772 to the lender.   The loan was subsequently extended to January 2, 2015 and then further extended to the earlier of February 1, 2016 or the first business day following the effective date of a registration statement on Form S-1 filed by us.  As of March 8, 2016, the original note was converted to 203,091 shares of common stock.  Prior to this offering, VET beneficially owned 14.1% of the Company’s outstanding common stock and Craig Newmaker, a director of the Company, is Vice President and Chief Operating Officer of VET.

Loan Transaction with Neighborhood Services, Inc.

On July 18, 2013, we entered into a note payable to Neighborhood Services, Inc., an entity owned by one of our shareholders.  The original principal balance of the note was $40,000.  The note accrues interest at 9.5% annually.  The original due date of the note was October 19, 2013 but, on October 9, 2015, the parties agreed to extend this note to December 31, 2015.  The balance of this note at December 31, 2014 and 2013 was $30,000 and $40,000.  Accrued interest on this note was $4,829 and $633 at December 31, 2014 and 2013, respectively.  For the year ended December 31, 2015 and the three months ended March 31, 2016, we paid $10,000 and $0 in interest, respectively, on the Neighborhood Services loan.

Loan Transaction with National Community Development Fund I, LLC

On April 2, 2014, we entered into a loan agreement with National Community Development Fund I, LLC (“NCDF”) in the principal amount $500,000, which was paid in two $250,000 tranches, with interest accruing at the rate of 15% per annum.  Accrued interest of $6,250 is payable on a monthly basis.  The loan agreement required our company to issue 250,000 shares of common stock to the lender and warrants which allowed the lender to purchase 250,000 shares of common stock.  The loan is personally guaranteed by Mr. Armijo, our Chairman.  On the same date, NCDF assigned all of its rights, title and interests in the loan and related agreements to CapStar Holdings I, LLC, which has since been renamed Garage Funding, LLC and, prior to this offering, beneficially owned approximately 10.3 % of our outstanding common stock. This loan originally had a maturity date of October 2, 2015, which was extended on October 9, 2015 to April 2, 2016. The parties subsequently agreed to extend the loan to August 30, 2016. As of June 30, 2016, the outstanding balance of this note was $400,000.  For the year ended December 31, 2015 and the three months ended March 31, 2016, we paid $0 and $10,000 in interest, respectively, on the NCDF note.  John S. Vasquez, a director of our company, is a principal in Newport Capital Bancorp, LLC and one of the general partner’s managers that manages Newport Capital Bancorp, whose investment vehicle is NCDF.

Agreement between the Company and John S. Vasquez

We entered into a financial and business advisory services agreement with John S. Vasquez in July 2014 and amended the agreement in January 2015.  Under the amended agreement, we pay Mr. Vasquez $5,000 per month and reimburse him for reasonable out-of-pocket expenses.

Agreements between the Company and Newport Capital Bancorp, LLC

On July 1, 2015, we entered into a consulting agreement for business consulting and capital market advisory services with Newport Capital Bancorp, LLC, which replaced and terminated a Buy-Side Advisory Agreement, dated May 15, 2015, between us and NCDF.  John S. Vasquez, a director of our company, is the Chairman and manager of Newport Capital Bancorp.  Under the consulting agreement, we pay travel expenses and certain limited document preparation expenses incurred by Newport Capital Bancorp in connection with its service to our company and issued Newport Capital Bancorp a warrant to purchase 647,532 shares of our common stock.  The warrant has a term of ten years, with an exercise price of $2.00 per share, is exercisable on a cashless basis, and is fully vested. The warrant is a restricted security and any shares issued upon exercise of the warrant will be restricted securities.  We estimate the value of the consulting agreement, based solely on the value of the warrant, is $1,097,304 (using the Black-Scholes option pricing model).

We currently pay rent of $2,500 per month for our Denver office, under a one-year sublease that commenced in November 2015 and automatically renews on an annual basis, with Newport Capital Bancorp, LLC, of which John S. Vasquez, a director of our company, is the Chairman and manager.

2015 Private Placement

In November 2015, we completed a private placement of 281,500 shares of our common stock to a small number of accredited investors for aggregate gross proceeds of $703,750.  We also entered into a letter agreement and subscription agreement with Newport Capital Bancorp, LLC, of which our director, John S. Vasquez, is a principal and manager, for the purchase in four installments of an aggregate of an additional 220,000 shares for $550,000 upon the satisfaction of certain events to occur prior to the completion of this offering.

Loan Transactions with ABEET, LLC

On July 8, 2013, we entered into a note payable to ABEET, LLC (“ABEET”), an entity owned by our director Dr. Thomas Autobee. The note had an original principal balance totaling $20,000. The original due date of this note was January 8, 2014. The note accrues interest at 12% annually. On May 15, 2015, the parties agreed to extend this note to November 1, 2015.  In September 2015, we entered into a letter agreement with ABEET for the conversion of $34,319.07 representing all principal and accrued interest due under promissory notes dated July 8, 2013 and November 15, 2013 into shares at a conversion price of $4.00 per share.  In October 2015, the conversion was completed and the debt was retired.  The balance of this note at December 31, 2014 and 2013 was $2,500 and $20,000, respectively.  Accrued interest on this note was $300 and $1,250 at December 31, 2014 and 2013.

On September 29, 2015, we entered into a promissory note with ABEET LLC, an entity owned by one of our directors, in the principal amount of $9,500 that accrues interest at a rate of 12% per annum.  The maturity date was February 28, 2016, and the amount was paid in full.

Agreements between Newport Capital Bancorp, LLC and Veteran Engineering & Technology LLC and Thomas Autobee

Upon the closing of Newport Capital Bancorp’s acquisition of 497,365 shares of our common stock from shareholders Andy Dunfee and David Smizik (which will occur following the filing of the registration statement of which this prospectus forms a part), Newport Capital Bancorp intends to sell 124,341 shares of our common stock to VET and 124,341 shares of our common stock to Thomas Autobee, a director of our company, at privately negotiated prices.  Newport Capital Bancorp also intends to sell shares to a small number of individuals who participated in Newport Capital Bancorp’s acquisition of the shares at privately negotiated purchase prices.

Related Party Transaction Policy and Related Matters

In all cases, we abide by applicable state corporate law when approving all transactions, including transactions involving officers, directors or affiliates.  More particularly, our policy is to have any related party transactions (i.e., transactions involving a director, an officer or an affiliate of our company) be approved solely by a majority of the disinterested directors serving on the board.  Presently, we have four independent directors serving on the Board, and intend to maintain a board consisting of a majority of independent directors.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Common Stock

Before this offering, there was no market for our common stock.  We have applied to list our common stock for trading on the Nasdaq Capital Market under the trading symbol “AIDM.”

Record Holders

As of June 30, 2016, there were approximately 90 holders of record of our common stock.

Dividends

We do not expect to pay cash dividends or make any other distributions in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

In October 2011, the Board of Directors adopted, and the shareholders subsequently approved, our Incentive Stock Option Plan.  The Stock Option Plan authorizes the issuance of options exercisable for up to 5,000,000 shares of our common stock to our key employees, including named executives, officers, directors and consultants.  As of March 31, 2016, stock options to purchase an aggregate of 3,148,750 shares of common stock had been granted with exercise prices ranging from $0.60 per share to $2.50 per share.  The Stock Option Plan provides for the grant of incentive stock options.

The exercise price of the stock options may not be less than the fair market value on the date of grant as determined by the Board of Directors and will expire no later than the tenth anniversary of the date of grant.  The Board may establish vesting or other requirements which must be met prior to the exercise of the stock options.  In the event of an adjustment in our capitalization (including, without limitation, any stock dividend, stock split, recapitalization, reclassification or similar capital change), the Board may adjust outstanding awards to preserve the benefits or potential benefits of the awards.

Our Board of Directors intends to adopt a new equity incentive award plan before the closing of this offering in order to provide additional types of equity awards including non-qualified stock options and restricted stock units, and to discontinue the use of our existing Stock Option Plan.  We expect that the new plan will reserve for issuance a total number of shares roughly equivalent to the number of shares available for future grant under our existing plan.  The new plan will also contain various provisions consistent with becoming a publicly-traded company including change in control vesting and Section 162 limitations.

DESCRIPTION OF CAPITAL STOCK

The following is a description of our capital stock and the material provisions of our certificate of incorporation, bylaws and other agreements to which we and our stockholders are parties, in each case upon the closing of this offering.  The following is only a summary and is qualified by the provisions of our certificate of incorporation and bylaws, copies of which are available as set forth under “Where You Can Find More Information.”

General

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.  As of June 30, 2016, there were 4,826,460 shares of our common stock issued and outstanding and there were no shares of our preferred stock issued and outstanding.

Common Stock

The holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by our Board of Directors with respect to any series of preferred stock, the holders of its common stock possess all voting power.  Our certificate of incorporation does not provide for cumulative voting in the election of directors.  Subject to any preferential rights of any outstanding series of our preferred stock created by our Board of Directors from time to time, the holders of common stock are entitled to dividends, if any, as may be declared from time to time by the Board of Directors from funds available therefore and upon liquidation are entitled to receive pro rata all assets available for distribution to such holders.  For a more complete discussion of our dividend policy, please see “Dividend Policy.”

The holders of our common stock do not have preemptive rights.  The rights, preferences and privileges of holders of common stock may be subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

Our shares of preferred stock may be issued from time to time by our Board of Directors in one or more series.  Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption, redemption  prices, conversion rights and liquidation preferences of the shares constituting any series of the preferred stock, in each case without any further action or vote by the stockholders.  We have no current plans to issue any shares of preferred stock.

Limitations on Directors’ Liability; Indemnification of Directors and Officers

Our certificate of incorporation and bylaws contain provisions indemnifying our directors and officers to the fullest extent permitted by law.  In addition, as permitted by Delaware law, our certificate of incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of certain fiduciary duties as a director.  The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of certain fiduciary duties as a director, except that a director will be personally liable for:

•	any breach of his or her duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

•	the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or

•	any transaction from which the director derived an improper personal benefit.

This provision does not affect a director’s liability under the federal securities laws.

Article 8 of our corporate bylaws provides that we shall indemnify our directors, officers, employees and agents.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we understand that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

We currently maintain directors’ and officers’ liability insurance in order to limit the exposure to liability for indemnification of directors and officers, including liabilities under the Securities Act of 1933.

Provisions of Our Certificate of Incorporation, Bylaws and/or Delaware Law that May Have an Anti-Takeover Effect

Certain provisions set forth in our certificate of incorporation, in our bylaws and/or in Delaware law, which are summarized below, may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Our certificate of incorporation contains provisions that permit us to issue, without any further vote or action by the stockholders, up to 10,000,000 shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

Delaware Takeover Statute

In general, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation that is a public company from engaging in any “business combination” (as defined below) with any “interested stockholder” (defined generally as an entity or person beneficially owning 15% or more of the outstanding  voting stock of the corporation and any entity or person affiliated with such entity or person) for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested  stockholder.

Section 203 of the Delaware General Corporation Law defines “business combination” to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Potential for Anti-Takeover Effects

While certain provisions of our certificate of incorporation, bylaws and/or Delaware law may have an anti-takeover effect, these provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by the Board, and to discourage certain types of transactions that may involve an actual or threatened change of control.  In that regard, these provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal.  The provisions also are intended to discourage certain tactics that may be used in proxy fights.  However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts.  Such provisions also may have the effect of preventing changes in our management.

Stock Exchange Listing

We have applied to have our common stock approved for listing on the Nasdaq Capital Market under the trading symbol “AIDM.”

Transfer Agent and Registrar

Upon the closing of this offering, the transfer agent and registrar for our shares of common stock will be Continental Stock Transfer & Trust Company, located at 17 Battery Place, 8th Floor, New York, New York 10004.

UNDERWRITING

We have entered into an underwriting agreement with __________ for itself and as representative (the “Representative”) of the several underwriters named therein, with respect to the shares of our common stock in this offering.  Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to issue and sell to the public through the underwriters, and the underwriters have agreed to offer and sell, up to 2,000,000 shares of our common stock, on a best efforts basis.

The underwriting agreement provides that the obligation of the underwriters to arrange for the offer and sale of the shares of our common stock, on a best efforts basis, is subject to certain conditions precedent, including but not limited to (i) receipt of a listing approval letter from the Nasdaq Capital Market, (ii) delivery of legal opinions and (iii) delivery of auditor comfort letters.  The underwriters are under no obligation to purchase any shares of our common stock for their own account.  As a “best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated, or even if consummated that we will in fact obtain a listing on the Nasdaq Capital Market.  The underwriters may, but are not obligated to, retain other selected dealers that are qualified to offer and sell the shares and that are members of the Financial Industry Regulatory Authority, Inc.  The underwriters propose to offer the shares to investors at the public offering price, and will receive the underwriting commissions, set forth on the cover of this prospectus.  The gross proceeds of this offering will be deposited at Signature Bank, New York, New York, in an escrow account established by us, until we have sold a minimum of 1,100,000 shares of common stock and otherwise satisfy the listing conditions to trade our common stock on the Nasdaq Capital Market. Once we satisfy the minimum stock sale and Nasdaq listing conditions, the funds will be released to us.

We anticipate the shares of our common stock will be listed on the Nasdaq Capital Market under the symbol “AIDM.” In order to list, the Nasdaq Capital Market requires that, among other criteria, at least 1,000,000 publicly-held shares of our common stock be outstanding, the shares be held in the aggregate by at least 300 round lot holders, the market value of the publicly-held shares of our common stock be at least $15.0 million, our stockholders’ equity after giving effect to the  sale of our shares in this offering be at least $4.0 million, the bid price per share of our common stock be $4.00 or more, and there be at least three registered and active market makers for our common stock.  If the application is approved, trading of our shares on the Nasdaq Capital Market is expected to begin within five days after the date of initial issuance of the common stock.

The following table and the two succeeding paragraphs summarize the underwriting compensation and estimated expenses we will pay:

	Public Offering Price	Underwriting Commissions	Proceeds to Us, Before Expenses
Per share	$5.00	$0.35	$4.65
Total minimum offering	$5,500,000	$385,000	$5,115,000
Total maximum offering	$10,000,000	$700,000	$9,300,000

We have agreed to reimburse the underwriters for expenses incurred relating to the offering, including all actual fees and expenses incurred by the underwriters in connection with, among other things, due diligence costs, the underwriters’ “road show” expenses, and the fees and expenses of the underwriters’ counsel.  The fees and expenses of underwriters’ counsel shall not exceed $100,000.  We estimate that the total expenses of this offering, excluding underwriting commissions described above, will be approximately $462,000 (if the minimum number of shares is sold) and $492,000 (if the maximum number of shares is sold).

As additional compensation to the underwriters, upon consummation of this offering, we will issue to the underwriters or their designees warrants to purchase an aggregate number of shares of our common stock equal to 7% of the number of shares of common stock issued in this offering, at an exercise price per share equal to 100.0% of the initial public offering price (the “Underwriter Warrants”). The Underwriter Warrants and the underlying shares of common stock will not be exercised, sold, transferred, assigned, or hypothecated or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the Underwriter Warrants by any person for a period of 180 days from the effective date of the registration statement for this offering in accordance with FINRA Rule 5110.  The Underwriter Warrants will expire on the fifth anniversary of the effective date of the registration statement for this offering.

The underwriters have informed us that they may provide an allowance not in excess of $____ per share to other dealers out of the underwriters’ commission of $____ per share.  No underwriters or selling group members will receive any fees or warrants in connection with the purchase by any of our officers or directors or their respective affiliates of shares of common stock in this offering.

A prospectus in electronic format may be made available on the websites maintained by the underwriters, or selling group members, if any, participating in the offering.  The underwriters may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders.  Internet distributions will be allocated by the underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of our company or any securities convertible into or exercisable or exchangeable for shares of capital stock of our company; (ii) file or cause to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of our company or any securities convertible into or exercisable or exchangeable for shares of capital stock of our company; or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of our company, whether any such transaction described in clause (i), (ii) or (iii) above is to be settled by delivery of shares of capital stock of our company or such other securities, in cash or otherwise, in each case without the prior consent of the Representative for a period of 180 days after the date of this prospectus, other than (A) the shares of our common stock to be sold hereunder, (B) the issuance by us of shares of our common stock upon the exercise of a stock option or warrant  or the conversion of a security outstanding on the date of this offering, hereafter issued pursuant to our currently existing or hereafter adopted equity compensation plans or employment or consulting agreements or arrangements of which the representative has been advised in writing or which have been filed with the Commission or (C) the issuance by us of stock options or shares of capital stock of our company under any currently existing or hereafter adopted equity compensation plan or employment/consulting agreements or arrangements of our company.

Our directors, executive officers and holders of 5% or more of our outstanding shares of common stock following this offering will enter into lock-up agreements with the representative prior to the commencement of this offering pursuant to which each of these persons or entities, for a period of 180 days after the date of this prospectus, will not, without the prior written consent of the Representative, (i) sell, offer to sell, contract or agree to sell, hypothecate, assign, transfer, pledge, grant any option to purchase or otherwise dispose of, or announce the intention to otherwise dispose of, directly or indirectly, any shares of our common  stock (including, without limitation, common stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations promulgated under the Securities Act, as the same may be amended or supplemented from time to time (such shares, the “Beneficially Owned Shares”)) or securities convertible into or exercisable or exchangeable for shares of our common stock, or any warrants or other rights to purchase, the foregoing (ii) enter into any swap, hedge or similar agreement or arrangement that transfers in whole or in part, the economic risk of ownership of the Beneficially Owned Shares or securities convertible into or exercisable or exchangeable for shares of our common stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, or (iii) engage in any short selling of the our common stock or securities convertible into or  exercisable or exchangeable for shares of our common stock, or (iv) publicly announce an intention to effect any transaction specified in clause (i) or (ii) above.

The underwriting agreement provides that we will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the underwriters may be required to make in respect thereof.

We have applied to have our common stock approved for listing on the Nasdaq Capital Market under the symbol “AIDM.” If the application is approved, trading of our common stock on the Nasdaq Capital Market is expected to begin within five days after the date of initial issuance of the common stock.  We will not consummate and close this offering without a listing approval letter from the Nasdaq Capital Market.  Our receipt of a listing approval letter is not the same as an actual listing on the Nasdaq Capital Market.  The listing approval letter will serve only to confirm that, if we sell a number of shares in this best efforts offering sufficient to satisfy applicable listing criteria, our common stock will in fact be listed.

Prior to this offering, there has been no public market for our common stock.  The initial public offering price has been determined by negotiations between us and the underwriters.  In determining the initial public offering price, we and the underwriters have considered a number of factors including:

•	the information set forth in this prospectus and otherwise available to the underwriters;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for shares of our common stock, or that the shares will trade in the public market at or above the initial public offering price.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the offering, our current common stockholders will own 4,826,460 shares of our common stock, representing approximately 81.4% (if the minimum number of shares is sold) and 70.7% (if the maximum number of shares is sold) of the total outstanding shares of our common stock.  We will also have (i) 3,148,750 shares of our common stock reserved for issuance under our Stock Option Plan, (ii) 2,470,064 shares of our common stock reserved for issuance upon the exercise of outstanding warrants and (iii) 301,738 shares of our common stock reserved for issuance upon the conversion of outstanding convertible notes payable.  Upon completion of this offering, 5,926,460 shares (minimum) and 6,826,460 (maximum) of our common stock will be issued and outstanding.  In addition, upon the closing of this offering, we will issue to the underwriter warrants to purchase 77,000 shares (minimum) to 140,000 (maximum) shares of our common stock.  See “Underwriting.”

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144 as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon the expiration of the lock-up agreements described below, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

●	1% of the number of shares of common stock then outstanding, which will equal approximately 59,265 shares (minimum) and 68,265 (maximum) immediately after our initial public offering, or

●	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement in a transaction (i) occurring before the effective date of our initial public offering (ii) that was  completed in reliance on Rule 701 and (iii) that complied with the requirements of Rule 701 will, subject to the lock-up restrictions described below, be eligible to resell such shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

Lock-Up Agreements and Market Standoff Provisions

Our directors, executive officers and holders of 5% or more of our outstanding shares of common stock following this offering will enter into lock-up agreements with the representative prior to the commencement of this offering pursuant to which each of these persons or entities will agree not to sell any common stock or securities convertible into or exercisable or exchangeable for shares of common stock for a period of 180 days after the date of this prospectus, subject to certain exceptions.  See “Underwriting” for a description of these lock-up provisions.

Registration Statement

We intend to file a registration statement on Form S-8 under the Securities Act covering all of the shares of common stock reserved for future issuance under our Stock Option Plan.  We expect to file this registration statement as soon as practicable after our initial public offering.  Nevertheless, none of the shares registered on Form S-8 will be eligible for resale until the expiration of the lock-up agreements to which they are subject.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.  Our certificate of incorporation contains provisions relating to the indemnification of director and officers and our by-laws extend such indemnities to the full extent permitted by Delaware law.  We currently maintain insurance for the benefit of any director or officer, which cover claims for which we could not indemnify such persons.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

Olshan Frome Wolosky LLP, New York, New York, will pass upon the validity of the issuance of the shares of our common stock being offered by this prospectus as our counsel.

EXPERTS

The consolidated financial statements of Aegis Identity Software, Inc. as of December 31, 2015 and December 31, 2014, have been included herein and in the registration statement in reliance upon the report of RRBB Accountants & Advisors, independent registered public accounting firm, appearing elsewhere herein and in the registration statement, upon the authority of said firm as experts in auditing and accounting.  As indicated in its reports with respect thereto, these consolidated financial statements are included in this prospectus and in the registration statement of which this prospectus is a part in reliance upon the authority of RRBB Accountants & Advisors as experts in auditing and accounting, with respect to each such respective report.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules, and amendments to the registration statement) under the Securities Act, with respect to the shares of our common stock offered by this prospectus.  This prospectus does not contain all the information set forth in the registration statement.  For further information with respect to us and the shares of our common stock to be sold in this offering, we refer you to the registration statement.  Statements contained in this prospectus as to the contents of any contract, agreement or other documents to which we make reference are not necessarily complete.  In each instance, we refer you to the copy of such contract, agreement or other document filed as an exhibit to the registration statement.

Following this offering, we will be subject to the reporting and information requirements of the Exchange Act, and, as a result, we file annual, quarterly and current reports, and other information with the SEC.  You may read and copy this information at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Copies of all or any part of the registration statement may be obtained from the SEC’s offices upon payment of fees prescribed by the SEC.  The SEC maintains an Internet site that contains periodic and current reports, information statements, and other information regarding issuers that file electronically with the SEC.  The address of the SEC’s website is http://www.sec.gov.

We will provide a copy of our annual report to stockholders, including our audited financial statements, at no charge upon written request sent to Aegis Identity Software, Inc., 750 West Hampden Avenue, Suite 500, Englewood, Colorado 80110.  Our corporate website is located at http://www.aegisidentity.com.  The information on, or that can be accessed through, our website is not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus.

AEGIS IDENTITY SOFTWARE, INC.

UNAUDITED INTERIM FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Aegis Identity Software, Inc.

We have audited the accompanying balance sheets of Aegis Identity Software, Inc. as of December 31, 2015 and 2014, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2015. Aegis Identity Software, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aegis Identity Software, Inc. as of December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, has a working capital deficiency and a significant stockholders’ deficit, and has limited cash availability. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Rosenberg Rich Baker Berman & Company
Somerset, NJ
July 13, 2016

Aegis Identity Software, Inc.
Balance Sheets
December 31, 2015 and 2014

	2015	2014
Assets
Current Assets
Cash and cash equivalents	$791	$835
Trade receivable, net	59,050	101,021
Due from related party	-	10,000
Other current assets	720,573	12,915
Total Current Assets	780,414	124,771

Software, net	537,134	585,319
Equipment, net	50,205	3,939
	587,339	589,258

Other Assets
Deposit	4,214	4,214
Deferred offering costs	1,219,548	-
	1,223,762	4,214

Total Assets	$2,591,515	$718,243

Liabilities and Stockholders' Equity
Current Liabilities
Notes payable, net	$522,531	$264,539
Notes payable, related party, net	436,000	477,100
Convertible notes payable, net	825,000	956,000
Convertible notes payable, related party net	381,951	381,951
Accounts payable	893,906	214,115
Deferred revenue	284,915	206,111
Due to related party	29,975	29,975
Other current liabilities	983,727	415,452
Total Current Liabilities	4,358,005	2,945,243

Long-term Notes Payable
Notes payable, net	929,380	922,859
Convertible notes payable, net	-	88,750
	929,380	1,011,609
Commitments and contingencies (Note 8)

Stockholders' equity
Preferred stock, $0.001 par value, authorized 10,000,000;	-	-
no shares issued or outstanding
Common stock, $0.001 par value, authorized 100,000,000;	4,600	3,872
issued and outstanding- 4,600,313 shares at December 31, 2015 and 3,871,737 shares at December 31, 2014
Additional paid in capital	9,685,537	4,685,084
Accumulated deficit	(12,386,007)	(7,927,565)
Total Stockholders' deficit	(2,695,870)	(3,238,609)
Total Liabilities and Stockholders' Equity	$2,591,515	$718,243

The accompanying notes are an integral part of the financial statements.

Aegis Identity Software, Inc.
Statements of Operations
For the Years Ended December 31, 2015 and 2014

	2015	2014

Software licenses	$303,900	$611,225
Professional services	1,125,408	966,947
Maintenance fees	315,593	216,462
Managed services	25,000	-
Total revenue	1,769,901	1,794,634

Operating expense
Research and development	373,978	182,314
General and administrative expense	4,420,279	3,265,530
Selling expense	437,165	438,086
Amortization and depreciation expense	415,521	388,077
Total operating expenses	5,646,943	4,274,007

Loss from operations	(3,877,042)	(2,479,373)

Interest expense	(418,184)	(576,790)
Interest expense, related party	(134,791)	(118,324)
Loss on settlement of loan conversion	(28,425)	-
	(581,400)	(695,114)

Loss before income taxes	(4,458,442)	(3,174,487)

Income tax expense	-	-

Net loss	$(4,458,442)	$(3,174,487)

Loss per share, basic and diluted	$(1.09)	$(0.85)

Common shares outstanding, basic and diluted	4,102,391	3,717,464

The accompanying notes are an integral part of the financial statements.

Aegis Identity Software, Inc.
Statements of Stockholders' Equity
For the Years Ended December 31, 2015 and 2014

	Number of		Additional		Total
	Shares	Par Value	Paid In Capital	Earnings	Equity (Deficit)

Balance, December 31, 2013	3,451,812	$3,452	$3,201,414	$(4,753,078)	$(1,548,211)

Common stock issued	417,425	417	330,659	-	331,076
Stock-based compensation	-	-	766,210	-	766,210
Warrants issued for financing costs	-	-	376,804	-	376,804
Conversion of notes payable to common stock	2,500	3	9,997	-	10,000
Net loss	-	-	-	(3,174,487)	(3,174,487)

Balance, December 31, 2014	3,871,737	$3,872	$4,685,084	$(7,927,565)	$(3,238,609)

Common stock issued	388,245	388	766,264	-	766,652
Stock-based compensation	-	-	1,071,873	-	1,071,873
Warrants issued for financing costs	-	-	2,099,494	-	2,099,494
Shares issued in cashless exercise of warrants	17,500	18	-	-	18
Conversion of accounts payable to common stock	1,334	1	3,332	-	3,333
Conversion of notes payable and accrued interest to common stock	321,497	321	1,059,490	-	1,059,811
Net loss	-	-	-	(4,458,442)	(4,458,442)

Balance, December 31, 2015	4,600,313	$4,600	$9,685,537	$(12,386,007)	$(2,695,870)

The accompanying notes are an integral part of the financial statements.

Aegis Identity Software, Inc.
Statements of Cash Flows
For the Years Ended December 31, 2015 and 2014

	2015	2014

Cash flows from operating activities:
Net loss	$(4,458,442)	$(3,174,487)
Adjustments to reconcile net loss to net cash
used in operating activities:
Amortization and depreciation expense	415,521	388,077
Stock based compensation	1,486,562	1,143,014
Loss on settlement of loan conversion	28,425	-
Changes in operating assets and liabilities:
Trade receivable	41,971	(81,520)
Other current assets	6,483	(22,915)
Accounts payable	679,791	19,822
Deferred revenue	78,804	110,838
Other accrued liabilities	568,275	26,808
Net cash used in operating activities	$(1,152,610)	$(1,590,363)

Cash flows from investing activities:
Purchase of equipment	$(47,170)	$(4,634)
Software development costs	(363,873)	(265,583)
Net cash used in investing activities	$(411,043)	$(270,217)

Cash flows from financing activities:
Proceeds from sale of common stock, net of costs	766,652	331,076
Proceeds from notes payable, net of debt issuance costs	499,268	15,000
Proceeds from notes payable, related party, net of debt issuance costs	36,000	500,000
Proceeds from convertible notes payable, net of debt issuance costs	610,866	840,000
Payments on notes payable	(67,793)	(58,007)
Payments on notes payable, related party	-	(128,500)
Payments of convertible notes	(42,500)	(36,000)
Increase in deferred offering costs	(238,884)	-
Net cash provided by financing activities	$1,563,609	$1,463,569

Net Decrease in Cash and Cash Equivalents	$(44)	$(397,011)

Cash and Cash Equivalents, Beginning of Year	835	397,846

Cash and Cash Equivalents, End of Year	$791	$835

Supplemental disclosures
Cash payments during the year for income taxes	$-	$-
Cash payments during the year for interest	388,856	226,339

Noncash investing and financing activities
Conversion of notes payable and accrued interest to common stock	$1,059,811	$10,000
Conversion of accounts payable to common stock	3,333	-
Issuance of stock warrants for deferred offering costs	980,664	-
Issuance of prepaid stock compensation	704,141	-

The accompanying notes are an integral part of the financial statements.

Aegis Identity Software, Inc.
Notes to Financial Statements

Note 1 – Nature of Organization

Aegis Identity Software, Inc. (the “Company”, “Our”, “Us” or “We”) was founded in August 2011 by experienced software industry executives focused on developing Identity and Access Management (“IAM”) solutions needed to support the growth of internet technologies and associated proliferation of digital identities.

The Company is an IAM solution provider to the Educational Technology (“Ed-Tech”) sector and currently offers four solutions that generate ongoing revenues from both higher education and K-12 school districts.  These products provide provisioning, identity federation and compliance solutions that enhance an overall cyber security program within the Ed-Tech market.

The Company offers customers the option to purchase software products and related services to manage their own environments, or to access its IAM solution through a comprehensive cloud service offering.  Customers that purchase software products may elect to purchase software license updates and product support contracts, which provide customers with rights to unspecified product upgrades and maintenance releases issued during the support period as well as technical support assistance.

The Company also offers customers a broad set of services offerings including consulting services, advanced customer support services and training services.

In July 2015, the Company effected a one (1) for four (4) reverse split of its common stock. Upon the effectiveness of the reverse stock split, (i) every four (4) shares of outstanding common stock was combined into one (1) share of common stock, (ii) the number of shares of common stock for which each outstanding option or warrant to purchase common stock is exercisable was proportionally decreased on a one (1) for four (4) basis, (iii) the exercise price of each outstanding option or warrant to purchase common stock was proportionately increased on a one (1) for four (4) basis, and (iv) the conversion price of each outstanding convertible obligation was proportionately increased on a one (1) for four (4) basis. All of the outstanding common stock share numbers, warrants, share prices, exercise prices and per share amounts have been adjusted in these financial statements, on a retroactive basis to reflect this one (1) for four (4) reverse stock split for all periods presented. The par value per share and the authorized number of shares of common stock were not adjusted as a result of the reverse stock split.

Note 2 - Summary of Significant Accounting Policies

This summary of significant accounting policies of the Company is presented to assist in the understanding of the Company's financial statements. The financial statements and notes are representations of the Company's management who are responsible for their integrity and objectivity. The significant accounting policies followed are described below to enhance the usefulness of the financial statements to the reader.

Aegis Identity Software, Inc.
Notes to Financial Statements

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

Significant estimates affecting the financial statements include collection of trade and other receivables for contract reserves, recoverability of certain assets, conversion of certain notes payable and income taxes. The valuation of the stock options using a Black Scholes model is based upon interest rates, stock prices, maturity estimates, volatility and other factors. The Company believes these estimates and assumptions are reliable. However, these estimates and assumptions may change in the future based on actual experience as well as market conditions. It is at least reasonably possible that the estimates used will change in the near term.

Cash and Cash Equivalents

The Company considers all short-term highly liquid investments (with original maturities of three months or less) at date of acquisition as cash equivalents, including money market funds. Cash equivalents are reported at fair value. As of December 31, 2015 and 2014 the Company did not have any cash equivalents.

Trade Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are customer obligations due under normal trade terms. The Company reviews accounts receivable for uncollectible accounts and provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions. The Company considers trade accounts receivable past due for more than 90 days to be delinquent. The Company writes off delinquent receivables against our allowance for doubtful accounts based on individual credit evaluations, the results of collection efforts, and specific circumstances of customers.

The Company records recoveries of accounts previously written off as income when received. To the extent data the Company uses to calculate these estimates does not accurately reflect bad debts; adjustments to these reserves may be required. The total allowance for doubtful accounts at December 31, 2015 and 2014 was $-0-.

Aegis Identity Software, Inc.
Notes to Financial Statements

Concentration of Credit Risk

Financial instruments that potentially subject us to concentration of credit risk consist primarily of cash, cash equivalents and trade receivables. We believe that concentrations of credit risk with respect to trade receivables are limited as they are primarily from education agencies.

The Company grants credit in the normal course of business to customers in the United States. The Company periodically performs credit analysis and monitors the financial condition of its customers to reduce credit risk.

For the years ended December 31, 2015 and 2014, the Company had two customers representing a total of approximately 25% and 29%, respectively, of the revenue.

At times, cash balances may exceed federally insured limits and this potentially subjects the Company to a concentration of credit risk. The Company has not experienced any losses in such accounts.

Reportable Segment

The Company has one reportable segment. The Company’s activities are interrelated and each activity is dependent upon and supportive of the others. Accordingly, all significant operating decisions are based on the analysis of financial results provided by one single business.

Financial Instruments

The carrying values of cash and cash equivalents, trade receivables, accounts payable, and other current assets and liabilities approximate their fair values because of the short-term nature of these instruments. The Company has determined that it is not practical to estimate the fair value of our notes payable and convertible notes because of their unique nature and the costs that would be incurred to obtain an independent valuation. The Company does not have comparable outstanding debt on which to base an estimated current borrowing rate or other discount rate for purposes of estimating the fair value of the notes payable and have not yet obtained or developed a valuation model.

Revenue Recognition

The Company enters into arrangements to deliver multiple products or services (multiple-elements). The Company applies software recognition rules and allocates the total revenues among the elements based on vendor-specific objective evidence (“VSOE”) of fair value of each element. The Company recognizes revenue on a net basis excluding taxes collected from customers and remitted to government authorities.

The Company’s sources of revenue are as follows:

1.	Software licenses, including new software licenses revenue from granting licenses to use our software products.
2.	Maintenance fees – software updates and product support.
3.	Professional services – software implementation and order fulfillment and installations.
4.	Subscription Software Revenue - hosted access to the software application for a subscription based fee.

Aegis Identity Software, Inc.
Notes to Financial Statements

The Company recognizes revenue when all of the following criteria are met:

•	Persuasive evidence of an arrangement exists – The Company has entered into a (pre-determined statement of work arrangement) legally binding arrangement with the customer before the end of the period;
•
The Company has delivered a product or performed a service – Delivery is considered to have occurred when the Company provides the software and customer has access to the software with login credentials. Performance of a service has occurred when milestones have been met;

•
The amount of the fees is fixed or determinable and free of contingencies or significant uncertainties – The Company assesses whether a fee is fixed and determinable at the outset of the arrangement, primarily based on the payment terms associated with the transaction.  For software licenses, the Company does not generally offer extended payment terms with typical terms of payment due upon delivery.  For maintenance fees, the initial payment is due upon delivery of the software and then, if renewed, they are due annually.  For professional services, the fees are determined when the arrangement is established and then due upon completion of a milestone; and

•
The collection of the related fees is reasonably assumed – The Company assesses collectability on a customer-by-customer basis.  If it is determined prior to revenue recognition that collection of an arrangement fee is not probable, revenues are deferred until collection becomes probable or cash is collected, assuming all other revenue recognition criteria are satisfied.

The VSOE of fair value for elements of an arrangement is based upon the normal pricing and discounting practices for these elements when sold separately. VSOE for fair value of maintenance is established using the standard maintenance renewal rate in the customer’s contract.

The Company's software licenses are considered off-the-shelf products as they can be added to an arrangement with insignificant changes in the underlying software code and can be used by the customer for the customer's purposes upon installation. There is no significant production, customization or modification to the off-the-shelf software as it can typically be used as is for customer purposes. Complex interfaces are not necessary for the Company's software to be functional in the customer's environment. Services provided by the Company typically involve minor enhancements, design and/or standard implementation or integration of the product into the customer's network or environment. The services performed by the Company does not result in significant alteration to the features and functionality of the off-the-shelf software code. In most arrangements, the service and product elements are stated separately and described such that the total price of the arrangement would vary as a result of the inclusion or exclusion of the services.

Aegis Identity Software, Inc.
Notes to Financial Statements

Maintenance Fees include promises for the right to receive services or unspecified upgrades and enhancements (or both) after the license period begins. Generally, these services include telephone support and correction of errors (bug fixes or debugging), as well as unspecified upgrades or enhancements. The maintenance services revenue is recognized ratable over a 12- month period (1/12) and is generally renewed annually. These fees are recognized over the period the maintenance is provided.

Professional Services consisting of fees for strategic consulting, configuration, training, consultation and implementation are included as a part of the Company services business. Revenues for professional services are recognized when acceptance is received from the customer for each milestone.

Subscription Software Revenue is a hosting arrangement subject to the software revenue recognition guidance of ASC 985-605. Software as a Service (SAAS) arrangements typically provide hosted access to the software application for a subscription based fee. Subscription revenue delivery of the service includes customer access to the software, typically a fee paid upfront. Revenue is recognized over the service period or over the customer relationship period. The customer has the contractual right to take possession of the software at any time during the hosting/subscription period without significant penalty. If feasible the customer may run the software on its own hardware or contract with another party unrelated to the Company to host the software.  The Company has recognized subscription software revenue for the years ended December 31, 2015 and 2014 totaling $25,000 and $ -0-, respectively.

Deferred Revenue

Deferred revenue consists of billings or payments received in advance of revenue recognition from the Company’s maintenance revenues and professional services described above and are recognizable as the revenue recognition criteria are met. The Company generally invoices the customers in annual installments. Accordingly, the deferred revenue balance does not represent the total contract value of annual or multi-year non-cancellable subscription agreements. Deferred revenue that will be recognized during the succeeding 12-month period is recorded as current deferred revenue, and the remaining portion is recorded as noncurrent.

Research and Development

The Company expenses research and development costs, including costs to develop software products to be marketed to external users, before technological feasibility of such products is reached.

Aegis Identity Software, Inc.
Notes to Financial Statements

Prepaid Stock Compensation

Prepaid stock compensation represents amounts paid with stock warrants for future contractual benefits to be received. The fair value of these stock warrants is recorded to prepaid stock compensation and additional paid-in capital, upon issuance of the shares, and then amortized to the statements of operations over the life of the contracts using the straight-line method.

Equipment

Equipment is stated at cost less accumulated depreciation. Depreciation is provided utilizing the straight-line method over the estimated useful lives for owned assets, ranging from three to seven years. The cost of normal maintenance and repairs is charged to operating expenses as incurred. Material expenditures that increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset.For the years ended December 31, 2015 and 2014 depreciation expense was $3,463 and $695, respectively.

Impairment of Long-Lived Assets

The Company evaluates long-lived assets, which include equipment and software, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value. No impairment losses were required to be recognized at December 31, 2015 and 2014.

Capitalized Computer Software Development Costs

The Company capitalizes certain computer software development costs in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”), Topic 985-20, Costs of Software to Be Sold, Leased or Marketed. Costs incurred internally to create a computer software product or to develop an enhancement to an existing product are charged to expense when incurred as research and development expense until technological feasibility for the respective product is established.  Thereafter, all software development costs are capitalized and reported at the lower of unamortized costs or net realizable value. Capitalization ceases when the product or enhancement is available for general release to customers. Capitalized computer software development costs are being amortized ratably on a straight-line basis over three years.

The Company makes ongoing evaluations of the recoverability of the capitalized software by comparing the amount capitalized for each product to the estimated net realizable value of the product. If such evaluations indicate that the unamortized software development costs exceed the net realizable value, the Company writes off the amount by which the unamortized software development costs exceed net realizable value. There was no impairment charge related to capitalized software development costs during the years ended December 31, 2015 and 2014.

Aegis Identity Software, Inc.
Notes to Financial Statements

Total expenditures for capitalized computer software development costs and amortization of capitalized computer software development costs are as follows:

	Year Ended December 31,
	2015	2014
Total capitalized software development costs	$363,873	$265,583
Total amortization of capitalized software development costs	$412,058	$378,382

Capitalized computer software development costs consist of the following at December 31, 2015 and 2014:

	2015	2014
Capitalized software development costs	$1,749,529	$1,385,656
Accumulated amortization	(1,212,395)	(800,337)
	$537,134	$585,319

Of the capitalized software development costs that are currently completed and being amortized, the Company expects amortization expense for the next three years to be as follows:

2016	$283,091
2017	177,044
2018	76,999
$537,134

Deferred Offering Costs

Deferred offering costs consist principally of professional fees, primarily consultants and other costs such as printing and registration costs incurred in connection with the planned initial public offering ("IPO") of the Company's common stock. As of December 31, 2015 and 2014, the Company’s IPO was still in process therefore $1,219,548 and $-0-, respectively were capitalized.  The total IPO costs expensed by the Company for the years ended December 31, 2015 and 2014 were $ -0-. Subsequent to December 31, 2015, the IPO was aborted and all costs related to these efforts were expensed.

Warrants

The Company evaluates its warrants for appropriate classification as either a liability or equity. The Company first evaluates whether or not the warrants are indexed to the Company's common stock and if so, it further evaluates whether or not it meets the requirements for equity treatment. Warrants that are accounted for as a liability are adjusted to fair value at each reporting date through the statement of operations in an account entitled "Change in fair value of warrant liability." Warrants accounted for as equity are not adjusted in subsequent periods. The Company issued warrants to a lender with an unspecified number of warrants to be issued. The agreement requires the Company to issue 2,500 warrants for each month the loan is not paid in full. This lender converted its note payable to common shares subsequent to December 31, 2015.

Aegis Identity Software, Inc.
Notes to Financial Statements

The requirements of this loan agreement caused the Company to consider Derivative Accounting for the extended terms, primarily because there is not a limit on the number of warrants that could be issued under this transaction. The Company has evaluated this accounting method and management and insiders would control the vote to increase the number of authorized shares which would allow the Company enough time to settle this issue with the lender.

Stock-Based Compensation

The Company accounts for its stock-based compensation awards in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification Topic 718 ("ASC"), Compensation-Stock Compensation ("ASC 718"). ASC 718 requires all stock-based payments to employees, including grants of employee stock options and restricted stock and modifications to existing stock options, to be recognized in the statements of operations based on their fair values.

The Company uses the Black-Scholes option pricing model to determine the fair value of options granted. Compensation expense related to awards to employees and directors with service-based vesting conditions is recognized on a straight-line basis based on the grant date fair value over the associated service period of the awards, which is generally the vesting term.

Equity instruments (“instruments”) issued to non-employees are recorded on the basis of the fair value of the instruments, as required by ASC 505, Equity - Based Payments to Non-Employees, or ASC 505. ASC 505 defines the measurement date and recognition period for such instruments. In general, the measurement date is when either (a) a performance commitment, as defined, is reached or (b) the earlier of (i) the non-employee performance is complete or (ii) the instruments are vested. The estimated expense is recognized each period based on the current fair value of the award. As a result, the amount of expense related to awards to non-employees can fluctuate significantly during the period from the date of the grant through the final measurement date. The measured value related to the instruments is recognized over a period based on the facts and circumstances of each particular grant as defined in ASC 505.

Income Taxes

Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The Company accounts for uncertain tax positions in accordance with the provisions of FASB ASC Topic 740, Income Taxes ("ASC 740"). ASC 740 provides a comprehensive model for the recognition, measurement and disclosure in the financial statements of uncertain tax positions that the Company has taken or expects to take on a tax return. Under this standard, the Company can recognize the benefit of an income tax position only if it is more likely than not (greater than 50%) that the tax position will be sustained upon tax examination, based solely on the technical merits of the tax position. Otherwise, no benefit can be recognized. The tax benefits recognized are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

Aegis Identity Software, Inc.
Notes to Financial Statements

Additionally, the Company accrues interest and related penalties, if applicable, on all tax exposures for which reserves have been established consistent with jurisdictional tax laws. Interest and penalties, if any, are classified as income tax expense in the financial statements. As of December 31, 2015 and 2014, the Company does not have any uncertain tax positions.

Advertising

All advertising costs are expensed as incurred. The total advertising expense for December 31, 2015 and 2014 was $7,361 and $2,020, respectively.

Recent Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, “Leases”, (“ASU 2016-02”). ASU 2016-02 increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Most significantly, the new guidance requires lessees to recognize operating leases with a term of more than 12 months as lease assets and lease liabilities. The adoption will require a modified retrospective approach at the beginning of the earliest period presented. The new standard is effective for the fiscal year beginning after December 15, 2018, with early adoption permitted. We are evaluating the impact of this standard on our financial statements.

In November 2015, the FASB issued ASU 2015-17, “Income Taxes” (“ASU 2015-17”).  ASU 2015-17 simplifies the presentation of deferred tax liabilities and assets requiring that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The new standard is effective for the fiscal year beginning after December 15, 2016, with early adoption permitted. We are currently evaluating the impact of this standard on our consolidated financial statements

In May 2015, the FASB issued guidance about a customer’s accounting for fees paid in a cloud computing arrangement. If a cloud computing arrangement includes a software license, then the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. The guidance is effective for the fiscal year beginning after December 15, 2015 and may be applied on either a prospective or retrospective basis. We do not expect the adoption of this standard to have a material impact on our consolidated financial statements.

Aegis Identity Software, Inc.
Notes to Financial Statements

In November 2014, FASB issued ASU 2014-16, "Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share is More Akin to Debt or to Equity" ("ASU 2014-16"). ASU 2014-16 clarifies how current guidance should be interpreted in evaluating the economic characteristics and risks of a host contract in a hybrid financial instrument that is issued in the form of a share. Specifically, the amendment clarifies that an entity should consider all relevant terms and features, including the embedded derivative feature being evaluated for bifurcation, in evaluating the nature of a host contract. ASU 2014-16 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. ASU 2014-16 is not expected to have a material impact on our financial position, results of operations or cash flows.

In May 2014, the FASB issued ASU 2014-09 “Revenue from Contracts with Customers” (Topic 606) (“ASU 2014-09”). ASU 2014-09 is a comprehensive new revenue recognition model requiring a company to recognize revenue to depict the transfer of goods or services to a customer at an amount reflecting the consideration it expects to receive in exchange for those goods or services. In August 2015, the FASB issued ASU 2015-14, “Deferral of the Effective Date” (“ASU 2015-14”). ASU 2015-14 simply formalized a one-year deferral of the effective date of ASU 2014-09. In March 2016, the FASB issued ASU 2016-08 “Principal versus Agent Considerations – Reporting Revenue Gross versus Net” (“ASU 2016-08”), amending the principal-versus-agent implementation guidance set forth in ASU 2014-09. In April 2016, the FASB issued ASU 2016-10 “Identifying Performance Obligations and Licensing” (“ASU 2016-10”), which amends certain aspects of the guidance set forth in the FASB’s new revenue standard related to identifying performance obligations and licensing implementation. As a result of these four standards updates, the Company expects that it will apply the new revenue standard to annual and interim reporting periods beginning after December 15, 2017. In adopting ASU 2014-09, ASU 2015-14, ASU 2016-08, and ASU 2016-10, companies may use either a full retrospective or a modified retrospective approach. Management is evaluating the provisions of ASU 2014-09, ASU 2015-14, ASU 2016-08, and ASU 2016-10 and has not yet selected a transition method nor have they determined what impact the adoption of ASU 2014-09, ASU 2015-14, ASU 2016-08, and ASU 2016-10 will have on the Company's financial position or results of operations.

In August 2014, the FASB issued ASU No. 2014-15, "Disclosure of Uncertainties About an Entity's Ability to Continue as a Going Concern" ("ASU 2014-15"), which provides guidance on management's responsibility in evaluating whether there is substantial doubt about an entity's ability to continue as a going concern and to provide related footnote disclosures. ASU 2014-15 is effective for the annual period ending after December 15, 2016, and for annual and interim periods thereafter. The adoption of ASU 2014-15 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Aegis Identity Software, Inc.
Notes to Financial Statements

In March 2015, the FASB issued ASU No. 2015-03, “Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs.” The amendments in this ASU require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this ASU. The amendments are effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Early adoption of the amendments is permitted for financial statements that have not been previously issued. The amendments should be applied on a retrospective basis, wherein the balance sheet of each individual period presented should be adjusted to reflect the period-specific effects of applying the new guidance. Upon transition, an entity is required to comply with the applicable disclosures for a change in an accounting principle.

During January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments — Overall: Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). The standard addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. This ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017. Early adoption is not permitted with the exception of certain provisions related to the presentation of other comprehensive income. The adoption of ASU 2016-01 is not expected to have a material impact on our financial position, results of operations or cash flows.

During February 2016, the FASB issued ASU No. 2016-02, “Leases” (“ASU 2016-02”). The standard requires lessees to recognize a lease liability and a lease asset for all leases, including operating leases, with a term greater than 12 months on its balance sheet. The update also expands the required quantitative and qualitative disclosures surrounding leases. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is currently evaluating the impact of the new standard.

In March 2016, the FASB issued ASU No. 2016-06, “Contingent Put and Call Option in Debt Instruments” (“ASU 2016-06”). ASU 2016-06 is intended to simplify the analysis of embedded derivatives for debt instruments that contain contingent put or call options. The amendments in ASU 2016-06 clarify that an entity is required to assess the embedded call or put options solely in accordance with the four-step decision sequence. Consequently, when a call (put) option is contingently exercisable, an entity does not have to initially assess whether the event that triggers the ability to exercise a call (put) option is related to interest rates or credit risks. The amendments in ASU 2016-06 take effect for public business entities for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The Company does not expect the adoption of ASU 2016–01 to have a significant impact on its financial statements.

Aegis Identity Software, Inc.
Notes to Financial Statements

In March 2016, FASB issued ASU No. 2016-09, “Improvements to Employee Share-based Payment Accounting” (“ASU 2016-09”). ASU 2016-09 simplifies several aspects of the accounting for employee share-based payment transactions for both public and nonpublic entities, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. ASU 2016-09 is effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted. The Company is currently evaluating the standard and the impact on its consolidated financial statements and footnote disclosures.

These disclosures include the nature of and reason for the change in accounting principle, the transition method, a description of the prior-period information that has been retrospectively adjusted, and the effect of the change on the financial statement line items (i.e., debt issuance cost asset and the debt liability). The Company has adopted ASU 2015-03 in these financial statements and it did not have a material impact on the Company’s financial position, results of operations and cash flows.

Management does not believe there would have been a material effect on the accompanying financial statements had any other recently issued, but not yet effective, accounting standards been adopted in the current period.

Liquidity and Business Risk

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.  At December 31, 2015 and 2014, the Company’s total stockholders’ deficit was $2,695,870 and $3,238,609, respectively. The net loss was $4,458,442 and $3,174,487 for the years ended December 31, 2015 and 2014, respectively, and the Company used cash in our operations of $1,152,610 and $1,590,363 for the years ended December 31, 2015 and 2014, respectively. Net cash used in operations has resulted principally from costs incurred in the continued development of the software and marketing efforts. The Company has funded its operations since inception through the use of cash obtained principally from the sale of equity securities and the placement of notes, some of which are convertible. To continue development, the Company will need to raise additional capital through debt and/or equity financing. However, additional capital may not be available on terms favorable to the Company and there can be no assurance that the Company will be successful in obtaining adequate additional financing. The Company is in the process of reducing its costs associated with delivery of services and taking steps to grow revenues through enhanced sales effectiveness, additional sales coverage, and new product offerings. The actual results of the Company indicate the existence of a material uncertainty of which may cast significant doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern.

Aegis Identity Software, Inc.
Notes to Financial Statements

Note 3. Fair Value Measurements

Current accounting guidelines defines fair value, establishes a framework for measuring fair value in accordance with ASC section 820, and requires certain disclosures for measuring fair values.

The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). Inputs are broadly defined as assumptions market participants would use in pricing an asset or liability. The three levels of the fair value hierarchy are described below:

Level 1:  Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. The types of financial instruments in Level 1 include listed equities and listed derivatives.

Level 2:  Inputs other than quoted prices within Level 1 that are observable for the asset or liability, either directly or indirectly, and fair value that is determined through the use of models or other valuation methodologies. Financial instruments in this category generally include corporate bonds and loans, less liquid and restricted equity securities, certain over-the-counter derivatives and redeemable investments in alternative investment funds. A significant adjustment to a Level 2 input could result in the Level 2 measurement becoming a Level 3 measurement.

Level 3:  Inputs that are unobservable for the asset or liability and that include situations where there is little, if any, market activity for the asset or liability. The inputs into the determination of fair value are based upon the best information in the circumstances and may require significant management judgment or estimation.

Note 4. Other Current Assets

Other current assets consist of the following at December 31, 2015 and 2014:

	2015	2014
Prepaid stock compensation	$704,141	$-
Other	16,432	12,915
	$720,573	$12,915

Aegis Identity Software, Inc.
Notes to Financial Statements

Note 5. Other Current Liabilities

Other current liabilities consist of the following at December 31, 2015 and 2014:

	2015	2014
Accrued wages and benefits	$548,903	$168,516
Accrued interest	276,264	246,936
Other	158,560	-
	$983,727	$415,452

Note 6. Notes Payable

Notes payable consist of the following at December 31, 2015 and 2014:
	2015	2014
Notes payable	$1,898,152	$1,673,623
Less discount	10,241	9,125
Notes payable, net of discount	1,887,911	1,664,498
Current portion of notes payable	958,531	741,639
Long term portion of notes payable	$929,380	$922,859

On October 31, 2012, the Company entered into a note payable with an individual which had an original principal balance of $100,000. The note accrues interest at 12% annually, to be paid on the maturity date. The original due date was June 30, 2014. Subsequent to June 30, 2014, the lender agreed to extend the due date of this note to June 2015. Subsequent to December 31, 2015, the lender agreed to further extend the due date of the note to March 4, 2016. The lender later agreed to convert the note to common stock. The balance of this note at December 31, 2015 and 2014 was $100,000. Accrued interest on this note was $38,000 and $26,000 at December 31, 2015 and 2014.

On November 30, 2011, the Company entered into a note payable with a shareholder, founder and current Executive Chairman of the Board of Directors with an original balance of $333,100. The original due date of this note was January 31, 2012. The intent of this loan was to aggregate several advances made by the lender during 2011. Effective July 24, 2013 the parties agreed to amend the note and extend the due date to December 1, 2013. On December 1, 2014, the parties agreed to extend the due date to March 31, 2015. Subsequent to March 2015, the parties agreed to extend the due date to November 1, 2015. Beginning on December 1, 2014, the note has accrued interest at 12% annually. On November 1, 2015 the principal and accrued interest of the note were applied to the proceeds for the exercise of an incentive stock option held by the lender for 80,964 shares of common stock. The balance of this note at December 31, 2015 and 2014 was $ -0- and $49,600, respectively. Accrued interest on this note was $-0- and $496 at December 31, 2015 and 2014, respectively.

On August 30, 2013, the Company entered into a Loan Agreement with a shareholder. The original balance of the loan was $100,000 at an interest rate of 5.25%. If the loan is not paid at its first maturity date the interest will be changed to the lenders bank’s prime plus 2%. The loan is secured by all the personal property of the Company. The loan agreement required the payment of an origination fee of $1,000 and a loan fee of $10,000 on February 3, 2014. The Company recorded these fees as a debt discount and amortized it over the term of the loan. The loan agreement requires the Company to meet certain covenants which require the approval of the lender prior to entering into certain transactions and maintaining certain operating activities of the business. This loan was originally due August 30, 2014. The parties extended the maturity date to September 5, 2015 with all other terms remaining the same. Subsequent to September 5, 2015, the parties agreed to extend the note and fee agreement to October 5, 2016. The balance of the note at December 31, 2015 and 2014 was $100,000. Accrued interest on this note was $2,188 and $7,000 at December 31, 2015 and 2014, respectively.

Aegis Identity Software, Inc.
Notes to Financial Statements

On July 8, 2013, the Company entered into a note payable with an entity owned by a shareholder and a member of the Board of Directors. The note had an original principal balance totaling $20,000. The original due date of this note was January 8, 2014. The note accrues interest at 12% annually. On May 15, 2015 the parties agreed to extend this note to November 1, 2016. Prior to November 1, 2015 the total principal and accrued interest were converted to shares of common stock at $4.00 per share. The conversion of this note to common stock created a gain on the settlement of the conversion of $1,170. However, due to the related party transaction the gain was not recognized in the statement of operations and was credited to additional paid in capital as of December 31, 2015. The balance of this note at December 31, 2015 and 2014 was $-0- and $2,500, respectively. Accrued interest on this note was $-0- and $300 at December 31, 2015 and 2014.

On November 15, 2013, the Company entered into a note payable with an entity owned by a shareholder and a member of the Board of Directors. The note had an original principal balance totaling $25,000. The original due date of this note was March 31, 2014. The note accrues interest at 12% annually starting December 16, 2013. The note payable required the payment of a handling fee of 1% of the original balance payable at maturity. On May 15, 2015 the parties agreed to extend this note to November 1, 2015. Prior to November 1, 2015 the total principal and accrued interest were converted to shares of common stock at $4.00 per share. The conversion of this note to common stock created a gain on the settlement of the conversion of $11,700. However, due to the related party transaction the gain was not recognized in the statement of operations and was credited to additional paid in capital as of December 31, 2015. The balance of this note at December 31, 2015 and 2014 was $-0- and $25,000, respectively. Accrued interest on this note was $-0- and $375 at December 31, 2015 and 2014, respectively.

During 2015, the Company entered into a note payable with an entity owned by a shareholder and a member of the Board of Directors. The note had an original principal balance totaling $9,500. The note accrues interest at 12% annually. The balance of this note was paid in full before December 31, 2015.  The balance of the note at December 31, 2015 and 2014 was $-0-. Accrued interest on this note was $-0- at December 31, 2015 and 2014.

Aegis Identity Software, Inc.
Notes to Financial Statements

On April 4, 2013, the Company entered into a loan agreement with a less than 5% shareholder of the Company and an entity owned by the same shareholder. The original principal balance of the loan was $1,000,000 with a fixed interest rate of 4.5% for five years and then variable based on the rate at the outside third party financial institution. The loan is secured by all the personal property of the Company. The loan requires monthly payments of principal and interest in the amount of $6,494 with a final due date of April 4, 2033. The loan agreement required the payment of an origination fee of $10,000. This loan fee has been treated as a discount to the debt and is currently being amortized on a straight line basis over the term of the loan. The debt discount balance at December 31, 2015 and 2014 was $8,625 and $9,125, respectively. The fee agreement also requires the Company to pay the lender a fee of 1.25% of the outstanding loan balance quarterly during the term of this loan. This quarterly fee is recorded as interest expense when due. The lender, at its discretion, may convert the amount of this quarterly fee to common stock of the Company at $2.00 per share. The loan agreement requires the Company to meet certain covenants which require the approval of the lender prior to entering into certain transactions and maintaining certain operating activities of the business. The balance of this note, net of debt issuance costs, at December 31, 2015 and 2014 was $926,347 and $957,398, respectively. Accrued interest on this loan was $7,012 and $3,624 at December 31, 2015 and 2014, respectively. Also included in accrued interest is the unpaid lender fee which totaled $133,780 and $86,492 at December 31, 2015 and 2014, respectively. On February 12, 2016, the lender consented to a new loan agreement between the Company and Code Rebel and also consented to the potential merger with Code Rebel.

On July 18, 2013, the Company entered into a note payable with an entity owned by a shareholder. The original principal balance of the note was $40,000. The note accrues interest at 9.5% annually. The original due date of the note was October 19, 2013. Subsequent to December 31, 2015, the parties agreed to extend this note to December 31, 2016. The balance of this note at December 31, 2015 and 2014 was $30,000. Accrued interest on this note was $7,679 and $4,829 at December 31, 2015 and 2014, respectively.

On April 2, 2014, the Company entered into a loan agreement with an entity primarily owned by a shareholder and current member of the Board of Directors. Simultaneously, the lender of this loan assigned all rights, title and interest to Cap-Star Holdings, I, LLC. The original principal balance of this loan was $500,000 with a due date of October 2, 2014. The loan accrues interest at 15% annually. The loan is personally guaranteed by a shareholder, founder and current Executive Chairman of the Board of Directors. The loan agreement required the Company to issue 250,000 share of common stock of the Company to the lender and warrants which allowed the lender to purchase 250,000 shares of common stock of the Company. The issuance of the common stock and the warrants have been accounted for as a debt discount and amortized fully as interest expense in 2014. The debt discount was calculated to be $324,759 on April 2, 2014. The total proceeds of the loan were allocated based on the relative fair value of each component of the transaction. The fair value of the note payable was $500,000, the fair value of the common stock was $500,000, and the fair value of the warrants was $426,609. The fair value of the warrants was determined by utilizing the Black-Scholes model. The original due date of October 2, 2014 was extended to October 2, 2015. On October 9, 2015, the parties agreed to extend the due date to April 2, 2016. The parties agreed to extend the loan to August 30, 2016. The balance of the loan at December 31, 2015 and 2014 was $400,000. Accrued interest on this loan was $1,973 and $5,000 at December 31, 2015 and 2013, respectively.

Aegis Identity Software, Inc.
Notes to Financial Statements

During 2015, the Company entered into a note payable with a financial institution for the purchase of vehicles. The note accrues interest at 2.99% annually and requires monthly payments of $652 with a final maturity date of July 2021. The balance of this note at December 31, 2015 and 2014 was $40,180 and $-0-, respectively. Accrued interest on this note was $250 and $-0- at December 31, 2015 and 2014.

On December 18, 2015, the Company entered into a note payable with an individual which had an original principal balance of $57,000. The note accrues interest at 24% annually, to be paid on the maturity date. The original due date was May 18, 2016. Subsequent to May 2016, the note was paid in full. The balance of this note at December 31, 2015 and 2014 was $57,000 and $-0-, respectively. Accrued interest on this note was $570 and $-0- at December 31, 2015 and 2014.

In 2015, the Company entered into a note payable with an owner and officer which had an original principal balance of $36,000. The note is non-interest bearing. The note does include a handling fee of 1% payable monthly to be paid on the maturity date. The original due date was June 30, 2015. The lender agreed to extend the note to June 30, 2016. The parties agreed to extend the note to July 30, 2016. The balance of this note at December 31, 2015 and 2014 was $36,000 and $-0-, respectively. Accrued interest on this note was $1,080 and $-0- at December 31, 2015 and 2014.

On November 18, 2015, the Company entered into two notes payable with an owner and officer which had a total original principal balance of $200,000. The note accrues interest at 12% annually, to be paid on the maturity date. The original due date was June 30, 2015. The lender agreed to an extension of the notes through June 30, 2016. The parties agreed to extend the notes to August 30, 2016. The loan agreement required the Company to issue 2,801 share of common stock of the Company to the lender and warrants which allowed the lender to purchase 2,801 shares of common stock of the Company. The issuance of the common stock and the warrants have been accounted for as a debt discount and are being amortized on a straight line basis over the term of the loan. The debt discount balance at December 31, 2015 and 2014 was $1,616 and $-0-, respectively. The debt discount was calculated to be $4,308 on November 18, 2015. The total proceeds of the loan were allocated based on the relative fair value of each component of the transaction. The fair value of the note payable was $200,000, and the fair value of the warrants was $4,403. The fair value of the warrants was determined by utilizing the Black-Scholes model. The balance of this note, net of debt issuance discount, at December 31, 2015 and 2014 was $198,384 and $-0-, respectively. Accrued interest on this note was $6,000 and $-0- at December 31, 2015 and 2014.

Aegis Identity Software, Inc.
Notes to Financial Statements

Future maturities of notes payable over the next five years are as follows:

For the year ended December 31,
2016	$951,253
2017	36,031
2018	37,829
2019	39,592
2020	41,437
Thereafter	792,010
Total	$1,898,152

Note 7. Convertible Notes Payable

Convertible notes payable consist of the following at December 31, 2015 and 2014:

	2015	2014
Convertible notes	$1,206,951	$1,436,951
Less discount	-	10,250
Current portion of convertible notes	1,206,951	1,337,951
Long term portion of convertible notes	$-	$88,750

In 2014, the Company issued $840,000 aggregate principal amount of convertible notes (collectively the “12% Convertible Notes”) with maturity dates originally ranging from March 15, 2015 to June 19, 2015. All the notes carry an interest rate of 12.0% and are entitled to convert to common stock at $4.00 per share. All of these convertible notes were treated as current as of December 31, 2015. Accrued interest on these convertible notes was $18,750 and $10,055 at December 31, 2015 and 2014, respectively.

During the year ended December 31, 2015, several of the 12% Convertible Notes were extended, paid in full and converted. Two notes totaling $300,000 were extended to February 1, 2016. Subsequent to December 31, 2105, the lenders agreed to extend the notes to dates ranging from August 1, 2016 and September 1, 2016. A total of $42,500 was paid in full. The remaining $497,500 were converted to 124,375 shares of common stock. In some cases, the interest was also converted at the same rate as the convertible notes.

In 2015, the Company issued $638,500 aggregate principal amount of convertible notes with maturity dates originally ranging from July 2, 2015 to November 30, 2015. All the notes carry an interest rate of 12.0% and are entitled to convert to common stock at $4.00 per share. All of these convertible notes were treated as current as of December 31, 2015. Accrued interest on these convertible notes was $36,750 and $ -0- at December 31, 2015 and 2014, respectively.

During the year ended December 31, 2015, several of the 12% Convertible Notes were extended and converted. Two notes totaling $525,000 were extended to February 1, 2016. Subsequent to December 31, 2105, the lenders agreed to extend the notes to July 31, 2016. The remaining $113,500 were converted to 28,375 shares of common stock. In some cases, the interest was also converted at the same rate as the convertible notes.

Aegis Identity Software, Inc.
Notes to Financial Statements

On September 13, 2013, the Company entered into a loan agreement with an individual stockholder to assist with the development, expansion and marketing of its primary software product. The original loan amount was $180,000. The loan agreement provides for collateral of all the personal property of the Company. The loan requires monthly principal payments of not less than $3,000 beginning October 13, 2013 with final payment due September 13, 2018. The loan requires a fee to be paid quarterly at an annual rate of 10% of the outstanding principal balance. This fee has been treated as interest expense. The lender may elect, at the lenders sole discretion, to receive common stock at $2.00 per share in lieu of cash. The loan agreement also required an initial loan fee of $18,000 which is equal to 10% of the original principal balance. This loan fee has been treated as a debt discount and is currently being amortized on a straight line basis over the term of the loan. The debt discount balance at December 31, 2015 and 2014 was $-0- and $10,250, respectively. The loan agreement further requires the Company to meet certain covenants which require the approval of the lender prior to entering into certain transactions and maintaining certain operating activities of the business. During the year ended December 31, 2015 $24,000 of the note was repaid and $111,000 was converted to common stock. Accrued interest totaling $2,700 was also converted to common stock. The fair value of the common stock at the time of the conversion was greater than the conversion price which created a loss on the settlement of the conversion of $28,425.  The loss on the settlement of the conversion was recorded on the statement of operations for the year ended December 31, 2015. The outstanding balance, net of debt issuance costs, at December 31, 2015 and 2014 was $-0- and 124,750, respectively. Accrued interest on this loan was $-0- at December 31, 2015 and 2014.

On May 17, 2013, the Company entered into a convertible note agreement with an individual.  The original principal balance of this note was $75,000. However, the loan was increased by a lump sum interest requirement of $5,000 which made the total original balance $80,000. The note requires interest payments of $5,000 per month since original issuance. The original due date of this loan was June 17, 2013 unless the lender exercised its option to convert the loan before that date. The loan also required collateral of certain accounts receivables from two customers. The lender, at his sole discretion, can convert this loan into common stock of the Company at $2.00 per share. During the year ended December 31, 2015 the parties agreed to convert all the original principal balance of $80,000 plus accrued interest of $140,000 totaling $220,000 into 110,000 shares of the Company’s common stock at $2.00 per share. The outstanding balance at December 31, 2015 and 2014 was $-0- and $80,000, respectively. Accrued interest on this loan was $-0- and $92,500 at December 31, 2015 and 2014, respectively.

On October 2, 2012, the Company entered into a loan agreement with a stockholder of the Company. An owner of the lender is also a member of the Board of Directors. The original principal amount of the loan was $381,951. The proceeds of the loan were used to repay another loan to an individual. The loan originally required payment of quarterly interest at an annual rate of 12% with the balance paid October 2, 2013. The loan requires the Company to obtain approval before obtaining additional financing outside of the normal course of business or a change of ownership greater than 10%. Upon default, the loan agreement provides for a perpetual license on the Company’s primary software (i.e. TridentHE) for use in the military defense market only. On October 2, 2013, the loan was extended to November 2, 2013 with no changes in terms except the due date. On May 9, 2014 another extension was signed. This extension granted the following: (1) extension of the payment of all amounts to November 2, 2014 with the three options to extend for 30 more days at the lender’s discretion; (2) the interest rate will be modified from the date of the last extended due date at 18%; (3) quarterly interest payments of $17,446 will be due each quarter at August 2, 2014 and November 4, 2014; (4) the Company will issue stock warrants providing for 2,500 shares to the lender for every full month after May 9, 2014 which the loan is still outstanding. The exercise price of the warrants will be $6.00 per share and they will have a 5 year life; and (5) the lender will have the right to convert the outstanding principal and interest balance to shares of the Company’s common stock, at the lender’s sole discretion, at $2.00 per share. This extension also required a payment of past due interest totaling $38,772 to the lender by the Company. The loan was extended again, by way of two of the 30 day options by the lender, to January 2, 2015. Subsequent to December 31, 2015, the Company agreed to convert the loan plus accrued interest to common stock. The requirements above cause the Company to consider Derivative Accounting for the extended terms, primarily because there is not a limit on the number of warrants that could be issued under this transaction. The Company has evaluated this accounting method and management and insiders would control the vote to increase the number of authorized shares which would allow the Company enough time to settle this issue with the lender. The Company evaluated this transaction as it relates to Debt Modification Accounting. The transaction was not significant and therefore the warrants are recorded as additional financing fees as they are granted on a monthly basis. On October 14, 2015, the lender agreed to extend this note to the earlier of February 1, 2016 or the first business day following an effective date of a registration statement on Form S-1 filed by the Company. Subsequent to December 31, 2015, the Company agreed to convert the loan plus accrued interest to common stock. The outstanding balance of this note at December 31, 2015 and 2014 was $381,951. Accrued interest on this loan was $13,939 and $7,639 at December 31, 2015 and 2014, respectively.

Aegis Identity Software, Inc.
Notes to Financial Statements

At December 31, 2015 all convertible notes payable were considered current notes payable.

The Company evaluated the features of the convertible notes to ascertain if any embedded conversion features were required to be bifurcated and accounted for as a derivative. The Company evaluated whether the embedded feature met the definition of a derivative and determined that the conversion options does not as they do not meet the "net settlement" requirement. The underlying shares of the Company are those of a private company and are not considered readily convertible to cash, and therefore bifurcation is not required. The Company will continue to reevaluate these features.

Note 8. Commitments and Contingencies

The Company is obligated under a lease agreement for its primary office space. The lease provides for base rent payments plus other operating costs.

The Company also entered into a lease agreement with a related party for additional offices space. The lease term is 12 months commencing in November 2015.  The lease requires a base rent payment of $2,500 per month. The Company can increase the amount of space and related monthly base rent.

Minimum annual payments under a non-cancelable operating lease as of December 31, 2015 are as follows:

For the year ended December 31,
2016	$153,077
2017	135,361
2018	142,645
2019	149,929
Thereafter	63,735
$644,747

Rent expense for the years ended December 31, 2015 and 2014 was $123,021 and $72,134, respectively.

In January 2016, two former employees retained legal counsel to represent them in a wage claim along with associated travel expenses regarding their employment with the Company. The Company believes it has recorded any potential liability related to this claim at December 31, 2015.

Note 9. Stock Option Plan

Effective October 1, 2011, the Company approved the Aegis Identity Software, Inc. Incentive Stock Option Plan (the "Plan"). The Plan provides for the issuance of up to 5,000,000 shares of common stock in the aggregate. The options generally vest yearly beginning one (1) year after the date of grant over a three (3) year period. The options have a ten-year contractual maturity. Granting of options under the Plan is at the discretion of the board of directors.

Option costs related to stock options recognized for the years ended December 31, 2015 and 2014 amounted to $1,071,873 and $766,211, respectively, of which $1,005,314 and $722,024 has been included in general and administrative expenses for the years ended December 31, 2015 and 2014, respectively, in the accompanying statements of operations. In addition, $66,559 and $44,187 has been capitalized as computer software development costs for the years ended December 31, 2015 and 2014, respectively.

Aegis Identity Software, Inc.
Notes to Financial Statements

The Company has estimated the fair value of all stock option awards as of the date of grant by applying the Black-Scholes option pricing model. The weighted average assumptions used in determining the fair value of options granted and the weighted average grant date fair value of options granted during the years ended December 31, 2015 and 2014 is as follows:

	2015	2014
Weighted-average range of risk-free interest rate	1.67 to 1.99%	2.11 to 2.29%
Weighted-average range of volatility	76.61 to 83.64%	80.99 to 83.44%
Dividend yield	-0-%	-0-%
Weighted-average range of expected life in years	3.5 to 6.0	1.75 to 6.0
Weighted-average fair value at grant date	$0.32	$0.35

Historical information for a selection of similar publicly traded companies was the primary basis for the expected volatility. Historical information and management expectations were the primary basis for the expected dividend yield. The expected lives of the options are based upon the simplified method. The risk-free interest rate was selected based upon yields of U.S. Treasury issues with a term equal to the expected life of the option being valued.

As of December 31, 2015, there was approximately $1,483,466 of unrecognized compensation cost, related to unamortized stock option compensation which is expected to be recognized over a weighted average period of 2.5 years. Total unrecognized compensation cost will be adjusted for future changes in estimated forfeitures. In addition, as future grants are made, additional compensation costs will be incurred. Exercise prices range from $0.60 to $2.00 per share as of December 31, 2015.

A summary of the Company's stock option activity and related information for the years ended December 31, 2015 and 2014 are as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted-Average Contractual Term in Years	Aggregate Intrinsic Value
Outstanding at January 1, 2014	1,616,250	$0.60 to $2.00	5 to 10	$0.40 to $1.40
Granted	792,500	$2.00	5 to 10
Expired	(62,500)

Outstanding, December 31, 2014	2,346,250	$0.60 to $2.00	5 to 10	$0.40 to $1.40
Granted	902,500	$2.00	5 to 10
Expired	(100,000)

Awards outstanding, December 31, 2015	3,148,750	$0.60 to $2.00	5 to 10	$0.40 to $1.44
Vested and exercisable	1,591,042	$0.60 to $2.00	5 to 10	$0.40 to $1.44

Note 10. Warrants

In connection with the issuance of certain notes payable, the Company issued 250,000 warrants to purchase common stock to the respective note holders at a strike price of $2.00 per warrant and an expiration date of 10 years after issuance. The warrants are exercisable immediately and were accounted for as equity. Proceeds of $149,519 were allocated to these warrants based on the relative fair values of the warrants.

Aegis Identity Software, Inc.
Notes to Financial Statements

In connection with convertible note financing obtained during 2012 (see Note 6), the Company issued warrants to a lender to purchase common stock at an exercise price of $2.00 per share. The warrants were a requirement of an extension agreement entered into on May 2, 2014. The Company is required to issue 2,500 warrants per month the note is outstanding. The warrants expire 10 years after their issuance. The number of shares to be issued are dependent on the number of shares into which the debt is converted (i.e. each warrant is exercisable for one share of common stock for each one share issued upon the conversion of the lender's note). During 2015 and 2014, the Company issued 30,000 and 17,500 warrants, respectively, related to this agreement with an aggregate value of $55,858 and $14,214, respectively. The fair value of these warrants at their respective commitment dates were recorded as additional financing fees. The fair value of the warrants is estimated at each commitment date using the Black Scholes valuation model.

The assumptions used in computing the fair value of the warrants as of December 31, 2015 are as follows:
December 31, 2015
Fair value of common stock	$2.50
Conversion price	$2.00
Expected volatility	78.07%
Remaining term (years)	5.0
Risk-free rate	2.90%
Expected dividend yield	0.00%

In connection with certain consulting and professional service agreements entered into between 2011 and 2014, the Company issued the consultants 375,000 warrants to purchase common stock at an exercise price ranging from $0.60 to $2.00 per share. The total warrants vested at December 31, 2015 were 312,500. The warrants expire ranging from 5 to 10 years after their issuance. The fair value of the warrants is being amortized over the related service period of the agreement. For the years ended December 31, 2015 and 2014, the Company expensed $123,200 and $40,885, respectively, as professional fees.

In connection with certain lending agreements between 2013 and 2014, the Company issued lenders 250,000 warrants to purchase common stock at an exercise price of $2.00 per share. The warrants were exercisable and fully vested immediately.

In connection with certain consulting and professional service agreements entered into during 2015, the Company issued the consultants 1,595,064 warrants to purchase common stock at an exercise price ranging from $2.00 to $4.00 per share. Of this total 647,532 were issued and vested to a shareholder and member of the board of directors. The total warrants vested at December 31, 2015 were 1,109,292. The warrants expire ranging from 5 to 10 years after their issuance. The fair value of the warrants is recorded as prepaid expense and being amortized over the related service period of the agreement. For the years ended December 31, 2015 and 2014, the Company expensed $246,252 and -0-, respectively, as professional fees. As of December 31, 2015 and 2014, the Company recorded $980,664 and $-0-, respectively, as deferred offering costs related to these warrants. The Company also recorded $704,141 and $-0-, respectively, as prepaid stock compensation at December 31, 2015 and 2014.

Aegis Identity Software, Inc.
Notes to Financial Statements

As of December 31, 2015, there was approximately $1,607,704 of unrecognized expense, related to unamortized stock warrant expense which is expected to be recognized over a weighted average period of one year. Total unrecognized expense will be adjusted for future changes in estimated forfeitures. In addition, as future warrants are made, additional compensation costs will be incurred.

A summary of the activity related to these stock warrants for the years ended December 31, 2015 and 2014 are as follows:

Outstanding, January 1, 2014	587,500
Issued	287,500
Outstanding, December 31, 2014	875,000
Issued	1,595,064
Outstanding, December 31, 2015	2,470,064

The fair value of certain warrants is estimated at the end of each quarterly reporting period using the Black Scholes valuation model. The assumptions used in computing the fair value of the warrants as of December 31, 2015 and 2014 are as follows:

	2015	2014
Range of fair value of warrant	$0.68 to $1.44	$0.68 to $1.28
Range of conversion price	$0.60 to $2.00	$0.60 to $2.00
Range of expected volatility	78.07 to 87.0%	75.2 to 86.0%
Range of remaining term (years)	5.0 to 10.0	5.0 to 10.0
Range of risk-free rate	2.09 to 2.80%	1.52 to 2.43%
Expected dividend yield	0.00%	0.00%

Historical information for a selection of similar publicly traded companies was the primary basis for the expected volatility. Historical information and management expectations were the primary basis for the expected dividend yield. The expected lives of the options are based upon the simplified method. The risk-free interest rate was selected based upon yields of U.S. Treasury issues with a term equal to the expected life of the option being valued.

Aegis Identity Software, Inc.
Notes to Financial Statements
Note 11. Preferred and Common Stock

Preferred Stock

The Company had 10,000,000 shares of Preferred Stock, par value $0.001, authorized for issuance, of which no shares of Preferred Stock were issued or outstanding.

Common Stock

The Company had 100,000,000 shares of Common Stock, par value $0.001, authorized for issuance, of which the Company had issued and outstanding shares totaling 4,600,313 and 3,871,737 as of December 31, 2015 and 2014, respectively.

Issuance during 2014

The Company issued 419,925 shares of common stock for total proceeds of $341,076.

Issuances during 2015

The Company issued 728,579 shares of common stock at a fair value price ranging from $2.00 to $2.50 per share for total proceeds of $1,773,272

Note 12. Net Loss per Share

The Company utilizes FASB ASC 260, “Earnings per Share.” Basic earnings (loss) per share is computed by dividing earnings (loss) available to common stockholders by the weighted-average number of common shares outstanding. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include additional common shares available upon exercise of stock options and warrants using the treasury stock method, except for periods of operating loss for which no common share equivalents are included because their effect would be anti-dilutive. There were no shares of the Company's common stock outstanding subject to repurchase or forfeiture for the years ended December 31, 2015 and 2014.

The Company has excluded all common stock equivalents from its calculation of diluted net loss per share because their effects would be anti-dilutive.

The following table sets forth the number of shares of common stock that have been excluded from diluted net loss per share because their effect was anti-dilutive.  The potentially dilutive securities as of December 31, 2015 and 2014 are as follows:

	2015	2014
Options to purchase common shares	3,148,750	2,346,250
Outstanding warrants	2,829,765	1,279,701
Convertible notes payable	301,738	361,738
	6,280,253	3,987,689

Aegis Identity Software, Inc.
Notes to Financial Statements

Note 13. Retirement Benefit Plan

The Company sponsors a 401(k) retirement plan for its qualified employees, which was adopted and implemented in June 10, 2013. The plan provides for the statutory contributions by plan participants and an optional and discretionary matching of contributions by the Company. For the years ended December 31, 2015 and 2014 the Company has elected not to match any employee contributions to the plan.

Note 14. Income Taxes

The components of the Company's income tax expense for the years ended December 31, 2015 and 2014 are as follows:
	December 31, 2015	December 31, 2014
Current Tax Expense (Benefit)
Federal	$-	$-
State	-	-
	$-	$-
Deferred Tax Expense (Benefit)
Federal	$-	$-
State	-	-
	$-	$-
Total Tax Expense (Benefit)	$-	$-

As of December 31, 2015, the Company has available unused federal and state net operating loss (NOL) carry-forwards of approximately $5,730,000, which will expire in various years from 2031 to 2036.

The effective rate differs from the statutory rate of 35% for 2015 and 2014 primarily due to the following:

	2015	2014
Federal income tax provision at statutory rate	(35.00%)	(35.00%)
State income taxes, net of federal benefit	(3.01%)	(3.01%)
Issuance of Stock Options	8.41%	9.45%
Issuance of Stock Warrants	16.13%	14.25%
Other	9.06%	3.00%
Change in valuation allowance	4.41%	11.31%
	0.00%	0.00%

Aegis Identity Software, Inc.
Notes to Financial Statements

The tax effect of temporary differences and net operating loss carry-forwards as of December 31, 2015 and 2014 is as follows:

	2015	2014
Current deferred tax asset:
Current liabilities	$713,270	$299,162
Current assets	(27,357)	(41,974)
Valuation allowance	(685,913)	(257,188)
Net current deferred tax asset	$-	$-
Non-current deferred tax assets (liabilities)
Issuance of Stock Options	$876,508	$469,094
Issuance of Stock Warrants	943,537	162,724
Net Operating Losses	2,178,282	2,110,761
Charitable Contributions	4,754	3,842
Other	10,804	-
Total	$4,013,885	$2,746,421
Less Valuation Allowance	$(4,013,885)	$(2,746,421)
Net non-current deferred tax asset	$-	$-

Ownership changes may limit the future utilization of these net operating loss carry-forwards as defined by the Internal Revenue Code. The net deferred tax asset has been fully offset by a valuation allowance due to our history of taxable losses and uncertainty regarding our ability to generate sufficient taxable income in the future to utilize these deferred tax assets.

The Company's 2011, 2012, 2013 and 2014 Federal and Colorado tax returns remain subject to examination by the respective taxing authorities. In addition, net operating losses and research tax credits arising from prior years are also subject to examination at the time that they are utilized in future years. Neither the Company's federal or state tax returns are currently under examination.

Note 15. Subsequent Events

The Company received a subpoena for documents from the Colorado Department of Regulatory Authority, Division of Securities, in February 2015. The Company complied with the subpoena by providing the documents requested. As of the date of this prospectus, The Company has received no further correspondence.

In January 2016, two former employees retained legal counsel to represent them in a wage claim along with associated travel expenses regarding their employment with the Company. The Company believes it has recorded any potential liability related to this claim at December 31, 2015.

Aegis Identity Software, Inc.
Notes to Financial Statements

On January 15, 2016, the Company announced its entry into a non-binding letter of intent to engage in a merger with Code Rebel. Under the terms of the letter of intent, Aegis Identity will be merged witch Code Rebel, which will remain the surviving entity. Aegis Identity’s shareholders will own 60% of the issued and outstanding shares of Code Rebel, determined on a fully diluted basis, immediately following the merger. Code Rebel also provided Aegis Identity with an unsecured loan of $500,000, which is evidenced by a promissory note of Aegis Identity that bears interest at the rate of 9% per annum, compounded annually. The loan will be discharged in the proposed merger. If the merger is not consummated, then the loan will be due on June 30, 2016, or upon the occurrence of certain other events.

On February 25, 2016, the Company executed a 9% Promissory Note (First Allonge) with Code Rebel in the amount of $46,448.00. The loan will be discharged in the proposed merger. If the merger is not consummated, then the loan will be due on June 30, 2016, or upon the occurrence of certain other events.

On February 26, 2016, the Company executed a (factoring) secured promissory note in favor of Dennis Witte. The principal amount of the loan was $120,000 and the due date is March 25, 2016.  The interest rate is 2% per month. The note is secured by and will be repaid from the proceeds of the accounts receivable. The balance owed is $10,000.00 as of May 2, 2016.

On April 11, 2016, the Company executed a 9% Promissory Note (Second Allonge) with Code Rebel in the amount of $75,000.00. The loan will be discharged in the proposed merger. If the merger is not consummated, then the loan will be due on June 30, 2016, or upon the occurrence of certain other events.

On April 21, 2016, the Company executed a short-term 12% convertible promissory note in favor of Adelbert Olivas. The principal amount of the convertible promissory note was $25,000 and interest accrued at 12% per annum, however, that during any Event of Default under this note the interest rate shall increase to fifteen percent (15%) per annum. All or any portion of the outstanding principal amount of and accrued interest under this note may, at any time on or prior to the maturity date or until the business day prior to the Business Combination following the filing of the Company’s preliminary prospectus for use in its roadshow and in the holder’s sole discretion, be converted into shares of common stock at a price equal to Two Dollars and Fifty Cents ($2.50) per share. As of June 30, 2016, the outstanding balance of this note was $25,000.

On April 22, 2016, the Company executed a short-term 12% convertible promissory note in favor of Thomas Cone. The principal amount of the convertible promissory note was $100,000 and interest accrued at 12% per annum, however, that during any Event of Default under this note the interest rate shall increase to fifteen percent (15%) per annum. All or any portion of the outstanding principal amount of and accrued interest under this note may, at any time on or prior to the maturity date or until the business day prior to the Business Combination following the filing of the Company’s preliminary prospectus for use in its roadshow and in the holder’s sole discretion, be converted into shares of common stock at a price equal to Two Dollars and Fifty Cents ($2.50) per share. On April 22, 2016, the Company issued a 12% convertible note payable to an accredited investor with an original principal balance of $100,000. As of June 30, 2016, the outstanding balance of this note was $100,000.

Aegis Identity Software, Inc.
Notes to Financial Statements

On May 16, the Company issued a purchase money promissory note to a key supplier with an original principal balance of $90,000. In the event of a default, the note is convertible into common stock. As of June 30, 2016, the outstanding balance of this note was $100,000.

On May 17, 2016, the Company terminated the merger agreement in accordance with Article VII of the merger agreement with Code Rebel as a result of certain recent events, including, without limitation: (i) the issuance by the U.S. Securities and Exchange Commission (the "SEC") on May 6, 2016 of an Order of Suspension of Trading (the "Order") suspending the public trading of Code Rebel common stock and questioning the accuracy of certain information included in the three most recent periodic reports that Code Rebel has filed with the SEC regarding its assets and financial condition; (ii) the filing of several class action lawsuits against Code Rebel (and the likelihood that several more will soon be filed); (iii) public allegations that have been made regarding Code Rebel; (iv) our understanding that Code Rebel is contemplating an imminent bankruptcy filing; (v) the likelihood that Code Rebel will not be able to fulfill its covenants under the Merger Agreement, including, without limitation, the holding of a meeting of its stockholders to approve the transactions contemplated by the Merger Agreement; and (vi) the refusal of certain potential investors to continue discussions with us regarding a potential financing transaction to the extent that we consummate the Merger, we believe that a CR Material Adverse Effect (as defined in the Merger Agreement) has occurred, that the ability of Code Rebel to consummate the Merger has been substantially compromised, and that there has been a material breach by Code Rebel of certain of its representations, warranties, covenants and agreements contained in the Merger Agreement. Nothing contained herein shall constitute a waiver by Aegis of any rights or claims it may have against Code Rebel arising out of the Merger Agreement or any other matter.

On May 20, 2016, the Company issued a short-term promissory note to an individual with an original principal balance of $25,000 and a fixed fee of $500 with a maturity date of June 30, 2016. This loan is currently in default; however, at this time a request for extension has been requested.

On May 27, 2016, the Company issued a promissory note to a group of investors with an aggregate principal balance of $50,000 with a 12% per annum interest rate and a maturity date of November 30, 2016. The arrangement provided for warrant coverage.

On June 24, 2016, the Company entered into a factoring arrangement with a secured promissory note with an original principal balance of $108,000 with a 12% per annum interest rate. The principal is being reduced by customer payments or accounts receivable. To date, approximately $31,000 of principal plus interest has been repaid.

As of July 7, 2016, there are a few notes payable in default, namely $100,000 with a maturity date of May 31, 2016, $25,500 with a maturity date of June 12, 2016, and $100,000 with a maturity date of May 31, 2016.

As of July 7, 2016, we have received note payable maturity date extensions for the following loans: (i) Neighborhood Services, Inc. through August 30, 2016, (ii) M. Ortiz $200,000 through August 15, 2016, and (iii) R. Lamvik through July 30, 2016.

Aegis Identity Software, Inc.
Balance Sheets
March 31, 2016 and December 31, 2015

	March 31,	December 31,
	2016	2015
Assets	(unaudited)
Current Assets
Cash and cash equivalents	$356	$791
Trade receivable, net	24,000	59,050
Other current assets	411,673	720,573
Total Current Assets	436,029	780,414

Software, net	456,103	537,134
Equipment, net	47,487	50,205
	503,590	587,339

Other Assets
Deposit	4,214	4,214
Deferred offering costs	-	1,219,548
	4,214	1,223,762

Total Assets	$943,833	$2,591,515

Liabilities and Stockholders' Equity
Current Liabilities
Notes payable, net	$1,064,903	$522,531
Notes payable, related party, net	436,000	436,000
Convertible notes payable, net	825,000	825,000
Convertible notes payable, related party net	-	381,951
Accounts payable	992,057	893,906
Deferred revenue	324,683	284,915
Due to related party	24,975	29,975
Other current liabilities	1,148,150	983,727
Total Current Liabilities	4,815,768	4,358,005

Long-term Notes Payable, net	879,991	929,380

Commitments and contingencies

Stockholders' equity
Preferred stock, $0.001 par value, authorized 10,000,000;	-	-
no shares issued or outstanding
Common stock, $0.001 par value, authorized 100,000,000;	4,826	4,600
issued and outstanding- 4,826,460 shares at March 31, 2016
and 4,600,313 shares at December 31, 2015
Additional paid in capital	10,393,254	9,685,537
Accumulated deficit	(15,150,006)	(12,386,007)
Total Stockholders' deficit	(4,751,926)	(2,695,870)
Total Liabilities and Stockholders' Equity	$943,833	$2,591,515

The accompanying notes are an integral part of the financial statements.

Aegis Identity Software, Inc.
Statements of Operations
(unaudited)
For the Three Months Ended March 31, 2016 and 2015

	2016	2015

Software licenses	$117,000	$-
Professional services	40,000	422,832
Maintenance fees	86,232	76,174
Total revenue	243,232	499,006

Operating expense
Research and development	62,560	68,599
General and administrative expense	1,249,877	850,859
Selling expense	86,922	148,270
Amortization and depreciation expense	83,749	97,456
Write-off of deferred offering costs	1,399,955	-
Total operating expenses	2,883,063	1,165,184

Loss from operations	(2,639,831)	(666,178)

Interest expense	(95,879)	(18,639)
Interest expense, related party	(28,288)	(34,500)
	(124,167)	(53,139)

Loss before income taxes	(2,763,998)	(719,317)

Income tax expense	-	-

Net loss	$(2,763,998)	$(719,317)

Loss per share, basic and diluted	$(0.59)	$(0.19)

Common shares outstanding, basic and diluted	4,669,611	3,879,972

The accompanying notes are an integral part of the financial statements.

Aegis Identity Software, Inc.
Statements of Cash Flows
(unaudited)
For the Three Months Ended March 31, 2016 and 2015

	2016	2015

Cash flows from operating activities:
Net loss	$(2,763,998)	$(719,317)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation expense	83,749	97,456
Stock based compensation	255,648	237,382
Amortization of prepaid stock compensation	343,070	-
Write-off of deferred offering costs	1,219,548	-
Changes in operating assets and liabilities:
Trade receivable	35,050	(69,813)
Other current assets	(34,170)	(25,719)
Accounts payable	98,151	75,302
Deferred revenue	39,768	136,825
Other accrued liabilities	236,508	120,032
Net cash used in operating activities	(486,676)	(147,852)

Cash flows from investing activities:
Purchase of equipment	-	(29,105)
Net cash used in investing activities	-	(29,105)

Cash flows from financing activities:
Proceeds from notes payable, net of debt issuance costs	666,448	-
Proceeds from convertible notes payable, net of debt issuance costs	-	238,500
Payments on notes payable	(175,207)	(7,014)
Due to related party	(5,000)	-
Net cash provided by financing activities	486,241	231,486

Net Increase (Decrease) in Cash and Cash Equivalents	(435)	54,529

Cash and Cash Equivalents, Beginning of Period	791	835

Cash and Cash Equivalents, End of Period	$356	$55,364

Supplemental disclosures
Cash payments during the year for income taxes	$-	$-
Cash payments during the year for interest	143,927	53,138

Noncash investing and financing activities
Conversion of notes payable and accrued interest to common stock	$452,068	$-
Conversion of accounts payable to common stock	-	2,500

The accompanying notes are an integral part of the financial statements.

Aegis Identity Software, Inc.
Notes to Condensed Financial Statements

Note 1 – Nature of Organization

Aegis Identity Software, Inc. (the “Company”, “Our”, “Us” or “We”) was founded in August 2011 by experienced software industry executives focused on developing Identity and Access Management (“IAM”) solutions needed to support the growth of internet technologies and associated proliferation of digital identities.

The Company is an IAM solution provider to the Educational Technology (“Ed-Tech”) sector and currently offers four solutions that generate ongoing revenues from both higher education and K-12 school districts.  These products provide provisioning, identity federation and compliance solutions that enhance an overall cyber security program within the Ed-Tech market.

The Company offers customers the option to purchase software products and related services to manage their own environments, or to access its IAM solution through a comprehensive cloud service offering.  Customers that purchase software products may elect to purchase software license updates and product support contracts, which provide customers with rights to unspecified product upgrades and maintenance releases issued during the support period as well as technical support assistance.

The Company also offers customers a broad set of services offerings including consulting services, advanced customer support services and training services.

In July 2015, the Company effected a one (1) for four (4) reverse split of its common stock. Upon the effectiveness of the reverse stock split, (i) every four (4) shares of outstanding common stock was combined into one (1) share of common stock, (ii) the number of shares of common stock for which each outstanding option or warrant to purchase common stock is exercisable was proportionally decreased on a one (1) for four (4) basis, (iii) the exercise price of each outstanding option or warrant to purchase common stock was proportionately increased on a one (1) for four (4) basis, and (iv) the conversion price of each outstanding convertible obligation was proportionately increased on a one (1) for four (4) basis. All of the outstanding common stock share numbers, warrants, share prices, exercise prices and per share amounts have been adjusted in these financial statements, on a retroactive basis to reflect this one (1) for four (4) reverse stock split for all periods presented. The par value per share and the authorized number of shares of common stock were not adjusted as a result of the reverse stock split.

Note 2 - Summary of Significant Accounting Policies

This summary of significant accounting policies of the Company is presented to assist in the understanding of the Company's financial statements.  The financial statements and notes are representations of the Company's management who are responsible for their integrity and objectivity.

Basis of Presentations

The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Article 8 of Regulation S-X. Accordingly, the financial statements do not include all of the information and footnotes required by accounting principles generally accepted in the United States (“GAAP”) for complete financial statements. In the opinion of management, all adjustments considered necessary for fair presentation have been included. The results of operations for the three-month periods ended March 31, 2016 and 2015 are not necessarily indicative of the results to be expected for the full year. The condensed balance sheet as of December 31, 2015 was derived from the audited financial statements. The accompanying unaudited condensed financial statements and notes thereto should be read in conjunction with the audited financial statements for the year ended December 31, 2015.

Aegis Identity Software, Inc.
Notes to Condensed Financial Statements

The significant accounting policies followed are described below to enhance the usefulness of the financial statements to the reader.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

Significant estimates affecting the financial statements include collection of trade and other receivables for contract reserves, recoverability of certain assets, conversion of certain notes payable and income taxes. The valuation of the stock options using a Black Scholes model is based upon interest rates, stock prices, maturity estimates, volatility and other factors. The Company believes these estimates and assumptions are reliable. However, these estimates and assumptions may change in the future based on actual experience as well as market conditions. It is at least reasonably possible that the estimates used will change in the near term.

Cash and Cash Equivalents

The Company considers all short-term highly liquid investments (with original maturities of three months or less) at date of acquisition as cash equivalents, including money market funds. Cash equivalents are reported at fair value. As of March 31, 2016 and December 31, 2015 the Company did not have any cash equivalents.

Trade Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are customer obligations due under normal trade terms. The Company reviews accounts receivable for uncollectible accounts and provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions. The Company considers trade accounts receivable past due for more than 90 days to be delinquent. The Company writes off delinquent receivables against our allowance for doubtful accounts based on individual credit evaluations, the results of collection efforts, and specific circumstances of customers.

The Company records recoveries of accounts previously written off as income when received. To the extent data the Company uses to calculate these estimates does not accurately reflect bad debts; adjustments to these reserves may be required. The total allowance for doubtful accounts at March 31, 2016 and December 31, 2015 was $-0-.

Concentration of Credit Risk

Financial instruments that potentially subject us to concentration of credit risk consist primarily of cash, cash equivalents and trade receivables. We believe that concentrations of credit risk with respect to trade receivables are limited as they are primarily from education agencies.

The Company grants credit in the normal course of business to customers in the United States. The Company periodically performs credit analysis and monitors the financial condition of its customers to reduce credit risk.

At times, cash balances may exceed federally insured limits and this potentially subjects the Company to a concentration of credit risk. The Company has not experienced any losses in such accounts.

Aegis Identity Software, Inc.
Notes to Condensed Financial Statements

Reportable Segment

The Company has one reportable segment. The Company’s activities are interrelated and each activity is dependent upon and supportive of the others. Accordingly all significant operating decisions are based on the analysis of financial results provided by one single business.

Financial Instruments

The carrying values of cash and cash equivalents, trade receivables, accounts payable, and other current assets and liabilities approximate their fair values because of the short-term nature of these instruments. The Company has determined that it is not practical to estimate the fair value of our notes payable and convertible notes because of their unique nature and the costs that would be incurred to obtain an independent valuation. The Company does not have comparable outstanding debt on which to base an estimated current borrowing rate or other discount rate for purposes of estimating the fair value of the notes payable and have not yet obtained or developed a valuation model.

Revenue Recognition

The Company enters into arrangements to deliver multiple products or services (multiple-elements).  The Company applies software recognition rules and allocates the total revenues among the elements based on vendor-specific objective evidence (“VSOE”) of fair value of each element.  The Company recognizes revenue on a net basis excluding taxes collected from customers and remitted to government authorities.

The Company’s sources of revenue are as follows:

1.	Software licenses, including new software licenses revenue from granting licenses to use our software products.
2.	Maintenance fees – software updates and product support.
3.	Professional services – software implementation and order fulfillment and installations.
4.	Subscription Software Revenue - hosted access to the software application for a subscription based fee.

The Company recognizes revenue when all of the following criteria are met:

•	Persuasive evidence of an arrangement exists – The Company has entered into a (pre-determined statement of work arrangement) legally binding arrangement with the customer before the end of the period;
•
The Company has delivered a product or performed a service – Delivery is considered to have occurred when the Company provides the software and customer has access to the software with login credentials.  Performance of a services has occurred when milestones have been met;

•
The amount of the fees are fixed or determinable and free of contingencies or significant uncertainties – The Company assesses whether a fee is fixed and determinable at the outset of the arrangement, primarily based on the payment terms associated with the transaction.  For software licenses, the Company does not generally offer extended payment terms with typical terms of payment due upon delivery.  For maintenance fees, the initial payment is due upon delivery of the software and then, if renewed, they are due annually.  For professional services, the fees are determined when the arrangement is established and then due upon completion of a milestone; and

•
The collection of the related fees is reasonably assumed – The Company assesses collectability on a customer-by-customer basis.  If it is determined prior to revenue recognition that collection of an arrangement fee is not probable, revenues are deferred until collection becomes probable or cash is collected, assuming all other revenue recognition criteria are satisfied.

Aegis Identity Software, Inc.
Notes to Condensed Financial Statements

The VSOE of fair value for elements of an arrangement is based upon the normal pricing and discounting practices for these elements when sold separately. VSOE for fair value of maintenance is established using the standard maintenance renewal rate in the customer’s contract.

The Company's software licenses are considered off-the-shelf products as they can be added to an arrangement with insignificant changes in the underlying software code and can be used by the customer for the customer's purposes upon installation. There is no significant production, customization or modification to the off-the-shelf software as it can typically be used as is for customer purposes. Complex interfaces are not necessary for the Company's software to be functional in the customer's environment. Services provided by the Company typically involve minor enhancements, design and/or standard implementation or integration of the product into the customer's network or environment. The services performed by the Company does not result in significant alteration to the features and functionality of the off-the-shelf software code. In most arrangements, the service and product elements are stated separately and described such that the total price of the arrangement would vary as a result of the inclusion or exclusion of the services.

Maintenance Fees include promises for the right to receive services or unspecified upgrades and enhancements (or both) after the license period begins. Generally, these services include telephone support and correction of errors (bug fixes or debugging), as well as unspecified upgrades or enhancements. The maintenance services revenue is recognized ratable over a 12 month period (1/12) and is generally renewed annually. These fees are recognized over the period the maintenance is provided.

Professional Services consisting of fees for strategic consulting, configuration, training, consultation and implementation are included as a part of the Company services business. Revenues for professional services are recognized when acceptance is received from the customer for each milestone.

Subscription Software Revenue is a hosting arrangement subject to the software revenue recognition guidance of ASC 985-605. Software as a Service (SAAS) arrangements typically provide hosted access to the software application for a subscription based fee. Subscription revenue delivery of the service includes customer access to the software, typically a fee paid upfront. Revenue is recognized over the service period or over the customer relationship period. The customer has the contractual right to take possession of the software at any time during the hosting/subscription period without significant penalty. If feasible the customer may run the software on its own hardware or contract with another party unrelated to the Company to host the software.  The Company has not recognized any subscription software revenue for the three months ended March 31, 2016 and 2015.

Deferred Revenue

Deferred revenue consists of billings or payments received in advance of revenue recognition from the Company’s maintenance revenues and professional services described above and are recognizable as the revenue recognition criteria are met. The Company generally invoices the customers in annual installments. Accordingly, the deferred revenue balance does not represent the total contract value of annual or multi-year non-cancellable subscription agreements. Deferred revenue that will be recognized during the succeeding 12-month period is recorded as current deferred revenue, and the remaining portion is recorded as noncurrent.

Research and Development

The Company expenses research and development costs, including costs to develop software products to be marketed to external users, before technological feasibility of such products is reached.

Prepaid Stock Compensation

Prepaid stock compensation represents amounts paid with stock warrants for future contractual benefits to be received. The fair value of these stock warrants is recorded to prepaid stock compensation and additional paid-in capital, upon issuance of the shares, and then amortized to the statements of operations over the life of the contracts using the straight-line method.

Aegis Identity Software, Inc.
Notes to Condensed Financial Statements

Equipment

Equipment is stated at cost less accumulated depreciation. Depreciation is provided utilizing the straight-line method over the estimated useful lives for owned assets, ranging from three to seven years. The cost of normal maintenance and repairs is charged to operating expenses as incurred. Material expenditures that increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset.For the three months ended March 31, 2016 and 2015 depreciation expense was $2,718 and $232, respectively.

Impairment of Long-Lived Assets

The Company evaluates long-lived assets, which include equipment and software, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value. No impairment losses were required to be recognized at March 31, 2016 and December 31, 2015.

Capitalized Computer Software Development Costs

The Company capitalizes certain computer software development costs in accordance with the FASB Accounting Standards Codification Costs of Software to be Sold, Leased or Marketed Topic. Costs incurred internally to create a computer software product or to develop an enhancement to an existing product are charged to expense when incurred as research and development expense until technological feasibility for the respective product is established.  Thereafter, all software development costs are capitalized and reported at the lower of unamortized costs or net realizable value. Capitalization ceases when the product or enhancement is available for general release to customers. Capitalized computer software development costs are being amortized ratably on a straight-line basis over three years.

The Company makes ongoing evaluations of the recoverability of the capitalized software by comparing the amount capitalized for each product to the estimated net realizable value of the product. If such evaluations indicate that the unamortized software development costs exceed the net realizable value, the Company writes off the amount by which the unamortized software development costs exceed net realizable value. There was no impairment charge related to capitalized software development costs during the three months ended March 31, 2016 and 2015.

Total expenditures for capitalized computer software development costs and amortization of capitalized computer software development costs are as follows:

	Three Months Ended March 31,
	2016	2015
Total capitalized software development costs	$-0-	$29,105
Total amortization of capitalized software development costs	$81,031	$97,225

Capitalized computer software development costs consist of the following at March 31, 2016 and December 31, 2015:

	March 31, 2016	December 31, 2015
Capitalized software development costs	$1,749,529	$1,749,529
Accumulated amortization	(1,293,426)	(1,212,395)
	$456,103	$537,134

Aegis Identity Software, Inc.
Notes to Condensed Financial Statements

Of the capitalized software development costs that are currently completed and being amortized, the Company expects amortization expense for the next three years ending December 31:

2016 (remaining)	$202,060
2017	177,044
2018	76,999
$456,103

Deferred Offering Costs

Deferred offering costs consist principally of professional fees, primarily legal and accounting, and other costs such as printing and registration costs incurred in connection with the planned initial public offering ("IPO") of the Company's common stock. In addition to the amount previously capitalized the Company also incurred additional expense for related cost during the three months ending March 31, 2016 totaling $180,407. As of December 31, 2015, the Company had capitalized $1,219,548 of legal and advisory fees associated with its proposed offering.  During the three months ended March 31, 2016, the Company abandoned the IPO and therefore expensed these capitalized costs to the statement of operations during the three months ended March 31, 2016 in accordance with SEC Staff Accounting Bulletin Topic 5A.

Warrants

The Company evaluates its warrants for appropriate classification as either a liability or equity. The Company first evaluates whether or not the warrants are indexed to the Company's common stock and if so, it further evaluates whether or not it meets the requirements for equity treatment. Warrants that are accounted for as a liability are adjusted to fair value at each reporting date through the statement of operations in an account entitled "Change in fair value of warrant liability." Warrants accounted for as equity are not adjusted in subsequent periods. The Company issued warrants to a lender with an unspecified number of warrants to be issued. The agreement requires the Company to issue 2,500 warrants for each month the loan is not paid in full. The requirements of this loan agreement caused the Company to consider Derivative Accounting for the extended terms, primarily because there is not a limit on the number of warrants that could be issued under this transaction. The Company has evaluated this accounting method and management and insiders would control the vote to increase the number of authorized shares which would allow the Company enough time to settle this issue with the lender.

Stock-Based Compensation

The Company accounts for its stock-based compensation awards in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification Topic 718 ("ASC"), Compensation-Stock Compensation ("ASC 718"). ASC 718 requires all stock-based payments to employees, including grants of employee stock options and restricted stock and modifications to existing stock options, to be recognized in the statements of operations based on their fair values.

The Company uses the Black-Scholes option pricing model to determine the fair value of options granted. Compensation expense related to awards to employees and directors with service-based vesting conditions is recognized on a straight-line basis based on the grant date fair value over the associated service period of the awards, which is generally the vesting term.

Aegis Identity Software, Inc.
Notes to Condensed Financial Statements

Equity instruments (“instruments”) issued to non-employees are recorded on the basis of the fair value of the instruments, as required by ASC 505, Equity Based Payments to Non-Employees, or ASC 505. ASC 505 defines the measurement date and recognition period for such instruments. In general, the measurement date is when either (a) a performance commitment, as defined, is reached or (b) the earlier of the non-employee performance is complete. The measured value related to the instruments is recognized over a period based on the facts and circumstances of each particular grant as defined in ASC 505.

Income Taxes

Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The Company accounts for uncertain tax positions in accordance with the provisions of FASB ASC Topic 740, Income Taxes ("ASC 740"). ASC 740 provides a comprehensive model for the recognition, measurement and disclosure in the financial statements of uncertain tax positions that the Company has taken or expects to take on a tax return. Under this standard, the Company can recognize the benefit of an income tax position only if it is more likely than not (greater than 50%) that the tax position will be sustained upon tax examination, based solely on the technical merits of the tax position. Otherwise, no benefit can be recognized. The tax benefits recognized are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

Additionally, the Company accrues interest and related penalties, if applicable, on all tax exposures for which reserves have been established consistent with jurisdictional tax laws. Interest and penalties, if any, are classified as income tax expense in the financial statements. As of March 31, 2016 and December 31, 2015, the Company does not have any uncertain tax positions.

Advertising

All advertising costs are expensed as incurred. The total advertising expense for the three months ended March 31, 2016 and 2015 was $1,045 and $2,022, respectively.

Recent Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, “Leases”, (“ASU 2016-02”). ASU 2016-02 increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Most significantly, the new guidance requires lessees to recognize operating leases with a term of more than 12 months as lease assets and lease liabilities. The adoption will require a modified retrospective approach at the beginning of the earliest period presented. The new standard is effective for the fiscal year beginning after December 15, 2018, with early adoption permitted. We are evaluating the impact of this standard on our financial statements.

In November 2015, the FASB issued ASU 2015-17, “Income Taxes” (“ASU 2015-17”).  ASU 2015-17 simplifies the presentation of deferred tax liabilities and assets requiring that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The new standard is effective for the fiscal year beginning after December 15, 2016, with early adoption permitted. We are currently evaluating the impact of this standard on our consolidated financial statements.

Aegis Identity Software, Inc.
Notes to Condensed Financial Statements

In May 2015, the FASB issued guidance about a customer’s accounting for fees paid in a cloud computing arrangement. If a cloud computing arrangement includes a software license, then the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. The guidance is effective for the fiscal year beginning after December 15, 2015 and may be applied on either a prospective or retrospective basis. We do not expect the adoption of this standard to have a material impact on our consolidated financial statements.

In November 2014, FASB issued ASU 2014-16, "Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share is More Akin to Debt or to Equity" ("ASU 2014-16"). ASU 2014-16 clarifies how current guidance should be interpreted in evaluating the economic characteristics and risks of a host contract in a hybrid financial instrument that is issued in the form of a share. Specifically, the amendment clarifies that an entity should consider all relevant terms and features, including the embedded derivative feature being evaluated for bifurcation, in evaluating the nature of a host contract. ASU 2014-16 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. ASU 2014-16 is not expected to have a material impact on our financial position, results of operations or cash flows.

In May 2014, the FASB issued ASU 2014-09 “Revenue from Contracts with Customers” (Topic 606) (“ASU 2014-09”). ASU 2014-09 is a comprehensive new revenue recognition model requiring a company to recognize revenue to depict the transfer of goods or services to a customer at an amount reflecting the consideration it expects to receive in exchange for those goods or services. In August 2015, the FASB issued ASU 2015-14, “Deferral of the Effective Date” (“ASU 2015-14”). ASU 2015-14 simply formalized a one-year deferral of the effective date of ASU 2014-09. In March 2016, the FASB issued ASU 2016-08 “Principal versus Agent Considerations – Reporting Revenue Gross versus Net” (“ASU 2016-08”), amending the principal-versus-agent implementation guidance set forth in ASU 2014-09. In April 2016, the FASB issued ASU 2016-10 “Identifying Performance Obligations and Licensing” (“ASU 2016-10”), which amends certain aspects of the guidance set forth in the FASB’s new revenue standard related to identifying performance obligations and licensing implementation. As a result of these four standards updates, the Company expects that it will apply the new revenue standard to annual and interim reporting periods beginning after December 15, 2017. In adopting ASU 2014-09, ASU 2015-14, ASU 2016-08, and ASU 2016-10, companies may use either a full retrospective or a modified retrospective approach. Management is evaluating the provisions of ASU 2014-09, ASU 2015-14, ASU 2016-08, and ASU 2016-10 and has not yet selected a transition method nor have they determined what impact the adoption of ASU 2014-09, ASU 2015-14, ASU 2016-08, and ASU 2016-10 will have on the Company's financial position or results of operations.

In August 2014, the FASB issued ASU No. 2014-15, "Disclosure of Uncertainties About an Entity's Ability to Continue as a Going Concern" ("ASU 2014-15"), which provides guidance on management's responsibility in evaluating whether there is substantial doubt about an entity's ability to continue as a going concern and to provide related footnote disclosures. ASU 2014-15 is effective for the annual period ending after December 15, 2016, and for annual and interim periods thereafter. The adoption of ASU 2014-15 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

In March 2015, the FASB issued ASU No. 2015-03, “Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs.” The amendments in this ASU require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this ASU. The amendments are effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Early adoption of the amendments is permitted for financial statements that have not been previously issued. The amendments should be applied on a retrospective basis, wherein the balance sheet of each individual period presented should be adjusted to reflect the period-specific effects of applying the new guidance. Upon transition, an entity is required to comply with the applicable disclosures for a change in an accounting principle.

Aegis Identity Software, Inc.
Notes to Condensed Financial Statements

During January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments — Overall: Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). The standard addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. This ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017. Early adoption is not permitted with the exception of certain provisions related to the presentation of other comprehensive income. The adoption of ASU 2016-01 is not expected to have a material impact on our financial position, results of operations or cash flows.

During February 2016, the FASB issued ASU No. 2016-02, “Leases” (“ASU 2016-02”). The standard requires lessees to recognize a lease liability and a lease asset for all leases, including operating leases, with a term greater than 12 months on its balance sheet. The update also expands the required quantitative and qualitative disclosures surrounding leases. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is currently evaluating the impact of the new standard.

In March 2016, the FASB issued ASU No. 2016-06, “Contingent Put and Call Option in Debt Instruments” (“ASU 2016-06”). ASU 2016-06 is intended to simplify the analysis of embedded derivatives for debt instruments that contain contingent put or call options. The amendments in ASU 2016-06 clarify that an entity is required to assess the embedded call or put options solely in accordance with the four-step decision sequence. Consequently, when a call (put) option is contingently exercisable, an entity does not have to initially assess whether the event that triggers the ability to exercise a call (put) option is related to interest rates or credit risks. The amendments in ASU 2016-06 take effect for public business entities for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The Company does not expect the adoption of ASU 2016–01 to have a significant impact on its financial statements.

In March 2016, FASB issued ASU No. 2016-09, “Improvements to Employee Share-based Payment Accounting” (“ASU 2016-09”). ASU 2016-09 simplifies several aspects of the accounting for employee share-based payment transactions for both public and nonpublic entities, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. ASU 2016-09 is effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted. The Company is currently evaluating the standard and the impact on its consolidated financial statements and footnote disclosures.

These disclosures include the nature of and reason for the change in accounting principle, the transition method, a description of the prior-period information that has been retrospectively adjusted, and the effect of the change on the financial statement line items (i.e., debt issuance cost asset and the debt liability). The Company has adopted ASU 2015-03 in these financial statements and it did not have a material impact on the Company’s financial position, results of operations and cash flows.

Management does not believe there would have been a material effect on the accompanying financial statements had any other recently issued, but not yet effective, accounting standards been adopted in the current period.

Aegis Identity Software, Inc.
Notes to Condensed Financial Statements

Liquidity and Business Risk

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.  At March 31, 2016 and December 31, 2015, the Company’s total stockholders’ deficit was $4,751,926 and $2,695,870, respectively. The net loss was $2,763,998 and $719,317 for the three months ended March 31, 2016 and 2015, respectively, and the Company used cash in our operations of $486,676 and $147,852 for the three months ended March 31, 2016 and 2015, respectively. Net cash used in operations has resulted principally from costs incurred in the continued development of the software and marketing efforts. The Company has funded its operations since inception through the use of cash obtained principally from the sale of equity securities and the placement of notes, some of which are convertible. To continue development, the Company will need to raise additional capital through debt and/or equity financing. However, additional capital may not be available on terms favorable to the Company and there can be no assurance that the Company will be successful in obtaining adequate additional financing. The Company is in the process of reducing its costs associated with delivery of services and taking steps to grow revenues through enhanced sales effectiveness, additional sales coverage, and new product offerings. The actual results of the Company indicate the existence of a material uncertainty of which may cast significant doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern.

Note 3. Fair Value Measurements

Current accounting guidelines defines fair value, establishes a framework for measuring fair value in accordance with ASC section 820, and requires certain disclosures for measuring fair values.

The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). Inputs are broadly defined as assumptions market participants would use in pricing an asset or liability. The three levels of the fair value hierarchy are described below:

Level 1:  Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. The types of financial instruments in Level 1 include listed equities and listed derivatives.

Level 2:  Inputs other than quoted prices within Level 1 that are observable for the asset or liability, either directly or indirectly, and fair value that is determined through the use of models or other valuation methodologies. Financial instruments in this category generally include corporate bonds and loans, less liquid and restricted equity securities, certain over-the-counter derivatives and redeemable investments in alternative investment funds. A significant adjustment to a Level 2 input could result in the Level 2 measurement becoming a Level 3 measurement.

Level 3:  Inputs that are unobservable for the asset or liability and that include situations where there is little, if any, market activity for the asset or liability. The inputs into the determination of fair value are based upon the best information in the circumstances and may require significant management judgment or estimation.

Aegis Identity Software, Inc.
Notes to Condensed Financial Statements

Note 4. Other Current Assets

Other current assets consist of the following at March 31, 2016 and December 31, 2015:

	March 31, 2016	December 31, 2015
Prepaid stock compensation	$361,071	$704,141
Other	50,602	16,432
	$411,673	$720,573

Note 5. Other Accrued Liabilities

Other accrued liabilities consist of the following at March 31, 2016 and December 31, 2015:

	March 31, 2016	December 31, 2015
Accrued wages and benefits	$879,463	$548,903
Accrued interest payable	256,505	276,264
Other	12,182	158,560
	$1,148,150	$983,727

Note 6. Notes Payable

Notes payable consist of the following at March 31, 2016 and December 31, 2015:

	March 31, 2016	December 31, 2015
Notes payable	$2,389,394	$1,898,152
Less discount	8,500	10,241

Notes payable, net of discount	2,380,894	1,887,911
Current portion of notes payable	1,500,903	958,531
Long term portion of notes payable	$879,991	$929,380

On October 31, 2012, the Company entered into a note payable with an individual which had an original principal balance of $100,000. The note accrues interest at 12% annually, to be paid on the maturity date. The original due date was June 30, 2014. Subsequent to June 30, 2014, the lender agreed to extend the due date of this note to June 2015. Subsequent to December 31, 2015, the lender agreed to further extend the due date of the note to March 4, 2016. The lender later agreed to convert the note to common stock, however, the principal amount of the note was not converted as of March 31, 2016.  The accrued interest of $46,113 was converted on March 7, 2016. The note is currently in default. The balance of this note at March 31, 2016 and December 31, 2015 was $100,000. Accrued interest on this note was $1,000 and $38,000 at March 31, 2016 and December 31, 2015, respectively.

Aegis Identity Software, Inc.
Notes to Condensed Financial Statements

On August 30, 2013, the Company entered into a Loan Agreement with a shareholder. The original balance of the loan was $100,000 at an interest rate of 5.25%. If the loan is not paid at its first maturity date the interest will be changed to the lenders bank’s prime plus 2%. The loan is secured by all the personal property of the Company. The loan agreement required the payment of an origination fee of $1,000 and a loan fee of $10,000 on February 3, 2014. The Company recorded these fees as a debt discount and amortized it over the term of the loan. The loan agreement requires the Company to meet certain covenants which require the approval of the lender prior to entering into certain transactions and maintaining certain operating activities of the business. This loan was originally due August 30, 2014. The parties extended the maturity date to September 5, 2015 with all other terms remaining the same. Subsequent to September 5, 2015, the parties agreed to extend the note and fee agreement to October 5, 2016. The balance of the note at March 31, 2016 and December 31, 2015 was $100,000. Accrued interest on this note was $438 and $2,188 at March 31, 2016 and December 31, 2015, respectively.

On April 4, 2013, the Company entered into a loan agreement with a less than 5% shareholder of the Company and an entity owned by the same shareholder. The original principal balance of the loan was $1,000,000 with a fixed interest rate of 4.5% for five years and then variable based on the rate at the outside third party financial institution. The loan is secured by all the personal property of the Company. The loan requires monthly payments of principal and interest in the amount of $6,494 with a final due date of April 4, 2033. The loan agreement required the payment of an origination fee of $10,000. This loan fee has been treated as a discount to the debt and is currently being amortized on a straight line basis over the term of the loan. The debt discount balance at March 31, 2016 and December 31, 2015 was $8,500 and $8,625, respectively. The fee agreement also requires the Company to pay the lender a fee of 1.25% of the outstanding loan balance quarterly during the term of this loan. This quarterly fee is recorded as interest expense when due. The lender, at its discretion, may convert the amount of this quarterly fee to common stock of the Company at $2.00 per share. The loan agreement requires the Company to meet certain covenants which require the approval of the lender prior to entering into certain transactions and maintaining certain operating activities of the business. The balance of this note, net of debt issuance costs, at March 31, 2016 and December 31, 2015 was $920,603 and $926,347, respectively. Accrued interest on this loan was $6,968 and $7,012 at March 31, 2016 and December 31, 2015, respectively. Also included in accrued interest is the unpaid lender fee which totaled $145,393 and $133,780 at March 31, 2016 and December 31, 2015, respectively. On February 12, 2016, the lender consented to a new loan agreement between the Company and Code Rebel and also consented to the potential merger with Code Rebel.

On July 18, 2013, the Company entered into a note payable with an entity owned by a shareholder. The original principal balance of the note was $40,000. The note accrues interest at 9.5% annually. The original due date of the note was October 19, 2013. Subsequent to December 31, 2015, the parties agreed to extend this note to December 31, 2016. The balance of this note at March 31, 2016 and December 31, 2015 and 2014 was $30,000. Accrued interest on this note was $9,330 and $7,679 at March 31, 2016 and December 31, 2015, respectively.

On April 2, 2014, the Company entered into a loan agreement with an entity primarily owned by a shareholder and current member of the Board of Directors. Simultaneously, the lender of this loan assigned all rights, title and interest to Cap-Star Holdings, I, LLC. The original principal balance of this loan was $500,000 with a due date of October 2, 2014. The loan accrues interest at 15% annually. The loan is personally guaranteed by a shareholder, founder and current Executive Chairman of the Board of Directors. The loan agreement required the Company to issue 250,000 share of common stock of the Company to the lender and warrants which allowed the lender to purchase 250,000 shares of common stock of the Company. The issuance of the common stock and the warrants have been accounted for as a debt discount and amortized fully as interest expense in 2014. The debt discount was calculated to be $324,759 on April 2, 2014. The total proceeds of the loan were allocated based on the relative fair value of each component of the transaction. The fair value of the note payable was $500,000, the fair value of the common stock was $500,000, and the fair value of the warrants was $426,609. The fair value of the warrants was determined by utilizing the Black-Scholes model. The original due date of October 2, 2014 was extended to October 2, 2015. On October 9, 2015, the parties agreed to extend the due date to April 2, 2016. The parties agreed to extend the loan to August 30, 2016. The balance of the loan at March 31, 2016 and December 31, 2015 was $400,000. Accrued interest on this loan was $1,665 and $1,973 at March 31, 2016 and December 31, 2015, respectively.

Aegis Identity Software, Inc.
Notes to Condensed Financial Statements

During 2015, the Company entered into a note payable with a financial institution for the purchase of vehicles. The note accrues interest at 2.99% annually and requires monthly payments of $652 with a final maturity date of July 2021. The balance of this note at March 31, 2016 and December 31, 2015 was $38,243 and $40,180, respectively. Accrued interest on this note was $250 at March 31, 2016 and December 31, 2015.

On December 18, 2015, the Company entered into a note payable with an individual which had an original principal balance of $57,000. The note accrues interest at 24% annually, to be paid on the maturity date. The original due date was May 18, 2016. During March 2016, the note was paid in full. The balance of this note at March 31, 2016 and December 31, 2015 was $-0- and $57,000, respectively. Accrued interest on this note was $-0- and $570 at March 31, 2016 and December 31, 2015, respectively.

During 2016, the Company entered into a short-term note payable with an individual which had an original principal balance of $120,000. The note accrues interest at 24% annually, to be paid on the upon the collection of certain accounts receivable. The balance of this note at March 31, 2016 and December 31, 2015 was $9,600 and $-0-, respectively. Accrued interest on this note was $192 and $-0- at March 31, 2016 and December 31, 2015, respectively.

In 2015, the Company entered into a note payable with an owner and officer which had an original principal balance of $36,000. The note is non-interest bearing. The note does include a handling fee of 1% payable monthly to be paid on the maturity date. The original due date was June 30, 2015. The lender agreed to extend the note to June 30, 2016. The parties agreed to extend the note to July 31, 2016. The balance of this note at March 31, 2016 and December 31, 2015 was $36,000. Accrued interest on this note was $2,160 and $1,080 at March 31, 2016 and December 31, 2015, respectively.

On November 18, 2015, the Company entered into two notes payable with an owner and officer which had a total original principal balance of $200,000. The note accrues interest at 12% annually, to be paid on the maturity date. The original due date was June 30, 2015. The lender agreed to an extension of the notes through June 30, 2016. The parties agreed to extend the notes to August 30, 2016. The loan agreement required the Company to issue 2,801 share of common stock of the Company to the lender and warrants which allowed the lender to purchase 2,801 shares of common stock of the Company. The issuance of the common stock and the warrants have been accounted for as a debt discount and are being amortized on a straight line basis over the term of the loan. The debt discount balance at March 31, 2016 and December 31, 2015 was $-0- and $1,616, respectively. The debt discount was calculated to be $4,308 on November 18, 2015. The total proceeds of the loan were allocated based on the relative fair value of each component of the transaction. The fair value of the note payable was $200,000, and the fair value of the warrants was $4,403. The fair value of the warrants was determined by utilizing the Black-Scholes model. The balance of this note, net of debt issuance discount, at March 31, 2016 and December 31, 2015 was $200,000 and $198,384, respectively. Accrued interest on this note was $9,910 and $6,000 at March 31, 2016 and December 31, 2015, respectively.

On January 14, 2016, the Company entered into an unsecured note payable to Code Rebel. Code Rebel and the Company were contemplating a merger. The merger discussions have been terminated. The original principal amount of the note payable was $500,000 and it bears interest at the rate of 9% per annum, compounded annually. The note payable is due on June 30, 2016.  The balance of the note at March 31, 2016 and December 31, 2015 was $500,000 and $-0-, respectively. Accrued interest on this note was $9,375 and $-0- at March 31, 2016 and December 31, 2015, respectively.

On February 25, 2016, the Company entered into a 9% Promissory Note (First Allonge) with Code Rebel in the amount of $46,448. The note was executed as part of the merger discussions. The merger discussions have been terminated. The note payable is due on June 30, 2016. The balance of the note at March 31, 2016 and December 31, 2015 was $46,448 and $-0-, respectively. Accrued interest on this note was $348 and $-0- at March 31, 2016 and December 31, 2015, respectively.

Aegis Identity Software, Inc.
Notes to Condensed Financial Statements

Future maturities of notes payable over the next five years are as follows:

For the year ended December 31,
2016 (remaining)	$1,442,495
2017	36,031
2018	37,829
2019	39,592
2020	41,437
Thereafter	792,010
Total	$2,389,394

Note 7. Convertible Notes Payable

Convertible notes payable consist of the following at March 31, 2016 and December 31, 2015:

	March 31, 2016	December 31, 2015
Convertible notes, net of discount	$825,000	$1,206,951
Current portion of convertible notes	825,000	1,206,951
Long term portion of convertible notes	$-	$-

In 2014, the Company issued $840,000 aggregate principal amount of convertible notes (collectively the “12% Convertible Notes”) with maturity dates originally ranging from March 15, 2015 to June 19, 2015. All the notes carry an interest rate of 12.0% and are entitled to convert to common stock at $4.00 per share. The total balance outstanding at March 31, 2016 and December 31, 2015 was $300,000. All of these convertible notes were treated as current as of March 31, 2016 and December 31, 2015. Accrued interest on these convertible notes was $10,192 and $18,750 at March 31, 2016 and December 31, 2015, respectively.

During the year ended December 31, 2015, several of the 12% Convertible Notes were extended, paid in full and converted. Two notes totaling $300,000 were extended to February 1, 2016. Subsequent to December 31, 2015, the lenders agreed to extend the notes to dates ranging from August 1, 2016 and September 1, 2016. A total of $42,500 was paid in full. The remaining $497,500 were converted to 124,375 shares of common stock. In some cases, the interest was also converted at the same rate as the convertible notes.

In 2015, the Company issued $638,500 aggregate principal amount of convertible notes with maturity dates originally ranging from July 2, 2015 to November 30, 2015. All the notes carry an interest rate of 12.0% and are entitled to convert to common stock at $4.00 per share. All of these convertible notes were treated as current as of December 31, 2015. The total balance outstanding at March 31, 2016 and December 31, 2015 was $525,000. Accrued interest on these convertible notes was $52,539 and $36,750 at March 31, 2016 and December 31, 2015, respectively.

During the year ended December 31, 2015, several of the 12% Convertible Notes were extended and converted. Two notes totaling $525,000 were extended to February 1, 2016. Subsequent to December 31, 2015, the lenders agreed to extend the notes to July 31, 2016. The remaining $113,500 were converted to 28,375 shares of common stock. In some cases, the interest was also converted at the same rate as the convertible notes.

Aegis Identity Software, Inc.
Notes to Condensed Financial Statements

On October 2, 2012, the Company entered into a loan agreement with a stockholder of the Company. An owner of the lender is also a member of the Board of Directors. The original principal amount of the loan was $381,951. The proceeds of the loan were used to repay another loan to an individual. The loan originally required payment of quarterly interest at an annual rate of 12% with the balance paid October 2, 2013. The loan requires the Company to obtain approval before obtaining additional financing outside of the normal course of business or a change of ownership greater than 10%. Upon default, the loan agreement provides for a perpetual license on the Company’s primary software (i.e. TridentHE) for use in the military defense market only. On October 2, 2013, the loan was extended to November 2, 2013 with no changes in terms except the due date. On May 9, 2014 another extension was signed. This extension granted the following: (1) extension of the payment of all amounts to November 2, 2014 with the three options to extend for 30 more days at the lender’s discretion; (2) the interest rate will be modified from the date of the last extended due date at 18%; (3) quarterly interest payments of $17,446 will be due each quarter at August 2, 2014 and November 4, 2014; (4) the Company will issue stock warrants providing for 2,500 shares to the lender for every full month after May 9, 2014 which the loan is still outstanding. The exercise price of the warrants will be $6.00 per share and they will have a 5 year life; and (5) the lender will have the right to convert the outstanding principal and interest balance to shares of the Company’s common stock, at the lender’s sole discretion, at $2.00 per share. This extension also required a payment of past due interest totaling $38,772 to the lender by the Company. The loan was extended again, by way of two of the 30 day options by the lender, to January 2, 2015. Subsequent to December 31, 2015, the Company agreed to convert the loan plus accrued interest to common stock. The requirements above cause the Company to consider Derivative Accounting for the extended terms, primarily because there is not a limit on the number of warrants that could be issued under this transaction. The Company has evaluated this accounting method and management and insiders would control the vote to increase the number of authorized shares which would allow the Company enough time to settle this issue with the lender. The Company evaluated this transaction as it relates to Debt Modification Accounting. The transaction was not significant and therefore the warrants are recorded as additional financing fees as they are granted on a monthly basis. On October 14, 2015, the lender agreed to extend this note to the earlier of February 1, 2016 or the first business day following an effective date of a registration statement on Form S-1 filed by the Company. On March 10, 2016, the Company agreed to convert the loan plus accrued interest to 203,091 shares of the Company’s common stock. The outstanding balance of this note at March 31, 2016 and December 31, 2015 was $ -0- and $381,951, respectively. Accrued interest on this loan was $ -0- and $13,939 at March 31, 2016 and December 31, 2015, respectively.

At March 31, 2016 and December 31, 2015 all convertible notes payable were considered current notes payable.

The Company evaluated the features of the convertible notes to ascertain if any embedded conversion features were required to be bifurcated and accounted for as a derivative. The Company evaluated whether the embedded feature met the definition of a derivative and determined that the conversion options does not as they do not meet the "net settlement" requirement. The underlying shares of the Company are those of a private company and are not considered readily convertible to cash, and therefore bifurcation is not required. The Company will continue to reevaluate these features.

Aegis Identity Software, Inc.
Notes to Condensed Financial Statements

Note 8. Commitments and Contingencies

The Company is obligated under a lease agreement for its primary office space. The lease provides for base rent payments plus other operating costs.

The Company also entered into a lease agreement with a related party for additional offices space. The lease term is 12 months commencing in November 2015.  The lease requires a base rent payment of $2,500 per month. The Company can increase the amount of space and related monthly base rent.

Minimum annual payments under a non-cancelable operating lease as of December 31, 2015 are as follows:

For the year ended December 31,
2016 (remaining)	$122,120
2017	135,361
2018	142,645
2019	149,929
Thereafter	63,735
$613,790

Rent expense for the three months ended March 31, 2016 and 2015 was $34,599 and $19,779, respectively.

In January 2016, two former employees retained legal counsel to represent them in a wage claim along with associated travel expenses regarding their employment with the Company. The Company believes it has recorded any potential liability related to this claim at March 31, 2016.

Note 9. Stock Option Plan

Effective October 1, 2011, the Company approved the Aegis Identity Software, Inc. Incentive Stock Option Plan (the "Plan"). The Plan provides for the issuance of up to 5,000,000 shares of common stock in the aggregate. The options generally vest yearly beginning one (1) year after the date of grant over a three (3) year period. The options have a ten-year contractual maturity. Granting of options under the Plan is at the discretion of the board of directors.

Option costs related to stock options recognized for the three months ended March 31, 2016 and 2015 amounted to $230,898 and $230,842, respectively, of which $230,898 and $217,449 has been included in general and administrative expenses for the three months ended March 31, 2016 and 2015, respectively, in the accompanying statements of operations.

In addition $ -0- and $13,393 has been capitalized as computer software development costs for the three months ended March 31, 2016 and 2015, respectively.

The Company has estimated the fair value of all stock option awards as of the date of grant by applying the Black-Scholes option pricing model. The weighted average assumptions used in determining the fair value of options granted and the weighted average grant date fair value of options granted during the three months ended March 31, 2016 and 2015 is as follows:

Aegis Identity Software, Inc.
Notes to Condensed Financial Statements

	2016	2015
Weighted-average range of risk-free interest rate	1.67 to 1.99%	2.11 to 2.26%
Weighted-average range of volatility	76.61 to 83.64%	81.00 to 82.02%
Dividend yield	-0-%	-0-%
Weighted-average range of expected life in years	3.5 to 6.0	6.0
Weighted-average range of grant date fair value	$$0.32	$0.35

Historical information for a selection of similar publicly traded companies was the primary basis for the expected volatility. Historical information and management expectations were the primary basis for the expected dividend yield. The expected lives of the options are based upon the simplified method. The risk-free interest rate was selected based upon yields of U.S. Treasury issues with a term equal to the expected life of the option being valued.

As of March 31, 2016, there was approximately $1,252,568 of unrecognized compensation cost, related to unamortized stock option compensation which is expected to be recognized over a weighted average period of 2.2 years. Total unrecognized compensation cost will be adjusted for future changes in estimated forfeitures. In addition, as future grants are made, additional compensation costs will be incurred. Exercise prices range from $0.60 to $2.00 per share as of March 31, 2016.

A summary of the Company's stock option activity and related information for the three months ended March 31, 2016 are as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted-Average Contractual Term in Years	Aggregate Intrinsic Value
Outstanding at January 1, 2016	3,148,750	$0.60 to $2.00	5 to 10	$0.40 to $1.40
Granted	-	$2.00	5 to 10
Expired	-

Outstanding, March 31, 2016	3,148,750	$0.60 to $2.00	5 to 10	$0.40 to $1.40
Vested and exercisable	1,591,042

Note 10. Warrants

In connection with the issuance of certain notes payable, the Company issued 250,000 warrants to purchase common stock to the respective note holders at a strike price of $2.00 per warrant and an expiration date of 10 years after issuance. The warrants are exercisable immediately and were accounted for as equity. Proceeds of $149,519 were allocated to these warrants based on the relative fair values of the warrants.

In connection with convertible note financing obtained during 2012, the Company issued warrants to a lender to purchase common stock at an exercise price of $2.00 per share. The warrants were a requirement of an extension agreement entered into on May 2, 2014. The Company is required to issue 2,500 warrants per month the note is outstanding. The warrants expire 10 years after their issuance. The number of shares to be issued are dependent on the number of shares into which the debt is converted (i.e. each warrant is exercisable for one share of common stock for each one share issued upon the conversion of the lender's note). For the three months ended March 31, 2016 and the year ended December 31, 2015, the Company issued 7,500 and 30,000 warrants, respectively, related to this agreement with an aggregate value of $24,750 and $55,858, respectively. The fair value of these warrants at their respective commitment dates were recorded as additional financing fees. The fair value of the warrants is estimated at each commitment date using the Black Scholes valuation model.

Aegis Identity Software, Inc.
Notes to Condensed Financial Statements

The assumptions used in computing the fair value of the warrants as of March 31, 2016 are as follows:
March 31, 2016
Fair value of common stock	$2.50
Conversion price	$2.00
Expected volatility	78.07%
Remaining term (years)	5.0
Risk-free rate	2.90%
Expected dividend yield	0.00%

In connection with certain consulting and professional service agreements entered into between 2011 and 2014, the Company issued the consultants 375,000 warrants to purchase common stock at an exercise price ranging from $0.60 to $2.00 per share. The total warrants vested at March 31, 2015 were 312,500. The warrants expire ranging from 5 to 10 years after their issuance. The fair value of the warrants is being amortized over the related service period of the agreement. For the three months ended March 31, 2016 and 2015, the Company expensed $ -0- as professional fees.

In connection with certain lending agreements between 2013 and 2014, the Company issued lenders 250,000 warrants to purchase common stock at an exercise price of $2.00 per share. The warrants were exercisable and fully vested immediately.

In connection with certain consulting and professional service agreements entered into during 2015, the Company issued the consultants 1,595,064 warrants to purchase common stock at an exercise price ranging from $2.00 to $4.00 per share. Of this total 647,532 were issued and vested to a shareholder and member of the board of directors. The total warrants vested at March 31, 2016 were 1,109,292. The warrants expire ranging from 5 to 10 years after their issuance. The fair value of the warrants is recorded as prepaid expense and being amortized over the related service period of the agreement. For the three months ended March 31, 2016 and 2015, the Company expensed $343,070 and $ -0-, respectively, as professional fees. As of March 31, 2016 and December 31, 2015, the Company recorded $ -0- and $980,664, respectively, as deferred offering costs related to these warrants. The Company also recorded $361,071 and $704,141, respectively, as prepaid stock compensation at March 31, 2016 and December 31, 2015.

As of March 31, 2016, there was approximately $1,607,704 of unrecognized expense, related to unamortized stock warrant expense which is expected to be recognized over a weighted average period of one year. Total unrecognized expense will be adjusted for future changes in estimated forfeitures. In addition, as future warrants are made, additional compensation costs will be incurred.

A summary of the activity related to these stock warrants for the three months ended March 31, 2016 are as follows:

Outstanding, January 1, 2016	2,470,064
Issued	-
Outstanding, March 31, 2016	2,470,064

Aegis Identity Software, Inc.
Notes to Condensed Financial Statements

The fair value of certain warrants is estimated at the end of each quarterly reporting period using the Black Scholes valuation model. The assumptions used in computing the fair value of the warrants as of March 31, 2016 and December 31, 2015 are as follows:

	March 31, 2016	December 31, 2015
Range of fair value of warrant	$0.68 to $1.44	$0.68 to $1.44
Range of conversion price	$0.60 to $2.00	$0.60 to $2.00
Range of expected volatility	78.07 to 87.0%	78.07 to 87.0%
Range of remaining term (years)	5.0 to 10.0	5.0 to 10.0
Range of risk-free rate	2.09 to 2.80%	2.09 to 2.80%
Expected dividend yield	$0.00%	0.00%

Historical information for a selection of similar publicly traded companies was the primary basis for the expected volatility. Historical information and management expectations were the primary basis for the expected dividend yield. The expected lives of the options are based upon the simplified method. The risk-free interest rate was selected based upon yields of U.S. Treasury issues with a term equal to the expected life of the option being valued.

Note 11. Preferred and Common Stock

Preferred Stock

The Company had 10,000,000 shares of Preferred Stock, par value $0.001, authorized for issuance, of which no shares of Preferred Stock were issued or outstanding.

Common Stock

The Company had 100,000,000 shares of Common Stock, par value $0.001, authorized for issuance, of which the Company had issued and outstanding shares totaling 4,826,460 and 4,600,313 as of March 31, 2016 and December 31, 2015, respectively.

Issuances during the three months ended March 31, 2015

The Company issued 3,750 shares of common stock for total as a cashless option exercise.  The Company also issued 1,250 for professional services provided.

Issuance during the three months ended March 31, 2016

The Company issued 226,147 shares of common stock for the conversion of notes payable and accrued interest with total proceeds of $452,295.

Aegis Identity Software, Inc.
Notes to Condensed Financial Statements

Note 12. Net Loss per Share

The Company utilizes FASB ASC 260, “Earnings per Share.” Basic earnings (loss) per share is computed by dividing earnings (loss) available to common stockholders by the weighted-average number of common shares outstanding. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include additional common shares available upon exercise of stock options and warrants using the treasury stock method, except for periods of operating loss for which no common share equivalents are included because their effect would be anti-dilutive. There were no shares of the Company's common stock outstanding subject to repurchase or forfeiture for the periods ended March 31, 2016 and 2015.

The Company has excluded all common stock equivalents from its calculation of diluted net loss per share because their effects would be anti-dilutive.

The following table sets forth the number of shares of common stock that have been excluded from diluted net loss per share because their effect was anti-dilutive. The potentially dilutive securities as of March 31, 2016 and 2015 are as follows:

	March 31, 2016	March 31, 2015
Options to purchase common shares	3,148,750	3,023,750
Outstanding warrants	2,829,765	1,279,701
Convertible notes payable	301,738	361,738
	6,280,253	4,665,189

Note 13. Retirement Benefit Plan

The Company sponsors a 401(k) retirement plan for its qualified employees, which was adopted and implemented in June 10, 2013. The plan provides for the statutory contributions by plan participants and an optional and discretionary matching of contributions by the Company. For the three months ended March 31, 2016 and 2015 the Company has elected not to match any employee contributions to the plan.

Note 14. Income Taxes

The Company is primarily subject to United States federal and Colorado state income tax.  The Company’s policy is to recognize interest and penalties related to income tax matters in income tax expense. As of March 31, 2016 and December 31, 2015, the Company had no accruals for interest or penalties related to income tax matters.

Note 15. Subsequent Events

On April 11, 2016, the Company executed a 9% Promissory Note (Second Allonge) with Code Rebel in the amount of $75,000. The loan will be discharged in the proposed merger. If the merger is not consummated, then the loan will be due on June 30, 2016, or upon the occurrence of certain other events.

Aegis Identity Software, Inc.
Notes to Condensed Financial Statements

On April 21, 2016, the Company executed a short-term 12% convertible promissory note in favor of Adelbert Olivas. The principal amount of the convertible promissory note was $25,000 and interest accrued at 12% per annum, however, that during any Event of Default under this note the interest rate shall increase to fifteen percent (15%) per annum. All or any portion of the outstanding principal amount of and accrued interest under this note may, at any time on or prior to the maturity date or until the business day prior to the Business Combination following the filing of the Company’s preliminary prospectus for use in its roadshow and in the Holder’s sole discretion, be converted into shares of common stock at a price equal to Two Dollars and Fifty Cents ($2.50) per share. As of June 30, 2016, the outstanding balance of this note was $25,000.

On April 22, 2016, the Company executed a short-term 12% convertible promissory note in favor of Thomas Cone. The principal amount of the convertible promissory note was $100,000 and interest accrued at 12% per annum, however, that during any Event of Default under this note the interest rate shall increase to fifteen percent (15%) per annum. All or any portion of the outstanding principal amount of and accrued interest under this note may, at any time on or prior to the maturity date or until the business day prior to the Business Combination following the filing of the Company’s preliminary prospectus for use in its roadshow and in the Holder’s sole discretion, be converted into shares of common stock at a price equal to Two Dollars and Fifty Cents ($2.50) per share.. As of June 30, 2016, the outstanding balance of this note was $100,000.

On May 16, the Company issued a purchase money promissory note to a key supplier with an original principal balance of $90,000. In the event of a default, the note is convertible into common stock. As of June 30, 2016, the outstanding balance of this note was $100,000.

On May 17, 2016, the Company terminated the merger agreement in accordance with Article VII of the merger agreement with Code Rebel as a result of certain recent events, including, without limitation: (i) the issuance by the U.S. Securities and Exchange Commission (the "SEC") on May 6, 2016 of an Order of Suspension of Trading (the "Order") suspending the public trading of Code Rebel common stock and questioning the accuracy of certain information included in the three most recent periodic reports that Code Rebel has filed with the SEC regarding its assets and financial condition; (ii) the filing of several class action lawsuits against Code Rebel (and the likelihood that several more will soon be filed); (iii) public allegations that have been made regarding Code Rebel; (iv) our understanding that Code Rebel is contemplating an imminent bankruptcy filing; (v) the likelihood that Code Rebel will not be able to fulfill its covenants under the Merger Agreement, including, without limitation, the holding of a meeting of its stockholders to approve the transactions contemplated by the Merger Agreement; and (vi) the refusal of certain potential investors to continue discussions with us regarding a potential financing transaction to the extent that we consummate the Merger, we believe that a CR Material Adverse Effect (as defined in the Merger Agreement) has occurred, that the ability of Code Rebel to consummate the Merger has been substantially compromised, and that there has been a material breach by Code Rebel of certain of its representations, warranties, covenants and agreements contained in the Merger Agreement. Nothing contained herein shall constitute a waiver by Aegis of any rights or claims it may have against Code Rebel arising out of the Merger Agreement or any other matter.

On May 20, 2016, the Company issued a short-term promissory note to an individual with an original principal balance of $25,000 and a fixed fee of $500 with a maturity date of June 30, 2016. This loan is currently in default; however, at this time a request for extension has been requested.

On May 27, 2016, the Company issued a promissory note to a group of investors with an aggregate principal balance of $50,000 with a 12% per annum interest rate and a maturity date of November 30, 2016. The arrangement provided for warrant coverage.

On June 24, 2016, the Company entered into a factoring arrangement with a secured promissory note with an original principal balance of $108,000 with a 12% per annum interest rate. The principal is being reduced by customer payments or accounts receivable. To date, approximately $31,000 of principal plus interest has been repaid.

As of July 7, 2016, there are a few notes payable in default, namely $100,000 with a maturity date of May 31, 2016, $25,500 with a maturity date of June 12, 2016, and $100,000 with a maturity date of May 31, 2016.

As of July 7, 2016, we have received note payable maturity date extensions for the following loans: (i) Neighborhood Services, Inc. through August 30, 2016, (ii) M. Ortiz $200,000 through August 15, 2016, and (iii) R. Lamvik through July 30, 2016.

2,000,000 Shares

Common Stock

PROSPECTUS

__________, 2016

Until __________, 2016, all dealers that effect transactions in these securities may be required to deliver a prospectus, regardless of whether they are participating in this offering.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting commissions, to be paid in connection with the sale of all 2,000,000 shares of common stock being registered, all of which we will pay. All amounts, other than the SEC registration fee, the Nasdaq Capital Market listing application fee and the FINRA filing fee are estimates.

SEC registration fee	$1,007
Nasdaq listing application fee	50,000
Printing expenses	10,000
FINRA filing fee	2,500
Legal fees and expenses	300,000
Accounting fees and expenses	100,000
Transfer agent fees	5,000
Miscellaneous	28,493
Total	$492,000	*

*	Assumes the maximum number of shares is sold in the offering. If the minimum number of shares is sold in the offering, the total expenses are estimated to be $462,000.

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides for, under certain circumstances, the indemnification of our officers, directors, employees and agents against liabilities that they may incur in such capacities. A summary of the circumstances in which such indemnification provided for is contained herein.

Item 15. Recent Sales of Unregistered Securities

The following discloses sales of unregistered securities by the Company within the last three years:

Common Stock Purchase Warrants Issued to Consultants and Advisors

The Company entered into a consulting agreement with M1 Advisors LLC on July 1, 2015 for business consulting and capital market advisory services in connection with this offering. The term of the consulting agreement is one year and the parties have the option to renew for additional one year terms. Under the agreement, we pay M1 Advisors $5,000 per month, as well travel expenses and certain limited document preparation expenses incurred by M1 Advisors in connection with its service to the Company. The Company also agreed to grant M1 Advisors a warrant to purchase 622,532 shares of the Company’s common stock. The warrant has a term of five years, with an exercise price of $2.00 per share, and is exercisable on a cashless basis. The warrant vests as follows: (i) 15% upon the completion of a pre-going public financing of at least $1,000,000, (ii) 15% upon the filing of this registration statement and (iii) 70% upon the completion of this offering with a minimum valuation of the Company of $50,000,000. Any unvested warrants revert to Newport Capital Bancorp, LLC on a fully-vested basis. John S. Vasquez, a director of the Company, is the Chairman and manager of Newport Capital Bancorp, LLC. The warrant is a restricted security and any shares issued upon exercise of the warrant will be restricted securities.

On July 1, 2015, the Company entered into a consulting agreement for business consulting and capital market advisory services with Newport Capital Bancorp, LLC, which replaced and terminated a Buy-Side Advisory Agreement, dated May 15, 2015, between the Company and National Community Development Fund I, LLC. No amounts were due under the Buy-Side Advisory Agreement. The term of the consulting agreement is one year and the parties have the option to renew for additional one year terms. Under the consulting agreement, the Company pays travel expenses and certain limited document preparation expenses incurred by Newport Capital Bancorp in connection with its service to the Company and issued Newport Capital Bancorp a warrant to purchase 647,532 shares of the Company’s common stock. The warrant has a term of ten years, with an exercise price of $2.00 per share, is exercisable on a cashless basis, and is fully vested. The warrant is a restricted security and any shares issued upon exercise of the warrant will be restricted securities.

The Company entered into an advisory consulting agreement with Strategic Universal Advisors, LLC on July 1, 2015. In exchange for acquisition identification and support, strategy and brand development and customer and investor introduction services, the Company agreed to pay Strategic Universal Advisors $5,500 per month. The Company also agreed to grant Strategic Universal Advisors a warrant to purchase 250,000 shares of the Company’s common stock. The warrant has a term of five years, with an exercise price of $4.00 per share, is exercisable on a cashless basis, and is fully vested. On September 25, 2015, the Company terminated this advisory consulting agreement and no further payments were made to Strategic Universal Advisors. The warrant is a restricted security and any shares issued upon exercise of the warrant will be restricted securities.

On May 27, 2016, the Company issued a promissory note to a small number of non-affiliated investors with an aggregate principal balance of $50,000 at a 12% per annum interest rate and a maturity date of November 30, 2016. The arrangement provided for warrant coverage.

Convertible Note Issuances

On October 2, 2012, the Company entered into a secured loan transaction with Veteran Engineering and Technology, LLC (“VET”) in the principal amount of $381,951 with interest initially accruing at the rate of 12% per year and later increased to 18% year, compounded monthly. Accrued interest is payable on a quarterly basis with a balloon payment of the principal and any accrued unpaid interest due on February 1, 2016 or the first business day immediately following the effective date of this registration statement, whichever occurs first. The loan requires the Company to obtain approval before obtaining additional financing outside of the normal course of business or a change of ownership of more than 10% of our common stock. The loan is guaranteed by a license agreement between the parties granting an exclusive, irrevocable, royalty free, worldwide license (limited to the department of defense market) to use TridentHE software including, without limitation, the right to manufacture, modify, sell, license, brand, create permitted modifications and take other actions subject to certain restrictions. This license only becomes activated and effective upon a material default by the Company or in the event an interest payment is not made within 30 days of when due. If the license is activated VET will have access to the source code of TridentHE and own any permitted modifications it makes to the software pursuant to the license. The value of the license was indeterminable at the time of the transaction so, if activated, the parties have agreed to use good faith efforts to determine a mutually agreeable valuation between 50% and 100% of the principal amount of the loan. On October 2, 2013, the loan was extended to November 2, 2013 with no changes in terms except the due date. On May 9, 2014 another extension was signed. This extension granted the following: (1) extension of the payment of all amounts to November 2, 2014 with the option to extend for 30 more days at the lender’s discretion; (2) the interest rate was increased to 18%; (3) quarterly interest payments of $17,446 were to be due each quarter at August 2, 2014 and November 4, 2014; (4) the Company was required to issue warrants to the lender for the purchase of 2,500 shares of our common stock for every full month after May 9, 2014 that the loan remains outstanding, with the warrants having an exercise price of $6.00 per share and a five-year term; and (5) the lender was given the right to convert the outstanding principal and interest balance to shares of the Company’s common stock, at the lender’s sole discretion, at $2.00 per share (until the closing of a negotiated equity transaction at a price greater than $2.00 per share). This extension also required a payment of past due interest totaling $38,772 to the lender. The loan was subsequently extended to January 2, 2015 and then further extended to the earlier of February 1, 2016 or the first business day following the effective date of a registration statement on Form S-1 filed by us. As of March 8, 2016, the original note was converted into 203,091 shares of common stock. Prior to this offering, VET beneficially owned 14.1% of the Company’s outstanding common stock and Craig Newmaker, a director of the Company, is Vice President and Chief Operating Officer of VET.

On May 17, 2013, the Company entered into a convertible note agreement with an individual. The original principal balance of this note was $75,000. However, the loan was increased by a lump sum interest requirement of $5,000 which made the total original balance $80,000. The note requires interest payments of $5,000 per month. The original due date of this loan was June 17, 2013 unless the lender exercised its option to convert the loan before that date. The loan also required collateral of certain accounts receivables from two customers. The lender, at his sole discretion, can convert this loan into common stock of the Company at $2.00 per share. Subsequent to December 31, 2014 the parties agreed to convert all the original principal balance of $75,000 plus accrued interest of $145,000 totaling $220,000 into 110,000 shares of the Company’s common stock at $2.00 per share. As of June 30, 2016, the outstanding balance of this loan was $0.

On July 8, 2013, the Company entered into a note payable to ABEET, LLC (“ABEET”), an entity owned by a director of the Company, Dr. Thomas Autobee. The note had an original principal balance totaling $20,000. The original due date of this note was January 8, 2014. The note accrues interest at 12% annually. On May 15, 2015, the parties agreed to extend this note to November 1, 2015. In September 2015, the Company entered into a letter agreement with ABEET for the conversion of $34,319.07 representing all principal and accrued interest due under promissory notes dated July 8, 2013 and November 15, 2013 into shares at a conversion price of $4.00 per share. In October 2015, the conversion was completed and the debt was retired. The balance of this note at December 31, 2015 and 2014 was $0 and $2,500, respectively. Accrued interest on this note was $0 and $300 at December 31, 2015 and 2014.

On September 13, 2013, the Company entered into a loan agreement with an individual stockholder to assist with the development, expansion and marketing of the Company’s primary software product. The original loan amount was $180,000. The loan agreement provides for collateral of all the personal property of the Company. The loan requires monthly principal payments of not less than $3,000 beginning October 13, 2013 with final payment due September 13, 2018. The loan requires a fee to be paid quarterly at an annual rate of 10%. This fee has been treated as interest expense, and the lender may elect, at the lender’s sole discretion, to receive Company common stock at a price of $2.00 per share in lieu of cash for payment of the quarterly fee. The loan agreement also required an initial loan fee of $18,000 which is equal to 10% of the original principal balance. The loan agreement further requires the Company to comply with certain covenants which require the approval of the lender prior to amending its charter or changing the nature of operations of the Company. As of June 30, 2016, the outstanding balance of this loan was $50,000.

In January 2013, the Company issued a convertible note payable to an individual with an original principal balance of $10,000. During 2014, the note holder elected to convert the note to common stock. As of June 30, 2016, the outstanding balance of this note was $0.

In 2014, the Company issued $840,000 aggregate principal amount of convertible notes with maturity dates originally ranging from March 15, 2015 to June 19, 2015. In 2015, the Company issued an additional $88,500 aggregate principal amount of convertible notes with maturity dates originally ranging from July 2, 2015 to July 30, 2015 (collectively, the “12% Convertible Notes”). All the notes carry an interest rate of 12.0% and are entitled to convert to common stock at $4.00 per share. Prior to June 30, 2015, $165,000 of the 12% Convertible Notes were converted into shares of common stock. The lenders elected to convert additional interest of $7,197 to common stock. A total of $17,500 was paid on principal before June 30, 2015. Subsequent to June 30, 2015, several of the 12% Convertible Notes were extended, paid in full and converted. A total of $746,000 of the 12% Convertible Notes were outstanding following June 30, 2015, of which $421,000 has been converted to shares of common stock, $25,000 has been paid on principal and $300,000 has been extended to the earlier of February 1, 2016 or the first business day following an effective date of a registration statement on Form S-1 filed by the Company. In some cases, the interest was also converted at the same rate as the convertible notes.

On April 21, 2016, the Company executed a short-term 12% convertible promissory note in favor of an accredited investor. The principal amount of the convertible promissory note was $25,000 and interest accrued at 12% per annum; however, that during any event of default under this note the interest rate will increase to 15% per annum. All or any portion of the outstanding principal amount of and accrued interest under this note may, at any time on or prior to the maturity date or until the business day prior to the filing of the Company’s preliminary prospectus for use in its road show and in the holder’s sole discretion, be converted into shares of the Company’s common stock at a price equal to $2.50 per share.

On April 22, 2016, the Company executed a short-term 12% convertible promissory note in favor of an accredited investor. The principal amount of the convertible promissory note was $100,000 and interest accrued at 12% per annum; however, that during any event of default under this note the interest rate will increase to 15% per annum. All or any portion of the outstanding principal amount of and accrued interest under this note may, at any time on or prior to the maturity date or until the business day prior to the filing of the Company’s preliminary prospectus for use in its road show and in the holder’s sole discretion, be converted into shares of the Company’s common stock at a price equal to $2.50 per share.

On May 16, 2016, the Company issued a purchase money promissory note to a key supplier with an original principal balance of $90,000. In the event of a default, the note is convertible into shares of the Company’s common stock. As of June 30, 2016, the outstanding balance of this note was $100,000.

2015 Private Placement

In 2015, the Company completed a private placement of 281,500 shares of our common stock to a small number of accredited investors for aggregate gross proceeds of $703,750. The proceeds of the financing are being used primarily for working capital and general corporate purposes.

Other Issuances

In September 2015, the Company entered into a letter agreement with ABEET, LLC, an entity owned by a director of the Company, for the conversion of $34,319.07 representing all principal and accrued interest due under promissory notes dated July 8, 2013 and November 15, 2013 into shares at a conversion price of $4.00 per share. In October 2015, the conversion was completed and the debt was retired.

On October 16, 2015, the Company entered into a letter agreement with an existing shareholder related to the conversion of the principal and all accrued interest due totaling $220,000 under a convertible promissory note held by him, dated May 17, 2013, into 110,000 shares of common stock. The conversion was completed on October 30, 2015.

On October 27, 2015, the Company entered into a loan transaction with an existing shareholder. The principal amount of the loan was $150,000 and the due date is January 27, 2016. The interest rate is 12% per annum. A warrant to purchase 2,101 shares of common stock at an exercise price of $2.50 per share with a term of five years was granted in connection with this loan transaction.

In November 2015, the Company entered into a letter agreement with J. Ralph Armijo, the Chairman of the Board of Directors of the Company, in order for the principal and accrued interest due pursuant to a promissory note entered into with Mr. Armijo on November 30, 2011, as amended, be applied toward the exercise of one of his incentive stock option grants. The total amount due under the note was $55,055. This amount was applied to the purchase price for the exercise of the option to purchase 80,964 shares of common stock. The transaction was completed and the note was retired in November 2015.

For each of the above transactions exempt from the registration requirements under Section 4(a)(2) of the Securities Act of 1933. For each such sale, no advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of ours or our executive officers, and transfer was restricted by us in accordance with the requirements of the Securities Act. Each of such persons represented to us that they were accredited or sophisticated investors, that they had been given access to the information they requested to make their investment decision, that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Accordingly, we believe that the issuances of the securities listed above were exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits

The exhibits listed in the following Exhibit Index are filed as part of this Registration Statement.

Exhibit Number	Description

1.1*	Form of Underwriting Agreement.
1.2*	Form of Underwriter Warrant (included in Underwriting Agreement filed as Exhibit 1.1).
3.1	Certificate of Incorporation of the Company.
3.2	Bylaws of the Company.
4.1	Specimen Common Stock Certificate.
5.1*	Opinion of Olshan Frome Wolosky LLP, as to the legality of the common stock.
10.1	Employment Agreement between the Company and Robert Lamvik.
10.2	Employment Agreement between the Company and Hadley Evans, Jr.
10.3	Aegis Identity Software, Inc. Incentive Stock Option Plan.
10.4	Loan Agreement with Veteran Engineering & Technology, LLC.
10.5	Loan Agreement with National Community Development Fund I, LLC.
10.6	Form of Escrow Deposit Agreement for offering.
10.7	Form of Subscription Agreement for offering.
10.8	Form of Software License Agreement.
10.9	Form of Support Services and Maintenance Agreement.
10.10	Form of Professional Services Agreement.
10.11	Englewood, Colorado Office Lease, as amended.
10.12	Promissory Note Payable to Robert Lamvik.
10.13	Promissory Note Payable to Neighborhood Services, Inc.
10.14	Promissory Note Payable to ABEET, LLC.
10.15	Letter Agreement with ABEET, LLC.
10.16	Agreement with Aegis Business Group, Inc.
10.17	Advisor Agreement with John Vasquez, as amended.
10.18	Consulting Agreement with Newport Capital Bancorp, LLC.
10.19	Subscription Agreement with Newport Capital Bancorp, LLC.
10.20	Letter Agreement with Newport Capital Bancorp, LLC.
10.21	Promissory Note Payable to J. Ralph Armijo.
10.22	Letter Agreement with J. Ralph Armijo.
14.1	Code of Ethics and Business Conduct.
14.2	Code of Ethics for the CEO and Senior Financial Officers.
21.1	Subsidiaries of the Company.
23.1*	Consent of Olshan Frome Wolosky LLP (included in the opinion filed as Exhibit 5.1).
23.2	Consent of RRBB Accountants & Advisors.
24.1	Power of Attorney (contained on signature page).

*	To be filed by amendment.
(b)	Financial Statement Schedules
None.

Item 17. Undertakings

1. The undersigned registrant hereby undertakes:

a. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

b. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

d. For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
e. To provide to the placement agent at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the placement agent to permit prompt delivery to each purchaser.

f. That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

g. That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on the 12th day of July 2016.

AEGIS IDENTITY SOFTWARE, INC.

By:	/s/ Robert Lamvik
Robert Lamvik
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Aegis Identity Software, Inc., hereby severally constitute and appoint J. Ralph Armijo and Robert Lamvik, and each of them (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. Ralph Armijo
J. Ralph Armijo	Chairman of the Board	July 12, 2016

/s/ Robert Lamvik
Robert Lamvik	President, Chief Executive Officer and Director (principal executive officer)	July 12, 2016

/s/ Hadley Evans, Jr.
Hadley Evans, Jr.	Chief Financial Officer and Treasurer (principal financial and accounting officer)	July 12, 2016

/s/ Thomas Autobee
Thomas Autobee	Director	July 12, 2016

/s/ Graham Forman
Graham Forman	Director	July 12, 2016

/s/ Craig Newmaker
Craig Newmaker	Director	July 12, 2016

/s/ Sanjeevan Ratnathicam
Sanjeevan Ratnathicam	Director	July 12, 2016

/s/ John S. Vasquez
John S. Vasquez	Director	July 12, 2016